Exhibit 1

St.George Bank Limited
and its Controlled Entities
ABN 92 055 513 070

ANNUAL REPORT

for the year ended

30 SEPTEMBER 2007

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

TABLE OF CONTENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

		PAGE
TABLE OF CONTENTS		NUMBER

Chairman’s letter		3

Acting CEO’s letter		4

Shareholder friendly financials		6

Board of Directors		10

Corporate Governance Statement		14

Risk Management		21

5 Year Financial Summary		23

Directors’ Report		24

Lead Auditor’s Independence Declaration		52

Income Statements		53

Balance Sheets		54

Statements of Recognised Income and Expense		55

Statements of Cash Flows		56

Notes to the Financial Statements
1	Summary of significant accounting policies	59
2	Interest	72
3	Other income	73
4	Bad and doubtful debts	73
5	Operating expenses	74
6	Income tax expense	75
7	Significant items	77
8	Discontinued operation	78
9	Dividends provided for or paid	79
10	Earnings per share	80

Asset Notes
11	Cash and liquid assets	81
12	Receivables due from other financial institutions	81
13	Assets at fair value through the income statement	81
14	Available for sale investments	82
15	Loans and other receivables	83
16	Provisions for impairment	84
17	Impaired financial assets	85
18	Concentration of credit risk	86
19	Investments in controlled entities	88
20	Property, plant and equipment	90
21	Intangible assets	91
22	Deferred tax assets/liabilities	93
23	Other assets	93

Liability Notes
24	Deposits and other borrowings	94
25	Payables due to other financial institutions	94
26	Liabilities at fair value through the income statement	95
27	Provision for dividends	95
28	Other provisions	95
29	Bonds and notes	96
30	Loan capital	97
31	Bills payable and other liabilities	97

Shareholders’ Equity Notes
32	Share capital	98
33	Reserves	99
34	Retained profits	100
35	Equity attributable to minority interests	100

Other Notes
36	Remuneration of auditors	101
37	Share and option plans	102
38	Average balances and related interest	108
39	Segmental results	110
40	Deed of cross guarantee	113
41	Commitments	115
42	Contingent liabilities, assets and commitments	116
43	Liability for defined benefit fund obligation	117
44	Financial risk management	118
45	Interest rate risk	120
46	Derivatives	123
47	Fair values of financial instruments	126
48	Related parties	127
49	Events subsequent to balance date	134

Directors’ Declaration		135

Independent Audit Report		136

Supplementary Information
	Capital Adequacy	137
	Information regarding shareholding	139

Contact details		151

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

CHAIRMAN’S LETTER

FOR THE YEAR ENDED 30 SEPTEMBER 2007

I am delighted to report another record full-year result for the Group. Our cash profit after tax increased 13.1% to reach $1,160 million – reinforcing the strength of St.George’s strategy and unique culture.

Over the past five years, St.George Bank has pursued a consistent strategy of growing organically, investing in its business and focusing on our most important assets: our people and customers. The Group’s outstanding performance over the past year demonstrates yet again how successful this approach has been. It has also enabled us to deliver excellent returns for shareholders.

Earnings per share (EPS) increased 11.8% to 218.9 cents for the year to 30 September 2007. The Directors were pleased to declare a fully-franked final dividend of 86 cents, taking the full-year dividend to 168 cents – an increase of 11.3% compared to last year.

Our capital remains within our agreed targets and we have an active program in place to drive our continued growth.

Highlights for the year

•                  Revenue up 10.8% to $3,272 million.

•                  Return on equity further improved to 23.2%.

•                  Expense-to-income ratio down from 44.0% to 42.5%.

•                  Total assets up 17.6% to $125.8 billion.

St.George has a solid track record of delivering on its earnings guidance and has forecast 10% growth in EPS for 2008.  This assumes a reasonably sound economic environment, especially in New South Wales.  We expect NSW to continue to strengthen in the year ahead as the effects from the drought, high house prices and population movements to other states decline.

The turnaround in NSW can be seen in the June National Accounts that showed the state grew by 4.3% in the year to June 2007, which was only slightly below a strong national average of 5.3% for the year.  The same data showed the exceptional strength of Queensland and Western Australia, where St.George is actively investing in growth with new branches and other initiatives.

On behalf of the Directors, I would like to take this opportunity to thank the management team and all our staff for delivering another exceptional result.  We are particularly grateful to outgoing Managing Director, Mrs Gail Kelly for her outstanding contribution over the past five years and wish her the very best in her new role.  The organic strategy she put in place has been fully embraced by the Group Executive and will remain central to the Bank’s approach as it implements new three and five year strategic plans that were approved by the Board in mid-2007.

John M Thame

Chairman

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

ACTING CEO’S LETTER

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Many companies now talk about their commitment to their people, customers and the community. At St.George, we’ve been focussed on this for decades and the results can be seen in our continued growth.

Since 2002, St.George has pursued a low-risk, organic growth strategy that focuses on forming strong customer relationships, building our internal culture and making our operations as efficient as possible. This has enabled us to continue to grow earnings per share by more than 10% each year for the last seven years and is captured in the simple formula:

engaged people + great customer experience = superior financial results

At the same time, we have recognised that as Australia’s fifth largest bank with a traditional strength in New South Wales, the Australian Capital Territory and South Australia, we have plenty of room to grow nationally.

The Group capitalised on this opportunity this year by opening a total of nine new branches in Queensland and Western Australia, many of which include business banking centres. We also extended our national ATM network by over 20%, from 890 machines to 1,085 through a joint venture with BP Australia.

The St.George you see today is highly profitable and diversified in both its geographical and business mix.  We are growing strongly, have excellent asset quality, enjoy broad exposure to the wealth management market and are continuing to invest for future expansion.

Financial results

For the full year to 30 September 2007, our net cash profit rose 13.1% to 1,160 million. We delivered a total return to shareholders of 22.6%, made up of 168 cents in dividends and a 17.0% increase in the value of St.George Bank shares over the year.

A highlight of this year’s result is a 10.8% increase in revenue to $3,272 million. This was gained from a wide diversity of largely recurring sources.  This growth reflects our continue investment in the Group.  Over the same period our operating expenses only increased by 7%, further enhancing our expense-to-income ratio, which is 42.5% and lower than all our major competitors’.

Our growth in earnings was provided by all parts of the Group and underpinned by growing business volumes in our key areas of home loans, retail deposits and middle market receivables.  Pleasingly, we increased market share in the middle market and the NSW home loan market.  The outstanding performance of Asgard and Margin Lending drove growth in our wealth business.

St.George also maintains excellent credit quality and has experienced minimal impact from the volatility in international credit markets. We have no exposure to the sub-prime lending problems in the United States or to hedge funds. Our bad and doubtful debts represent only 0.2% of average gross receivables and we have deliberately increased our liquidity in response to market conditions.  In fact, we believe the crisis has highlighted the exceptional quality of Australia’s financial system generally.

Strategy overview

Home lending

Our residential lending portfolio grew 10.4% to $69.2 billion, boosted by a strong second half, which will give us momentum moving into the next financial year. As noted by the Chairman, the NSW economy is starting to show signs of improvement after lacklustre performance in the past few years. We have also completed significant product development to maintain margins and achieve growth. This included launching the Advantage Package, which bundles loans, deposits and credit cards; the no-monthly-fee Basic Home Loan; and the Quick Start Home Loan for first-home buyers.  Overall, we increased our market share in NSW.

Deposits

Deposits grew to $47.8 billion, a solid increase of 10.9% on last year in a very competitive area of the market.  Overall, our market share is 8.2%.  Of particular note are our transaction account balances, which increased by 14.8% and represent a valuable source of funding for the Bank.  Retail deposits growth was particularly strong, representing 53.8% of our total funding requirements. Our approach remains to focus on profitable growth in deposits by managing our product mix and through innovation.

Business banking

Receivables in this middle market segment grew 26.5% to $24.1 billion during the year. This was more than double system growth – a rate we expect to achieve again in 2008 – and saw St.George increase market share.

We were delighted to be named Business Bank of the Year in the Australian Banking & Finance magazine awards and to continue seeing industry-leading levels of customer satisfaction in key surveys. These results reflect the success of our high-touch customer relationship model and Best Business Bank continuous improvement program, both of which are delivering sustainable growth.

Wealth management

It’s been another year of strong growth for the Wealth Management division in an environment of strong market returns and superannuation inflows.  Managed funds grew 26.7% to $49.7 billion, largely due to the performance of Asgard’s administration platforms.

Asgard’s share of the funds-under-administration market has increased to 10% and its expansion exceeded system growth of 27% in the year to June 2007. Wealth management is now a significant contributor to the Group’s overall pre-tax earnings, providing 12% in the year to 30 September, compared with 7% in 2002.

Supporting our people

Key St.George differentiators are our supportive team-based culture and exceptional customer service. Great people and great service go hand in hand so it is critical to ensure we recruit the right people and retain them in the right roles.  We pride ourselves on the diversity and depth of talent across the organisation.

To more effectively manage our recruitment needs, we brought most of our recruitment in-house in mid-2006. We now make about 60% of appointments directly. We have also developed a distinct Employment Value Proposition and launched some truly innovative programs to meet the needs of different groups within our workforce. In a global first, we introduced grandparental leave. We also provided staff with the opportunity to work for four years then take a fifth year off with pay, in addition to allowing staff to acquire further annual leave from four to 10 weeks.

These and earlier measures have produced remarkable results. Staff turnover fell by 15% between 2001 and 2007 and staff satisfaction has improved from 48% in 2002 to 75% in 2007.  These are both industry-leading scores.

We are pleased that our initiatives have been externally recognised this year through a number of awards. These include the overall Gold Award in the Australian Chamber of Commerce & Industry/Business Council of Australia National Work and Family Awards, Best In-house Recruitment Team in the Fairfax Employment Marketing Awards, and Employer of Choice and Innovation in Recruitment and Retention in the Australian HR Awards.

Community contribution

The St.George Foundation was established in 1990 to support the rights, dignity and pursuit of excellence of Australian children.  In the year to 31 May 2007, it provided $1.4 million to over 90 charities across Australia – bringing its total donations to more than $11 million.

This is in addition to a wide variety of community sponsorship, volunteering and other support that St.George and its people give each year. We are also providing financial assistance to help staff buy suitable home appliances, rainwater tanks and annual travel passes to help the environment, and paid volunteer leave for people who support local charities.

Operational refinement

A major change during the year was the creation of a Group Technology and Operations (GTO) division to better align our operations to customers and increase efficiency. Established in April 2007, GTO combines all technology, operations, property and procurement functions for the first time.  This major initiative will enable St.George to go to market even faster with new products and competitive campaigns.

Looking ahead

St.George is performing strongly and is well positioned to sustain performance into the future.  The strength of our strategy is a balance between optimising performance in the prevailing conditions and pursuing growth opportunities.  In the coming year, we will be seeking to build on our momentum across the business while remaining conscious of the key role we play in ensuring prosperity and security for our customers, investors, employees and the community.

Paul Fegan
Acting CEO

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

SHAREHOLDER FRIENDLY FINANCIALS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

As in previous years, to assist shareholders’ understanding of the Group’s financial results, the following explanations and tables have been provided.

Key Accounting Policies:

(i) Profitability:

a)              Goodwill is subject to annual impairment testing to confirm that the carrying value of goodwill is appropriate.

b)             Share based compensation – The Group is required to expense the value of options and shares offered to staff after 7 November 2002 under its various incentive compensation plans.  The value of these options and shares is charged evenly to the income statement over the applicable vesting period which is generally between two to three years.  An expense of $12 million has been recognised in the 30 September 2007 year.

c)              Derivatives and certain financial instruments are required to be recognised at their fair value. The fair value of these instruments changes in accordance with movements in interest rates, credit ratings and also foreign currency exchange rates where derivatives relate to overseas borrowings.  These derivative contracts are entered into by the Group to protect the Group’s earnings from volatility.  Where derivatives do not satisfy strict hedge accounting rules, the fair value movement is recognised in the income statement.  This may lead to more volatility in earnings.  A $13 million gain was recognised in other income in respect of fair value movements in derivatives and certain financial instruments that did not satisfy strict hedge accounting rules.  This volatile item is excluded when calculating the Group’s “cash earnings per share” performance measure as the volatility cannot be directly controlled by management.

d)             Bad and doubtful debts – Comprise specific provisions and collective provisions. A collective provision is only raised where there is evidence of deterioration in the credit quality of a group of loans, such as a deterioration in economic conditions.  A specific provision is raised where following a review of a loan facility, there is objective evidence that the loan is impaired.

(ii) Classification of income:

a)                                      Bill acceptance fee income is included in net interest income.

b)                                     Securitisation fee income is included in net interest income.

c)                                      Loan fee income and origination costs – upfront loan fees are netted against the loan balance and recognised as interest income over the estimated life of the loan.  Upfront fees paid to mortgage brokers are recognised on the same basis.

(iii) Balance sheet

a)                                      Consolidation – The Bank securitises or assigns some of its residential mortgages to trusts on a periodical basis.  Securitisation represents an important source of funding for the Bank.  Trusts holding securitised loans and certain other entities are required to be consolidated on to the Group’s balance sheet.

b)                                     Depositary Capital Securities (DCS) – The DCS were classified as debt and disclosed as “Liabilities at Fair Value through the Income Statement” in the balance sheet.  Distributions on the DCS were classified as interest expense.  The DCS were redeemed in June 2007.

c)                                      Preferred Resetting Yield Marketable Equity Securities (PRYMES) – PRYMES were classified as “Bonds and Notes”.  The PRYMES were converted into ordinary shares in February 2006.  Distributions on the PRYMES were classified as interest expense.

d)                                     Converting Preference Shares (CPS) – CPS are classified as debt and included in “Loan Capital” in the balance sheet.  Distributions of the CPS are classified as interest expense.

e)                                      Trading securities – Trading securities are classified as “Assets at Fair Value through the Income Statement”.

f)                                        Available for sale investments comprises investment securities and equity investments. Assets held by entities involved in customer asset securitisations consolidated by the Group are recognised as available for sale investments.  These entities are not involved in the securitisation of the Bank’s residential loans, which are disclosed as part of loans and other receivables.

Group Profitability Summary

The following summary has been prepared on a cash basis.  Cash profit is a definition of profit used by St.George when reporting its financial results to the media and the Australian Securities Exchange.  Cash profit normalises St.George’s profit result by excluding items that are volatile or not within the control of management.  On this basis, Cash profit excludes significant items, volatility arising from hedging and non-trading derivatives and goodwill impairment.  Cash profit is determined after dividends paid on preference share capital.

For the year ended 30 September:

	2007	2006
	$M	$M
Operating income
Net interest income	2,193	2,015
Other income	1,079	939
Total operating income	3,272	2,954

Operating expenses	1,390	1,299

Bad and doubtful debts
- collective provision	23	23
- specific provision	155	121

Profit before income tax	1,704	1,511

Income tax expense	515	466

Profit after income tax	1,189	1,045

Minority interests profit/(loss)	2	(1)

Profit after income tax and minority interests	1,187	1,046

Preference dividends	27	20

Profit available to ordinary shareholders	1,160	1,026

Net interest income

Net interest income – comprises interest income earned on lending, including securitised loans, bill acceptances, investment securities and trading securities classified as “Assets at Fair Value through the Income Statement”.

Interest income also includes certain upfront loan origination fee income net of fees paid for broker introduced loans.

Interest expense is recognised on deposits and other borrowings, loan capital, Depositary Capital Securities, PRYMES and CPS.

Net interest income grew by 8.8% during the year to $2,193 million (2006: $2,015 million) reflecting 14% growth in average interest earning assets.  This growth was partially offset by a 10 basis point decrease in the net interest margin.

Other income

For the year ended 30 September

	2007	2006
	$M	$M

Financial markets income	103	70
Product fees and commissions	596	537
Managed funds	296	254
Other	84	78
Other income before significant items	1,079	939

Other income before significant items and volatility from hedging and non-trading derivatives was $1,079 million, an increase of 14.9% compared to last year.  This increase reflects strong growth in managed funds, growth in customer transaction accounts, increased financial markets income and revised product fee structures introduced in the second half of 2006 to align with the market.

Operating expenses

The Group’s operating expenses before significant items were $1,390 million (2006: $1,299 million), an increase of 7.0%.

For the year ended 30 September

	2007	2006
	$M	$M

Staff expenses	808	738
Computer and equipment expenses	147	150
Occupancy expenses	154	142
Administration and other expenses	281	269
Total operating expenses before goodwill impairment and significant items	1,390	1,299

These results reflect tight cost control, together with disciplined investment in future growth by increasing staff in customer facing functions.

Staff costs before significant items are mainly comprised of salaries and wages, superannuation, payroll tax and share based compensation expense.  Staff costs increased by 9.5% to $808 million compared to last year.  This increase reflects an average salary and wage increase of 4%, effective 1 October 2006 and increased staff numbers to drive business growth.

Bad and doubtful debts

Bad and doubtful debts expense (net of recoveries) for the 2007 year was $178 million.  This includes a collective provision charge of $23 million (2006: $23 million) and a specific provisioning charge of $155 million (2006: $121 million).  The increase in the specific provisioning charge primarily reflects growth in lending assets and consumer spending behaviour.

Significant items

Significant items are income and expense items that have an unusual impact on the Group’s results due to their size or nature.  They are generally of a non-recurring nature and are separately identified to help readers assess the Group’s underlying results.  There were no significant items during the year.  Details of significant items recognised in the 30 September 2006 year that have been excluded from the Group’s Cash profit result are as follows:

	2007	2006
	$M	$M
Significant items income
Profit on sale of land and buildings	—	41
Total significant item gain	—	41

Significant items expense
Intangible assets impairment	—	32
Loss from discontinued operation	—	9
Minority interest applicable to discontinued operation	—	(3)
Restructure costs	—	16
Total significant items expense	—	54

Net significant items loss before tax	—	(13)

Income tax benefit on significant items
Income tax benefit on profit on sale of land and buildings	—	(10)
Income tax benefit on intangible assets impairment	—	(10)
Income tax benefit on restructure costs	—	(5)
Total income tax benefit on significant items	—	(25)

Net significant items income after tax	—	12

Dividends

A final dividend of 86 cents (2006: 77 cents) has been declared by Directors.  This increase is in line with the Group’s growth in Cash Earnings per share.

	2007	2006
Cents per share

Interim dividend	82	74
Final dividend	86	77
Total dividends	168	151

Ratio analysis

Ratios are a useful aid in understanding the Bank’s financial performance.  Each of the following three ratios are calculated on a cash basis.

Earnings per ordinary share (EPS)

EPS shows an ordinary shareholder’s entitlement to current profits on a per share basis.  EPS does not necessarily equal the dividend per share, as not all profits are paid out as dividends and some dividends can be paid out of prior year profits.  EPS is calculated by dividing the relevant profit figure by the weighted average number of ordinary shares.

	2007	2006

Cash profit ($M)	1,160	1,026
Divided by: Weighted average number of ordinary shares (millions)	529.917	524.281
Equals:
Cash Earnings per share (cents)	218.9	195.8

Return on ordinary equity (ROOE)

The ROOE shows profit as a percentage of ordinary equity.  The improved profitability of the current year is reflected in our ROOE, as shown in the table below.

	2007	2006

Cash profit ($M)	1,160	1,026
Divided by: Average ordinary equity ($M)	5,001	4,479
Equals:
Cash ROOE (%)	23.2	22.9

Expense to income ratio

The expense to income ratio is calculated by dividing operating expenses by operating income.  This ratio measures the efficiency of our operations.  It demonstrates the amount of expenses we incur in generating our income.  A lower ratio means we are more efficient.  This year the ratio has decreased to 42.5% (2006: 44.0%), reflecting our commitment to both cost containment and revenue growth and improving shareholder value.

	2007	2006

Operating expenses ($M)	1,390	1,299
Divided by: Operating income ($M)	3,272	2,954
Equals cost to income ratio (%)	42.5	44.0

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

BOARD OF DIRECTORS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

JOHN MICHAEL THAME
AAIB FCPA

Chairman

John Thame, aged 65, was appointed to the Board in February 1997, having been the Managing Director of Advance Bank Australia Limited from October 1986 to January 1997. His career with Advance spanned 26 years. He was appointed Deputy Chairman in September 2004 and Chairman in December 2004. Mr Thame is a Director of Reckon Limited, Abacus Property Group and The Village Building Co Limited (Group). Mr Thame was also a Director of Permanent Trustee Company Limited from 1997 to 2003, Chairman of The Trust Company of Australia Limited from 2002 to 2003 and a Director of AWB Limited from 1999 to 2005. He is a member of the Bank’s Board Risk Management Committee and is Chairman of St.George Life Limited and St.George Insurance Australia Pty Limited.

TERRY JAMES DAVIS

Terry Davis, aged 49, is currently the Chief Executive and Managing Director of Coca-Cola Amatil Limited. He was appointed to this role in 2001 and prior to this was with the Foster’s Brewing Group in various positions, including Managing Director of Beringer Blass Wine Estates, the wine division of Foster’s. Between 1987 and 1997, he was with the Cellarmaster Wines Group as Managing Director. He joined the St.George Board on 17 December 2004. He is currently a member of the University of New South Wales Council. Mr Davis is Chairman of the Bank’s Board Nomination and Remuneration Committee.

LINDA BARDO NICHOLLS

AO BA (Econ) MBA (Harvard) FAICD

Linda Nicholls, aged 59, was appointed to the Board in August 2002. She is Deputy Chairman of Healthscope Limited and a Director of Sigma Pharmaceutical Group and Insurance Manufacturers of Australia. Mrs Nicholls was a Director of Australian Postal Corporation from 1989 to 2006 and was its Chairman from 1997 to 2006. She was a Director of Perpetual Trustees Australia Limited from 1996 to 2005. Mrs Nicholls has over 25 years experience as a senior executive and company Director in banking, insurance and funds management in Australia, New Zealand and the United States. She is Chairman of the Bank’s Board Risk Management Committee.

RICHARD ANTHONY FOUNTAYNE ENGLAND

FCA MAICD

Richard England, aged 57, is a professional company Director and chartered accountant. He joined the St.George Board in September 2004. Mr England is currently Chairman of Ruralco Holdings Limited and KH Foods Limited and is a Director of Choiseul Investments Limited and Healthscope Limited. He has over 30 years experience in insolvency and management advisory work and is a former partner of Ernst & Young. Mr England was also Chairman of GroPep Limited from 1998 to 2006, a Director of Peter Lehmann Wines Limited from 1998 to 2003, ABB Grain Limited from 2003 to 2004 and ITL Limited from 2003 to 2007. Mr England is a member of the Bank’s Board Audit, Due Diligence and Risk Management Committees.

GRAHAM JOHN REANEY BCOMM CPA

Graham Reaney, aged 64, was appointed to the Board in November 1996. Mr Reaney’s business experience spans 30 years, during which time he has held a number of senior corporate appointments, including as Managing Director of National Foods Limited. Other former positions included Managing Director of Industrial Equity Limited, where Mr Reaney had responsibility for managing a range of businesses in the food and beverage and resource and service sectors. He is Chairman of PMP Limited and a Director of AGL Energy Limited. Mr Reaney is a member of the Bank’s Board Risk Management Committee, Nomination and Remuneration Committee and the BankSA Advisory Board.

JOHN SIMON CURTIS

BA LLB(Hons)

John Curtis, aged 57, was appointed to the Board in October 1997. Since 1987, he has been a professional company director and is currently the Chairman of Allianz Australia Limited, Bayard Group Pty Limited and the Chairman of Merrill Lynch Australia Advisory Board and a member of the Merrill Lynch Asia Advisory Board. He is also the Chairman of the UTS Business School Executive Council. Prior to 1987, Mr Curtis was responsible as Chief Executive for the operations of Wormald International Limited at various times in Australia, Asia, Europe and the Americas. Mr Curtis was also a Director of Perpetual Trustees Australia Limited from 1995 to 2004. He is a Director of the Bank’s funds administration subsidiary, Asgard Wealth Solutions Limited, is a member of the Bank’s Board Audit, Due Diligence and Nomination and Remuneration Committees.

PAUL DEAN RAMSBOTTOM ISHERWOO AO

FCA

Paul Isherwood, aged 69, was appointed to the Board of Directors in October 1997. He is a former partner and National Chairman of Partners of Coopers & Lybrand, Chartered Accountants, his career with that firm spanning a period of 38 years. He is Chairman of Globe International Limited and is a Director of Australand Holdings Limited Group. He was a Director of Stadium Australia Management Limited from March 1996 to May 2007 and was its Chairman from May 1997 to May 2007. Mr Isherwood is Chairman of the Bank’s Board Audit and Due Diligence Committees.

PETER JOHN OSWIN HAWKINS

BCA (Hons), FAICD, SF Fin , FAIB, ACA (NZ)

Peter Hawkins, aged 53, was appointed to the Board in April 2007. His career in the banking and financial services industry spans over 35 years in Australia and overseas at both the highest levels of management and Directorship of major organisations. He is currentl a Director of Mirvac Limited Group, Visa Inc, Liberty Financial Pty. Limited, Treasury Corporation of Victoria and The Camberwell Grammar School. He held various senior management and Directorship positions with Australia and New Zealand Banking Group Limited from 1971 – 2005 and was also a Director of BHP (NZ) Steel Limited from 1990 – 1991, ING Australia Limited from 2002 – 2005 and Esanda Finance Corporation from 2002 - 2005. Mr Hawkins is a member of the Bank’s Nomination and Remuneration Committee.

RODERIC (RICK) HOLLIDAY-SMITH

BA (Hons), CA , FAICD

Rick Holliday-Smith, aged 57, was appointed to the Board in February 2007. His career in the banking and financial services industry spans over 35 years in Australia and overseas at both the highest levels of management and Directorship of major organisations. He is currently the Chairman of Snowy Hydro Limited and is also a Director of ASX Limited, Cochlear Limited and Servcorp Limited. Mr Holliday-Smith was a Director of Wardley Australia Limited (a subsidiary of The Hong Kong and Shanghai Banking Corporation) and Intermarine Australia Limited from 1973 to 1981, Managing Director of Hong Kong Bank Limited (London) from 1982 to 1986, Chief Executive Officer of Chicago Research and Trading Group Limited (CRT) (Chicago) from 1987 to 1993 and President and CEO of Nationsbank-CRT (Chicago) from 1993 to 1997. He was Chairman of SFE Corporation Limited from 1999 to 2006 and Exco Resources N.L. from 1998 to 2005. He was also a Director of DCA Group Limited from 2004 to 2006 and MIA Group Limited from 1999 to 2004. He is a member of the Bank’s Board Risk Management Committee.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

CORPORATE GOVERNANCE STATEMENT

FOR THE YEAR ENDED 30 SEPTEMBER 2007

The Australian Securities Exchange Corporate Governance Council’s Principles of Good Corporate Governance and Best Practice Recommendations (the Recommendations) require listed entities to include a statement in their annual report disclosing the extent to which they have followed the Recommendations during the reporting period. We confirm that as at the date of this report, St.George was in compliance with all of the Recommendations during the reporting period.

The Recommendations were released in March 2003, and in August 2007, the Australian Securities Exchange (ASX) released a new version of them (the Revised Recommendations). The Revised Recommendations will apply to St George in respect of its first financial year commencing on or after 1 January 2008. This means St George will be disclosing in its annual report for the year ended 30 September 2009 whether it complies with the Revised Recommendations. St George expects to do so before that date.

THE BOARD OF DIRECTORS

The Board of Directors is responsible for St.George’s overall performance and governance. The functions, responsibilities, composition and procedures of the Board are set out in the Board Charter. Under the Board Charter the Board’s responsibilities include:

• overseeing the performance and activities of the Bank through agreed goals and strategy;

• assessing performance against Board approved budgets, targets and strategies;

• overseeing the management of the Bank’s business;

• overseeing appropriate controls, systems and procedures within the Bank to manage the risks of its businesses and compliance with all regulatory and prudential requirements including, without limitation, occupational health and environmental issues;

• reviewing matters of general corporate governance;

• appointing and removing the Managing Director;

• ratifying the appointment and, where appropriate, the removal of the company secretary;

• monitoring senior management’s performance and implementation of the Board approved strategies and ensuring appropriate succession planning is in place;

• approving and monitoring the progress of major capital expenditure, capital management and acquisitions and divestitures;

• approving and monitoring material financial and other reporting; and

• setting delegated spending limits.

BOARD COMPOSITION AND SKILLS

There are currently nine non-executive Directors on the St.George Board. St.George’s Constitution provides that there must be a minimum of five and a maximum of ten directors and the Board Charter provides that the Board will only appoint one executive director to the Board, that being the Managing Director.

Mr Rick Holliday-Smith was appointed as a Director on 27 February 2007 and Mr Peter Hawkins was appointed as a Director on 24 April 2007.  As both appointments occurred subsequent to the last Annual General Meeting, each will offer himself for election at the 2007 Annual General Meeting. This is in accordance with Article 71(3) of the Bank’s Constitution.

It is St.George’s policy that the Chairman of the Board must be an independent Director and is not the Managing Director. The Board comprises a majority of independent Directors.

Each Director is assessed regarding their independence in light of interests disclosed by them and on the basis of criteria defined in the Board Charter. Directors are required to provide the Board with all relevant information to assess their independence.

For the purposes of determining a Director’s independence, the Board applies criteria that are based on those suggested by the Recommendations.  A Director will be considered to be independent if that Director:

(a)     is a non-executive Director (ie is not a member of management);

(b)     has not been a substantial shareholder of the Bank or an officer of, or otherwise associated directly with, a substantial shareholder of the Bank;

(c)     has within the last three years not been employed in an executive capacity by the Bank or another group member, or been a Director after ceasing to hold any such employment;

(d)     has within the last three years not been a principal of a material professional adviser or a material consultant to the Bank or another group member, or an employee materially associated with the service provided;

(e)     has not been a material supplier or customer of the Bank or other group member, or an officer of or otherwise associated directly or indirectly with a material supplier or customer;

(f)      has no material contractual relationship with the Bank or another group member other than as a Director of the Bank;

(g)     has not served on the board for a period which could, or could reasonably be perceived to, interfere materially with the Director’s ability to act in the best interests of the Bank; and

(h)     has been free from any interest and any other business relationship which could, or could reasonably be perceived to, interfere materially with the director’s ability to act in the best interests of the Bank.

Materiality is defined, for the purposes of paragraphs (d), (e) and (f) above, as a contractual relationship pursuant to which payments are made representing greater than 5 per cent of the revenues of the supplier/adviser/ consultant/counterparty, or greater than 5 per cent of the costs of the customer/counterparty in the relevant party’s financial year. Materiality for the purposes of paragraphs (g) and (h) will be construed by the Board as it deems appropriate in shareholders’ best interests as relevant circumstances arise.

The Board has this year assessed each of the Directors in office at the date of this report against the above criteria and considers that all of the non-executive Directors are independent. The names of the Directors can be found on pages 10 to13.

The Board is satisfied that Mr John Thame is an independent member of the Board. Mr Thame’s executive roles at Advance Bank, including as Managing Director, ended more than ten years ago when Advance and St.George merged. As a result, Mr Thame’s current role as Chairman does not involve the review of the strategies or processes developed by him or his former management team.

Directors are required to have a broad range of commercial expertise and experience, particularly in a field which is complementary to the Bank’s activities and strategy, or to have appropriate professional qualifications, to provide value to the Board’s deliberations. Board members must have proven ability and capacity to make a meaningful contribution to Board strategy and policy and participate in the overseeing of the proper functioning of management. As set out on pages 10 to13, all of the current members of the Board have the skills, experience and expertise relevant to their position.

PERFORMANCE REVIEW

Each year the Board reviews the performance of the Board, the Board committees, the Bank, its senior executives, the relationship between the Board and management and matters of general corporate governance.

In addition, the Chairman of the Board conducts an annual questionnaire and interview with each non-executive Director as part of the review of the performance and contribution to the Board of each non-executive Director. The last review of the Board was conducted in September 2007.

The annual questionnaire includes questions regarding the Board’s effectiveness, its strategic planning, its target and performance measures, corporate governance compliance, the level of openness and transparency between it and management, the appropriateness of its current composition, the appropriateness of the levels of skills of the current Board, the level of encouragement for diversity of views and the extent to which any such diverse views are addressed constructively.  Questions regarding the performance of the Chairman are also included in the questionnaire.

In completing the questionnaire and attending the interviews, the non-executive Directors are able to make comments or raise issues relating to the Board or its performance or a Board Committee’s performance.

The results of the questionnaire and interviews are presented to the Board annually by the Chairman. In addition, the Board as a whole reviews the performance of the Managing Director at least annually and the Chairman of the Nomination and Remuneration Committee facilitates an evaluation by all Directors of the performance of the Chairman of the Board.

The Nomination and Remuneration Committee Chairman determines the performance criteria to be considered in these reviews. The Charter of the Nomination and Remuneration Committee authorises it to receive reports from external sources on board composition, procedures and performance criteria.

DIRECTORS’ RETIREMENT AND RE-ELECTION

One third of the Directors (excluding the Managing Director) must retire each year at the Annual General Meeting, but may stand for re-election.

St.George’s policy is that no Director can be appointed to the Board if he or she is aged 65 years or over, and a Director must retire at the conclusion of the Annual General Meeting following that Director turning 72 years. The Board’s policy (except in special circumstances, where the Board considers it important to retain valuable skills or knowledge) is that no Director should be appointed to fill a casual vacancy if he or she would be over 60 years when appointed. Details of the current Directors serving on the Board are provided on pages 10 to 13.

REMUNERATION OF DIRECTORS AND SENIOR EXECUTIVES

The Nomination and Remuneration Committee considers and makes recommendations to the Board regarding the composition and remuneration of the Board and on any proposed Board performance criteria. Details of the remuneration paid to the Directors (executive and non-executive) and specified senior executives are set out in the remuneration report contained in the Directors’ Report on pages 24 to 44.

The process for evaluating the performance of senior executives and details of the occurrence of the performance evaluation are contained in the Directors’ Report on pages 24 to 44.

In accordance with section 250R of the Corporations Act 2001, the agenda for the 2007 Annual General Meeting of the Bank will include a resolution for the adoption of the remuneration report. The vote on the resolution is advisory only and does not bind the Directors or the Bank.

RETIREMENT BENEFITS

The Board of Directors terminated its retirement benefits scheme for non-executive Directors, effective from 30 September 2003, following the approval of shareholders at the 2003 Annual General Meeting. Non-executive Directors appointed after 30 September 2003 are not entitled to retirement benefits. Payment of retirement benefits for Directors in office at 30 September 2003 will not exceed the amount accrued in respect of that Director as at 30 September 2003.

INDEPENDENT PROFESSIONAL ADVICE

To assist in the performance of their duties, Directors may, in consultation with the Chairman and at the expense of the Bank, seek independent advice on any matter before the Board, with such advice being made available to all Directors.

MARKET DISCLOSURE POLICY

St.George is committed to a best practice disclosure policy, with properly detailed and timely disclosure to the market of relevant information about St.George. It recognises that keeping the investor community fully informed and resisting pressure to give preferential access to analysts, institutions or others enhances corporate credibility and investor confidence, with a positive influence on share price.

This commitment is reflected in St.George’s Company Disclosure Policy and Communications Strategy, a copy of which is available on the St.George website. These written policies have been designed to ensure compliance with ASX Listing Rule disclosure requirements and the Recommendations.

The policy provides that all material information is to be immediately notified to the investor community through the ASX, without preferential access to any individual or group. To ensure best practice in disclosure, all new information in the first instance will be released to the ASX. The General Counsel and Secretary of the Bank is primarily responsible for communicating with the ASX and for ensuring all information is clear, objective and factual and that no material information is omitted. The Policy also sets out guidelines relating to the announcement of future earnings or financial performance, meetings with investors and analysts, shareholder enquiries and inadvertent disclosure of information.

Procedures are in place to ensure that all information which could potentially require disclosure is reported promptly to the Managing Director through relevant senior executives for assessment by the Managing Director with the Chief Financial Officer and General Counsel and Secretary. Compliance with the Disclosure Policy is monitored on a quarterly basis by the Board’s Audit and Compliance Committee and the Policy is reviewed annually by that Committee.

St.George endeavours to improve access to information by investors by using, where reasonable, current technology to ensure the widest possible dissemination of information in a timely manner. All ASX announcements are posted to the St.George website and the Bank’s announcement of its yearly and half yearly financial results and shareholders meetings are webcast.

All media enquiries relating to issues material to St.George are coordinated by the Group Executive, Strategy, in consultation, if appropriate, with the Chief Financial Officer, with only certain nominated senior staff authorised to make media comments.

COMMITTEES OF THE BOARD

The Board’s structure of Board Committees assists it in managing its responsibility for oversight and control. The Board has established four Committees to assist in the execution of its responsibilities. These are the Audit Committee, the Nomination and Remuneration Committee, the Due Diligence Committee and the Risk Management Committee.

Each of these Committees operates under Board approved Charters, which are reviewed regularly by the Board. The Charters deal with the purpose, membership, responsibilities and authorities of each Committee, together with the quorum and frequency of meetings. Copies of these charters are available on the St.George website. Additional committees may be formed from time to time to deal with specific matters.

Minutes of Committee meetings and Committee recommendations are provided to the Board.

AUDIT COMMITTEE

Role

In discharging its audit role, the Committee receives and considers reports and recommendations from the Bank’s management and makes recommendations to the Board in respect of the Bank’s financial reporting, Australian Prudential Regulation Authority reporting, systems for internal control and both internal and external audit processes.

In addition, the Audit Committee reviews major disclosure documentation prior to its issue to the market, such as financial results disclosure and other significant disclosures made to the market.

Composition

The Audit Committee has a membership of at least three non-executive Directors, the majority of whom are independent. The Audit Committee Chairman is independent and is not the Chairman of the Board.

The current members are JS Curtis, RAF England and PDR Isherwood (who is the Chairman).

The qualifications of the members of the Audit Committee are set out on pages 10 to 13.

At the end of each reporting period, the Audit Committee reviews the Group’s half-yearly and yearly financial statements prior to submission to the Board.

The internal and external auditors have a direct line of communication to the Chairman of the Audit Committee with the external auditor also having a direct line of communication to the Board’s Chairman. The external auditor is invited to attend Audit Committee meetings each quarter and addresses the Audit Committee in the absence of members of management. In addition, the external auditor is invited by the Audit Committee to attend the annual general meeting of the Bank and be available to answer shareholder questions about the conduct of the audit and the preparation and content of the auditor’s report.

Selection criteria, appointment and rotation of external auditor

The Board is responsible for appointing the external auditor, subject to confirmation by the shareholders at an annual general meeting.

The Audit Committee is responsible for making recommendations to the Board regarding the nomination of external auditors to the Group and reviewing the adequacy of existing external audit arrangements.

Below is a summary of the selection criteria of the Bank’s external auditor. The summary of criteria is based on the Bank’s “Fit and Proper Policy” for appointing responsible persons as required under the prudential standards set by the Australian Prudential Regulation Authority. Depending on the circumstances, details of the criteria may change from time to time.

The assessment of a candidate for external auditor takes into account a number of key criteria, including: (i) the adequacy of the candidate’s experience and resources; (ii) whether the candidate is recognised locally and internationally and well respected; (iii) the nature of the candidate’s audit approach and methodology; (iv) the level of the candidate’s compliance with its obligations to the Bank as set out in the Audit Committee Charter and the “The Provision of Audit and Other (Non-Audit) Services by the External Auditor Policy”; and (v) the overall terms of the engagement letter.

KPMG was appointed the Bank’s external auditor at its Annual General Meeting in December 1998 and continues in this role. The responsible audit partner must be rotated at least every five years and cannot work on the Bank’s audit for a period of two years following a rotation. It was on this basis that the Bank’s current responsible audit partner, Mr Paul Reid succeeded Mr John Teer in 2005/2006.  Details of the total fees paid to the auditor are set out in page 101.

EXTERNAL AUDITOR INDEPENDENCE

The Provision of Audit and Other (Non-Audit) Services by the External Auditor Policy (the External Auditor Policy) allows for the provision of non-audit related services by the Bank’s auditor.  However, the prior approval of the Chairman of the Audit Committee is required where non-audit services are sought from the Bank’s auditors for which the proposed fee exceeds a specified level. The annual fees payable to the Bank’s auditor for non-audit services for which, under the External Auditor Policy, the Audit Committee Chairman’s approval is not required, are reviewed by the Audit and Compliance Committee above specified levels. The fees payable to the Bank’s auditor for non-audit services are also set out on page 101. The auditor cannot be engaged to provide non-audit services that may materially conflict with its obligations and responsibilities as the Bank’s auditor. In addition, the policy prohibits audit firm partners and professional staff (and their families) from directly investing in the Bank’s shares, borrowing from the Bank or being a Director or holding an executive position in the Bank which is of significance to the audit.

It is one of the functions of the Audit Committee to assess the performance and independence of the Bank’s external auditor and whether the independence of this function is maintained having regard to the provision of non-audit related services.

The External Auditor Policy was reviewed in August 2007 to reflect the requirements of the Corporations Act 2001 and certain requirements that are imposed by overseas regulatory regimes that may be applicable to the operations of St.George.  For example, certain subsidiaries of the Bank are subject to various US Securities and Exchange Commission (“SEC”) rules governing auditor independence as a result of the need to comply with SEC Regulation AB filing requirements.

A copy of the External Auditor Policy is available on the St.George website. It must be read in conjunction with the Audit Committee Charter and the Group’s overriding terms and conditions applicable to engagements undertaken by its external auditor.

In accordance with the External Auditor Policy, in this report the Audit Committee declares that the level of other (non-audit) services provided by the external auditor is compatible with maintaining auditor independence. This is further expanded on in the “Directors’ Report”.

NOMINATION AND REMUNERATION COMMITTEE

Role

The Nomination and Remuneration Committee meets as required to consider and make recommendations to the Board on the composition of the Board, appropriate criteria for Board membership and performance, the tenure of Directors generally, the remuneration framework for Directors and, where required, the suitability of nominations for the position of Director.

Recommendations are also made by the Nomination and Remuneration Committee to the Board regarding the Bank’s recruitment, retention and termination policies and procedures for senior executives.

This consideration will involve an assessment (with the assistance of external advice, if appropriate) of the qualifications, skills, experience and value, which the person may bring to the Board and his or her ability to make a contribution to the Board’s strategy, policy and effectiveness.

The Nomination and Remuneration Committee also reviews and makes recommendations to the Board on the various Group compensation, incentive and reward programs including the remuneration for the Managing Director and senior executives.

In addition, the Nomination and Remuneration Committee makes determinations as required of it under the rules of St.George’s employee share/option plans.  The Managing Director does not attend parts of meetings which relate to the assessment of the Managing Director’s remuneration.

Composition

The Nomination and Remuneration Committee has a minimum of three members, the majority being independent Directors and is chaired by the Chairman of the Board, or an independent Director.

The current members of the Nomination and Remuneration Committee are JS Curtis, TJ Davis (who is the Chairman), PJO Hawkins (appointed on 16 August 2007) and GJ Reaney.

Remuneration policies

The Bank’s remuneration policies are set out in the remuneration report on page 24 to 44 of the Directors’ Report.

DUE DILIGENCE COMMITTEE

Role

The Due Diligence Committee meets for the purposes of reviewing the planning memorandum and/or other procedures proposed by the Bank’s management for determining the content of disclosure documents to be issued in connection with capital raising or other major transactions proposed to be undertaken by the Bank.  It oversees the due diligence and verification conducted in relation to such disclosure documents and recommends to the Board whether such disclosure documents can be issued and monitors compliance with the regulatory regime applicable to such documents.

Composition

The Due Diligence Committee comprises the members of the Audit Committee; membership is three non-executive Directors. The Chairman of the Due Diligence Committee is the Director who holds the position of the Chairman of the Audit Committee.

RISK MANAGEMENT COMMITTEE

Role

The Risk Management Committee oversees and monitors policies and procedures in relation to credit, liquidity, market, balance sheet and operational risks.  In the area of credit risk, the Risk Management Committee reviews and approves loan applications and credit limits within levels delegated by the Board. In addition, it oversees and monitors the Bank’s credit practices and reporting procedures to ensure adherence to policy. It also reviews the Group’s credit portfolios and provisioning for bad and doubtful debts and the risk management policies and procedures for market, funding and liquidity risks as well as the strategies and positions taken to manage interest rate risk and the Bank’s balance sheet.  It oversees and monitors the Bank’s compliance with regulatory capital requirements, the compliance systems in place by which management discharges its legal obligations in respect of the Bank’s business and the compliance systems and procedures within the Bank by which appropriate disclosure can be made to the Board of the risks just described.

Management has reported to the Risk Management Committee and through it to the Board, on the effectiveness of the Bank’s management of its material business risk and further details are contained in pages 21 to 22.

Composition

The Risk Management Committee has a membership of five non-executive Directors.

The current members are RAF England, R Holliday-Smith (appointed on 27 February 2007), LB Nicholls (who is the Chairman), GJ Reaney and JM Thame.

ATTENDANCE RECORD OF BOARD AND BOARD COMMITTEES FOR 2006/2007:

		Committtees
	Board	Audit	Nomination and Remuneration	Due Diligence(1)	Risk Management(2)

Total number of meetings held	15	5	4	5	10

G P Kelly (3)	12/13	N/A	N/A	N/A	N/A
J S Curtis	13	4	3	3	N/A
TJ Davis	15	N/A	4	N/A	N/A
R A F England	15	5	N/A	5	10
P J O Hawkins(4)(5)	8/8	N/A	0/0	N/A	N/A
R Holliday-Smith(6)(7)	9/10	N/A	N/A	N/A	6/7
P D R Isherwood AO	14	5	N/A	4	N/A
L B Nicholls AO	15	N/A	N/A	N/A	10
G J Reaney	14	N/A	4	N/A	9
J M Thame	15	N/A	N/A	N/A	9

(1)   During the year, this Committee considered one (1) matter via a circulated resolution.

(2)   There have been numerous individual proposals circulated to the Risk Management Committee for approval between meetings, which have required consideration of up to two days per month in time for Directors on that Committee.

(3)   Mrs Kelly resigned as a Director on 24 August 2007.

(4)   Mr Hawkins was appointed as a Director on 24 April 2007.

(5)   Mr Hawkins was appointed as a member of the Nomination and Remuneration Committee on 16 August 2007.

(6)   Mr Holliday-smith was appointed as a Director on 27 February 2007.

(7)   Mr Holliday-Smith was appointed as a member on of the Risk Management Committee on 27 February 2007.

During the year, Mr Isherwood attended two (2) Board meetings of St.George Bank New Zealand Limited and Mr Reaney attended three (3) meetings of the BankSA Advisory Board.  Mr Curtis attended three (3) Board meetings of the Bank’s wealth management subsidiary, Asgard Wealth Solutions Limited, and Mr Thame attended four (4) Board meetings of the Bank’s life insurance subsidiary, St George Life Limited.

COMPANY SECRETARY

The Company Secretary, Michael Bowan (BA, LLB(Hons) ANU), was admitted as a New South Wales solicitor in December 1989 and was appointed to his current role as General Counsel and Secretary of St George Bank on 1 October 2000.

IDENTIFYING AND MANAGING SIGNIFICANT BUSINESS RISKS

The operational and financial performance of the Group is monitored by a reporting structure which includes the Board and its Committees. The Board also monitors appropriate risk management strategies developed to mitigate the identified risks of the business. The Bank’s policies and systems for dealing with risks such as market, credit, balance sheet, and liquidity and its social corporate responsibility are outlined in the Risk Management section on page 21 to 22.

COMPLIANCE, ETHICS AND INTEGRITY

The Board has a Code of Ethics, which sets out the expectations of St.George for Directors and staff in their business affairs and in dealings with customers. Among other things, the Code of Ethics requires high standards of personal integrity and honesty in all dealings, a respect for the privacy of customers, avoidance of any conflicts of interest and observance of the law. Particularly, staff members should maintain required records with integrity, reflecting transactions in an accurate and timely manner.

The Code of Ethics also encourages staff to report in good faith suspected unlawful/unethical behaviour in others, and provides an avenue of communication through the General Counsel & Secretary for staff to report suspected offences.

In addition, St.George has a Whistleblower Policy, which sets out the procedure for dealing with reports of suspected improper conduct within the St.George Group, and the protection of the individuals making those reports.  All St.George staff have a responsibility and are encouraged to report any known or suspected incidences of improper conduct by making a protected disclosure in accordance with the Whistleblower Policy. It is the responsibility of all St.George personnel to ensure the welfare of the whistleblower, by refraining from any activity that is or could be perceived to be victimisation or harassment of the whistleblower.

In compliance with Section 195 of the Corporations Act 2001, any Director who has a material personal interest in a matter that is being considered at a Directors’ meeting must not be present while that matter is being considered and must not vote on the matter. Furthermore, any Director who has a conflict of interest regarding any matter being considered by the Directors will not receive a copy of the paper dealing with the matter.

ST.GEORGE TRADING POLICY

The Board has established guidelines incorporating governance policies, which deal, among other matters, with disclosure of interests by Directors and limitations on dealing in the Bank’s financial products by Directors and senior officers. A copy of the St.George Trading Policy is available on the St.George website.

Directors and employees are encouraged to be long-term holders of the Bank’s financial products. Directors, senior management and those members of staff with access to market sensitive information, however, are only permitted to deal in the Bank’s financial products in certain window periods (and then only if they are not in possession of unpublished price-sensitive information), namely within six weeks following the announcement of the Bank’s interim and final results and within four weeks following the Bank’s Annual General Meeting or the issue of a prospectus.

Any Director or employee wishing to buy or sell the Bank’s financial products or exercise options over the Bank’s financial products must advise the Chairman (in the case of Directors) or the Bank’s Secretary (in the case of an employee) of their intention to do so before buying or selling the financial products or exercising options. Any employee who is a member of the Bank’s Group Executive Management team or its equivalent must obtain the Bank’s Managing Director’s consent before entering into any financial products which operate to limit the economic risk of a holding in the Bank’s securities.

Directors and employees must not buy or sell the financial products or exercise their options until approval has been given by the Chairman, the Bank’s Secretary or the Managing Director (as the case may be).

The Bank is also obliged to advise the ASX of Directors’ dealings in its financial products. For the purposes of this Policy, “financial products” includes the Bank’s shares and debt securities, financial products issued or created over its securities by third parties, and associated products which operate to limit the economic risk of a holding in the Bank’s securities.

Directors are required to have shareholdings in the Bank. Under the Constitution, a Director’s required shareholding is no less than 500 shares.

FURTHER INFORMATION

As part of its commitment to achieving best practice in corporate governance, St.George regularly reviews its corporate governance policies and where appropriate, updates them.  St.George has a Corporate Governance section on its website at www.stgeorge.com.au, where there is information on its corporate governance arrangements, including copies of the relevant St.George policies and the Board and Committee Charters.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

RISK MANAGEMENT

FOR THE YEAR ENDED 30 SEPTEMBER 2007

The Group in its daily operations is exposed to a range of risks including credit risk, liquidity risk, market risk, banking book risk and operational risk (including fraud, theft and property damage). These risks are managed through specialised committees responsible for policy setting and monitoring and analysing risk.

A Risk Management Governance Framework is embedded in the business. It incorporates:

•                  Corporate Governance Framework for the Board and its Committees and the Group Executive and its Management Committees;

•                  A Risk Appetite Statement approved by the Board and integrated in the strategic and operational planning processes;

•                  The identification and management of the major risk categories to the Group;

•                  Key policies and processes to manage risk and provide reliable and consistent results; and

•                  Capital planning and management, which includes Economic Capital modelling and management.

Credit risk

Credit risk is the potential for loss arising from a debtor or counterparty failing to meet their financial contractual obligations. This risk is inherent in the Group’s lending activities, as well as transactions involving derivatives and foreign exchange. Credit risk is managed principally through embedded controls upon individual lending divisions and business managers who are responsible for the lending. Lending is carried out within the parameters of lending policies (covering approvals, documentation and management), which have been developed having regard to statistical data and historical risk experience.

To maintain the quality of the lending portfolio, prudential standards and lending policies have been established throughout the Group.

Credit processes are typically structured so that loan origination, approval, document preparation, settlement and account monitoring and control are segregated to different individuals or areas. Credit must be evaluated against established credit policies and within authorities and be structured, particularly in terms of security, to be prudent for the risk incurred.

The Group Credit division assesses credit beyond the lending authorities of business divisions and/or outside normal Group Credit policies and guidelines. This division assesses specific provision requirements where loan default has occurred and also controls the Loans Management Unit, which manages large impaired assets with the aim of achieving the optimum result from such assets.

Through its Credit Inspection function, Group Credit tests internal controls and adherence to credit policies and procedures which are standard throughout the Group and contained in credit manuals administered by Group Credit.

The Group applies standard credit risk assessment criteria to all extensions of credit, from credit scoring systems for basic retail products to complete credit assessment for commercial and trade related transactions.

Standard risk grading methodologies for commercial lending are set at the transaction level and will drive pricing.

The quantification of credit risk is performed by analytical tools and models, which provide estimates of Probability of Default, Loss Given Default and Exposure at Default across retail and commercial exposures. The outputs of the models provide input to expected and unexpected loss calculations, levels of collective provisions, Basel II regulatory capital calculations, Economic Capital estimates and a variety of operational credit decisions. The Portfolio Management Unit within Group Credit oversees the development and monitoring of the models and adherence to policy.

St.George manages concentration risk through a set of limits and associated policies which control lending to industry segments, individual large exposures, geographic areas, risk grades and products. The objective is to ensure that no single exposure or set of exposures is large enough to threaten the on-going viability of the Bank. The management of concentration risk forms a key component of the overall Risk Appetite of the Bank.

Group Credit regularly reports to the Management Credit Committee and the Board Risk Management Committee on the status of large impaired assets, arrears and trend analysis, compliance reports, portfolio analysis and all approvals above $50 million.

Liquidity risk

Liquidity risk refers to the inability to meet financial commitments when they fall due and arises from mismatches in the cash flows from financial transactions.  Liquidity is managed to policies and strategies determined by the Bank’s Asset and Liability Committee (ALCO).

These include:

•              Maintaining a core of high-quality and readily liquefiable securities;

•              Sourcing the majority of funds from the retail sector and committed medium-term wholesale facilities;

•              Maintaining a diversified funding capacity in wholesale and retail markets; and

•              Monitoring liquidity flows while quickly identifying any anomalies.

Market risk

(a) Funding risk

Funding risk is the risk of over-reliance on a particular funding source. The risks associated with such a concentration include volatility in funding costs or availability.

To minimise funding risk, the Group raises wholesale funds from well-diversified sources encompassing both international and domestic capital markets.

(b) Interest rate risk

Interest rate risk arises from a variety of sources including mismatches between the re-pricing periods of assets and liabilities. Movements in interest rates can affect earnings and the value of the Group. Interest rate risk management policy aims to minimise fluctuations in earnings over time from volatility in movements in interest rates while maximising shareholder value.

(i) Interest rate risk in non-trading activities

Interest rate risk in non-trading activities is the risk of loss in earnings or in the economic value of St.George’s non-trading activities as a consequence of movements in interest rates. There are four components of interest rate risk for non-traded activities: repricing, yield curve, basis and optionality.

Interest Rate Risk is monitored on an earnings and a valuation approach by the Bank’s Balance Sheet Risk Management unit to ensure that aggregate exposure to interest rate risk is managed within policy guidelines with defined limits commensurate with the Bank’s “risk appetite” and strategic objectives set by ALCO and overviewed by the Board Risk Management Committee.

The Bank’s non-traded interest rate risk measurement system integrates risk parameters, product design, pricing policies and forecasts of the balance sheet and yield curve. Key modelling assumptions are regularly reviewed to take into account of both historical relationships and the current market environment.

(ii) Market risk from trading activities

Market risk is the potential for losses arising from adverse movements in the level of market factors such as foreign exchange rates and interest rates.  Trading activities give rise to market risk. This risk is controlled by an overall risk management framework that incorporates a number of market risk measurements including value at risk (VaR). VaR is a statistical estimate of the potential loss that could be incurred if the Bank’s trading positions were maintained for a defined period of time. A confidence level of 99 per cent is used at St.George; this implies that for every 100 days, the loss will not exceed the VaR limit on 99 of those days. VaR is not an estimate of the maximum loss the trading activities could incur from an extreme market event.

VaR measurements are supplemented by a series of stress tests that are used to capture the possibility of extreme events or market shocks. Additionally, the market risk framework includes applying stoploss limits on all portfolios, basis point sensitivity limits, specific options limits and control of large or unusual trading activity.

St.George uses Monte Carlo simulation to calculate VaR. This model takes into account relevant market variables. It is approved by APRA for regulatory purposes and is operated within the overall framework outlined in the APRA Prudential Standards. Actual and hypothetical profit and loss outcomes are monitored against VaR on a daily basis as part of the model validation process.  This process includes hypothetical profit and loss, which holds the portfolio constant, thereby excluding any intraday trading activity.

Operational risk

Operational risk is the risk of loss, including reputation, resulting from failed internal processes, people and systems or from external events. The operational risk management function ensures the Group has appropriate controls to mitigate potential operational risks.

Various techniques are utilised by the operational risk management functions to manage, mitigate, monitor and report on operational risk exposures, related controls and the trends associated with various key risk indicators. A documented framework includes policy and procedures expected of the operational risk management functions within the Group.

The operational risk function facilitates informed decision making and promotes a consistent risk culture within the Group. The Group has designed and implemented an Advanced Measurement Approach to compute regulatory operational risk capital at a 99.9% confidence level under Basel II and as an input to the Group’s Economic Capital estimates. The model incorporates various forward looking and historical data input such as internal and external loss events, scenario analysis information, operational risk profile information and various key risk indicators.

Business continuity and planning

St.George’s business recovery policy.

Business continuity management is a key component of St.George’s sustainability, ensuring the Group can respond to and recover from major incidents. The Bank’s Business Recovery Plans document a coordinated response to facilitate the recovery of critical business processes and services in the event of major damage or loss of service.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

5 YEAR FINANCIAL SUMMARY

FOR THE YEAR ENDED 30 SEPTEMBER 2007

		AIFRS			Previous GAAP
		2007	2006	2005	2004	2003
Income Statement
Interest Income	$m	8,203	6,814	5,916	4,116	3,434
Interest Expense	$m	6,010	4,799	4,055	2,504	1,983
Net Interest Income	$m	2,193	2,015	1,861	1,612	1,451
Other Income	$m	1,092	994	860	975	910
Bad and Doubtful Debts Expense	$m	178	144	128	112	102
Operating Expenses	$m	1,390	1,356	1,296	1,342	1,278
Share of Net Profit/(Loss) of Equity Accounted Associates	$m	—	—	3	2	(3)
Profit before Income Tax	$m	1,717	1,509	1,300	1,135	978
Income Tax Expense	$m	525	445	399	372	325
Profit after Income Tax	$m	1,192	1,064	901	763	653
Net Profit/(Loss) Attributable to Outside Equity Interests	$m	2	(4)	(5)	(4)	(5)
Net Profit Attributable to Members of the Bank	$m	1,190	1,068	906	767	658
Preference Dividends	$m	27	20	17	50	52
Profit Available to Ordinary Shareholders	$m	1,163	1,048	889	717	606
Return on Average Assets(1)
- before goodwill impairment/amortisation, significant items and non-trading derivatives	%	1.04	1.05	1.03	1.30	1.31
- after goodwill impairment/amortisation, significant items and non-trading derivatives	%	1.05	1.07	1.03	1.14	1.13
Return on Average Ordinary Equity
- before goodwill impairment/amortisation, significant items and non-trading derivatives	%	23.20	22.91	22.10	21.42	20.30
- after goodwill impairment/amortisation, significant items and non-trading derivatives	%	23.26	23.40	21.92	18.73	17.23
Return on Average Risk Weighted Assets(1)(2)%		2.00	2.03	2.00	1.92	1.91
Operating Expenses as a % of Average Assets (2)%		1.22	1.31	1.45	1.82	2.00
Expense to Income Ratio (2)%		42.5	44.0	47.1	47.5	49.6
Net interest margin	%	2.01	2.11	2.21	2.70	2.76

(1)  Before preference dividends

(2)  Before goodwill impairment/amortisation, significant items and non-trading derivatives

		AIFRS		Statutory AIFRS	Previous GAAP
Balance Sheet
Total Assets	$m	125,800	107,002	92,359	69,960	62,714
Liquids and Treasury Securities	$m	15,593	9,996	9,451	7,166	6,523
Loans and Other Receivables	$m	89,884	81,516	72,949	54,782	48,904
Other Assets	$m	20,323	15,490	9,959	8,012	7,287
Total Liabilities	$m	119,916	101,659	86,972	64,931	58,349
Deposits and Other Borrowings	$m	70,803	54,633	49,175	46,083	45,291
Bonds and Notes and Loan Capital	$m	37,202	36,625	27,874	11,388	6,628
Other Liabilities	$m	11,911	10,401	9,923	7,460	6,430
Total Shareholders’ Equity	$m	5,884	5,343	5,387	5,029	4,365
Shareholders’ Equity as % of Total Assets	%	4.68	4.99	5.83	7.19	6.96
Capital Adequacy
- Tier 1 Capital	%	6.7	6.9	7.3	7.3	7.2
- Tier 2 Capital	%	3.5	4.0	3.9	3.9	3.2
- Less: Deductions	%	—	(0.1)	(0.1)	(0.1)	(0.1)
Total	%	10.2	10.8	11.1	11.1	10.3
Risk Weighted Assets	$m	63,226	52,982	47,864	42,581	36,903

Receivables
Residential	$m	69,214	62,697	56,292	39,273	34,991
Commercial	$m	13,203	12,323	11,981	11,447	10,202
Consumer	$m	7,135	6,120	4,719	4,070	3,610
Other	$m	623	644	176	201	277
Receivables before Collective/General Provision	$m	90,175	81,784	73,168	54,991	49,080
Collective/General Provision	$m	291	268	219	209	176
Net Loans and Other Receivables	$m	89,884	81,516	72,949	54,782	48,904

		AIFRS			Previous GAAP
Share Information
Dividend per Ordinary Share
- Interim	Cents	82	74	67	60	45
- Final	Cents	86	77	70	62	50
Total	Cents	168	151	137	122	95
Basic Earnings per Ordinary Share
- before goodwill impairment/amortisation, significant items and non-trading derivatives	Cents	218.9	195.8	173.1	160.8	142.2
- after goodwill impairment/amortisation, significant items and non-trading derivatives	Cents	219.5	199.9	171.7	140.6	120.7
Diluted Earnings per Ordinary Share
- before goodwill impairment/amortisation, significant items and non-trading derivatives	Cents	217.3	194.4	171.8	160.0	141.7
- after goodwill impairment/amortisation, significant items and non-trading derivatives	Cents	217.8	198.4	170.5	140.3	120.8
Dividend Payout Ratio	%	76.7	77.1	79.1	75.9	66.8
Net Tangible Assets per Ordinary Share		$7.63	6.73	6.01	5.58	4.86
Other Statistics
Branches		399	390	390	391	404
Staff		8,074	7,949	7,880	7,541	7,325
Assets per Staff	$m	15.6	13.5	11.7	9.3	8.6
Staff per $m Assets		0.06	0.07	0.09	0.11	0.12

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

DIRECTORS’ REPORT

FOR THE YEAR ENDED 30 SEPTEMBER 2007

The Directors of St.George Bank Limited present their report together with the Financial Report of the consolidated entity (“the Group”), being St.George Bank Limited (“the Bank”) and its controlled entities, for the year ended 30 September 2007.

Directors

The names of the Directors of the Bank at any time during the financial year or since the end of the financial year together with details of current Directors’ qualifications, experience and special responsibilities are contained in the Board of Directors information.

Mr R Holliday-Smith was appointed a Director of the Bank on 27 February 2007.  Mr P J O Hawkins was appointed a Director of the Bank on 24 April 2007.

Mrs G P Kelly resigned as the Bank’s Chief Executive Officer and Managing Director on 24 August 2007.

Directors’ Meetings

The number of Directors’ meetings (including meetings of committees of Directors) held during the financial year that Directors were eligible to attend and attended are set out in the Corporate Governance Statement.

This information is to be regarded as incorporated into this report.

Company Secretary

The qualifications, experience and date of appointment of the Company Secretary are contained in the Corporate Governance Statement.

Remuneration Report

This report sets out the remuneration disclosure requirements of Accounting Standard AASB 124: “Related Party Disclosures” that have been audited.  The report also contains details of remuneration required by section 300A(1) of the Corporations Act 2001 and the Corporations Regulations 2001 that have not been audited.

The remuneration report comprises the following items:

A1 – Nomination and Remuneration Committee

A2 – Key Management Personnel (KMP) and Other Senior Executives

A3 – Executive Remuneration Strategy

A4 – Executive Remuneration Structure

A5 – Relationship of Incentives to the Group’s Financial Performance

A6 – Service Agreements – Group Executives

A7 – Remuneration of Group Executives

A8 – Non-Executive Directors’ Remuneration Policy

A9 – Remuneration of Executive and Non-Executive Directors

A1 – Nomination and Remuneration Committee (Committee) - audited

The Committee is responsible for overseeing the Group’s remuneration arrangements.  The key functions of the Committee are:

•      To consider and make recommendations to the Board on the composition of the Board, appropriate criteria for Board membership and performance, the tenure of Directors generally, the remuneration framework for Directors and where required, the suitability of nominations for the position of Director;

•      To review and make recommendations to the Board for Board succession plans;

•      To review and make recommendations to the Board with respect to the remuneration to be paid by the Group to its Managing Director and Group Executives;

•      To review and make recommendations to the Board regarding the Group’s recruitment, retention and termination policies and procedures for senior executives;

•      To review and make recommendations to the Board on the various material remuneration, incentive and reward programs within the Group; and

•      To make determinations and recommendations, as appropriate, in accordance with the rules of the Group’s various employee and executive performance share and option plans.

Composition

Minimum of three members, the majority being independent Directors.

Chairman

An independent Director or the Chairman of the Board.

Other Usual Attendees at Meetings

Managing Director

Group Executive, Human Resources

Company Secretary (Committee Secretary)

Meetings

At least four times a year.  The Committee may also meet at such other times as considered appropriate.

Quorum

Three members.

Availability of Documents

The following material is publicly available, and updated as required, by posting the material on the Group’s website in a clearly marked corporate governance section:

•                  A description of the procedure for the appointment of new Directors to the Board;

•                  The charter of the Committee and a summary of the role, rights, responsibilities and membership requirements for that Committee; and

•                  The Committee’s policy for the appointment of Directors.

A2 – Key Management Personnel (KMP) and Other Senior Executives - audited

This report covers the remuneration arrangements for Directors, Group Executives and other senior executives.

Directors include the Bank’s Managing Director and Non-Executive Directors of the Bank.

Group Executives are those executives with the greatest authority for managing and setting the strategic direction of the Group and who are direct reports of the Managing Director.  They include the five highest paid executives of the Group for the 30 September 2007 financial year.

Other senior executives are Group Executives who are not direct reports of the Managing Director and other executives who are participants of the Group’s Medium Term Incentive Plan (MTIP).

A3 – Executive Remuneration Strategy - audited

The Committee recognises that the Group operates in a competitive environment where the key to achieving sustained improvements in the Group’s performance is through its people.

The key principles of the Group’s Executive Remuneration Strategy are to:

•                  Align with the interests of and create value for shareholders;

•                  Reinforce executive focus and outcomes that further the overall Group strategy;

•                  Ensure remuneration appropriately reflects both year on year improvement in the Group’s performance as well as the Group’s comparative success against companies with which it competes for capital, customers and staff;

•                  Provide a transparent performance and reward mechanism that is well understood by all executives;

•                  Ensure that the performance measures are robust and provide a good line of sight between executive action, performance outcome and reward;

•                  Differentiate reward so that high level performers receive significantly higher remuneration than others;

•                  Mix short, medium and long term performance requirements and reward to reflect the scope of each executive position to impact short, medium and long term results; and

•                  Offer competitive performance based reward levels to attract, motivate and retain key executives.

Executive Performance

All senior executives have job descriptions in place which set out their roles, responsibilities and duties in addition to letters of appointment or contracts which also set out their remuneration entitlements in full, including their entitlements on termination.

They are also required to adhere to the range of policies in place within the Group from time to time.  These policies are made available on various intranets in operation across the Group.

All senior executives have their performance evaluated annually against a range of factors documented in a Balanced Scorecard.  The Board agrees the Scorecard for the Managing Director at the commencement of each new year.  For members of the Group Executive, each Scorecard is set by the Managing Director.

The Scorecards cover a range of areas including financial results, customer outcomes, people, strategy and risk and compliance.  Each of these factors is weighted differently according to the executive’s particular role.

The results of the annual performance review have a direct impact on all performance payments made after year end whether in cash, awards or options.

Executive Induction

All executives are taken through a tailored induction program upon joining the Bank, which includes meetings with key personnel including their direct reports and peers and sometimes members of the Board. In addition, they are introduced to key external stakeholders with whom they will need to engage.

Visits to various sites from which the Bank operates are undertaken and a range of compulsory training courses are established, again based upon the executive’s role.  This training is provided on-line and gives comprehensive coverage of key management issues such as Occupational Health and Safety, risk management and business continuity, financial regulation and corporate governance.  The course content is updated frequently, pass marks are set and enforced and timely compliance with the compulsory training program is stringently monitored and reported on.

A4 – Executive Remuneration Structure - audited

St.George operates a Total Reward Opportunity (TRO) structure for executives.  The TRO consists of two components:

•      Base (fixed) remuneration; and

•      At risk remuneration (including short, medium and long term incentives).

The Committee reviews and recommends to the Board the TRO for the Managing Director and Group Executives annually.  The Group Executives review and in turn recommend to the Managing Director the TRO for other senior executives annually.

The TRO for the Managing Director and each Group Executive is set having regard to independent advice from external consultants, on competitive market practice for that position.  When reviewing the TRO, each component is reviewed with a view to ensuring that the right balance is achieved between fixed and at risk remuneration.

Each Group Executive’s TRO is targeted at the 75th percentile of comparable positions, and will only be achieved if the individual executive’s and the Group’s performance targets are met.

Base (fixed) remuneration

Base remuneration provides fixed remuneration on a total cost-to-company basis, which includes employer superannuation contributions and any fringe benefits tax charges relating to employee benefits.  The amount of base remuneration is established with reference to independent market research, considering the scope and nature of the role and the executive’s individual performance and experience.

There are no guaranteed increases to base remuneration in any of the service agreements of the former Managing Director, Group Executives or other senior executives.

Base remuneration is generally reviewed annually and applies for the period 1 October to 30 September each year.  However a restructure of the Bank, which took effect on 2 April 2007 involved changes in role for some members of the Group Executive, which necessitated adjustments to their TRO part way through the year.

The base remuneration of the former Managing Director and Group Executives for the 30 September 2007 and 30 September 2006 years is disclosed in Sections A7 and A9 of this report.

At risk remuneration

At risk remuneration comprises Short, Medium and Long Term incentives, which are detailed below.

Managing Director’s Remuneration

The Managing Director, Mrs G P Kelly, resigned her position in August of this year, providing notice as required under her service agreement.  As a result Mrs Kelly ceased to be a Director of the Bank, the St George Foundation and Asgard on 24 August 2007.  Mrs Kelly will remain employed by the Bank until the end of her agreed notice period on 31 January 2008, during which time she will continue to receive her base remuneration.

Mr Paul Fegan was appointed Acting CEO upon Mrs Kelly’s resignation but receives no further fees or any increase in his remuneration as a result.

The remuneration of the Bank’s former Managing Director comprised base remuneration and at risk remuneration.  At risk remuneration includes both short and long term incentives.

The at risk remuneration of the former Managing Director comprised a substantial part of the TRO for that position and was contingent on the achievement of Group and individual goals set by the Board, including financial results, customer outcomes, people, strategy and risk and compliance.  The former Managing Director did not participate in the Committee’s deliberations on her own remuneration.

As the former Managing Director terminated her service agreement, she will only receive statutory entitlements at the end of her notice period.

The principal features of the remuneration arrangements for the Bank’s former Managing Director for the year ended 30 September 2007 are as follows:

(1)    base annual remuneration of $1,850,000 and a Short Term Incentive (STI) opportunity of up to 130% of base annual remuneration that was subject to the achievement of KPIs (as determined by the Board of Directors); Note that while Mrs Kelly will continue to receive her base remuneration during her notice period, due to her resignation she has forfeited her entitlement to the STI for both the years ended 30 September 2007 and 2008.

(2)    1,000,000 options were granted on 12 December 2001, subject to performance conditions and vest over 4.5 years from the grant date.  The first tranche of 250,000 options vested and were exercised on 23 November 2004.  The second tranche of 250,000 options vested and were exercised on 7 November 2005.  The third tranche of 500,000 options vested and were exercised on 10 November 2006.  On 1 October 2004, 500,000 options and 57,600 awards were granted, subject to performance conditions as outlined in section A5.  The first tranche of 125,000 options and 14,400 awards vested and were exercised on 10 November 2006.  The second tranche of 125,000 options and 14,400 awards were assessed on 30 September 2007 and vested in full.  The final tranche of 250,000 options and 28,800 awards have been forfeited under the relevant Plan rules as a result of Mrs Kelly’s resignation.

(3)    On 1 October 2005, 12,639 awards were granted subject to tenure hurdles.  Due to Mrs Kelly’s resignation, the tenure hurdles were not met and these awards have therefore been forfeited.

Group Executives’ At Risk Remuneration

The remuneration of the Group Executives comprises base remuneration and at risk remuneration.  At risk remuneration includes both short and long term incentives.

The at risk remuneration may be represented diagrammatically as follows:

STI

An STI is a performance based payment for a performance measurement period of 12 months.  It is subject to the achievement of KPIs set at the beginning of each financial year.

Each year, the Managing Director sets the KPIs in the form of a Balanced Scorecard for the Group Executives that the Committee recommends for approval by the Board.  The KPIs generally include measures relating to the Group, the Division and the individual, and include financial results, customer outcomes, people, strategy and risk and compliance.  The KPIs have been chosen because they directly align the individual’s rewards to the key performance drivers of the Group that are set at the beginning of the financial year.  In all cases, these KPIs are transparent, challenging and relevant to the Group’s strategy and performance.

At the end of the financial year, the Committee assesses the actual performance of the Group, the Division and the individual against the KPIs set at the beginning of the financial year.  Based on the outcome, the Committee then recommends the STI to be paid to the Group Executives for approval by the Board.  This method of assessment was chosen as it provides the Committee with an objective assessment of the Group Executives’ performance.

In addition, the Group Executives also participate in a 10% over achievement opportunity of their STI.  This is assessed on a basket of metrics separate from the KPIs contained in their Balanced Scorecards.  The basket of metrics is also set at the beginning of the year and assessed at the end of the financial year.  It is currently based on group performance and includes items associated with revenue, margin, home loans and retail deposits and represents genuine stretch targets.  Once the Board has approved the STI amount, the STI (including the 10% over achievement opportunity) is delivered in two ways:

•      Annual (STIA) which can be paid in cash, shares or as a superannuation contribution, at the individual’s election;

•      Deferred (STID) which is delivered in awards and subject to a tenure hurdle.

The STID is satisfied through the granting of awards under the Executive Performance Share Plan.  The Group Executive will be entitled to receive dividend distribution payments following the Board’s determination.  The grant date for the STID is 1 October each year, being the commencement of the STID performance period, though the Group Executive must remain an employee of the Bank for the duration of the three year period in order for the beneficial interest in the shares to be transferred to the Group Executive.  The STID will be forfeited if the Group Executive leaves the Bank before the end of the three year vesting period and the dividend distribution payment will cease.  In circumstances where the Board exercises its discretion to waive this condition, for example redundancy, retirement or death, the awards will be transferred at the end of the relevant three year period or earlier at the Board’s discretion.

LTI

The Long Term Incentive (LTI) is delivered under the Executive Performance Share Plan (Performance Plan) and Executive Option Plan (Option Plan).  Both plans were approved by Shareholders on 3 February 1998.  LTI allocations are subject to tenure and performance hurdles established by the Committee and approved by the Board from time to time and reward performance over a period of 4 years.

The existing performance conditions are based on the achievement of EPS or TSR outcomes over the measurement period, and provide for substantial growth in St.George’s EPS as well as an appropriate market focussed TSR hurdle.

In the case of options, the exercise price must be paid by the holder in order to exercise the option.  The exercise price represents the market value of the Bank’s ordinary shares at the grant date.  The market value is calculated using the Volume Weighted Average Price (VWAP) traded during the five trading days prior to and including the grant date.

An overview of the performance hurdles for each grant of awards and options impacting remuneration is outlined below.

For grants to be made on 1 October 2007, the Board has approved changes to the LTI Plan.  These changes are:

i)       continue the program of reducing retesting of performance hurdles by reducing TSR retesting to six monthly intervals (formerly monthly, then quarterly);

ii)      amend the TSR comparator group to a more relevant one. The TSR comparator group will be changed from the ASX top 50 companies to a comparator group of financial services companies only.  The Board considers that limiting the comparator group to those within the finance sector is appropriate as these companies are direct competitors for staff, funds and customers.  Also, they share more similar industry and market conditions than companies in other sectors.  In addition, the new TSR comparator group will be weighted by market capitalisation.

The reason for weighting this group by market capitalisation is that the Board believes this will encourage the Group Executives to focus first on actions to improve the Bank’s performance against that of our largest competitors.  In addition this method recognises the different size of companies competing in the same market and with similar services as the Bank, in a highly competitive and mature market.

iii)     amend the vesting schedule to provide for proportional vesting between 50% and 75% of the capital weighted TSR.

In accordance with the rules of the Performance Plan and the Option Plan, the Board retains overall discretion to waive all or part of the exercise conditions of awards and options.  For example, the Board could exercise its discretion where certain events occur, such as redundancy, retirement, death, where a bona fide takeover offer becomes unconditional or where it forms the view that the exercise conditions do not properly reflect the financial performance of the Group over the performance period.

LTI Plan awards and options granted 1 October 2007

Instrument	Performance Awards and Options
Performance measurement	EPS compound growth > 10%	100% vests
	TSR > 75 percent of the Financial Services Comparator Group (FSCG)	100% vests

	TSR = 50 percent of FSCG	50% only vests

	TSR > 50 percent but < 75 percent of FSCG	Additional 2% vest for each full 1% increase above the 50th percentile (on a straight line basis) up to 100% at the 75th percentile.

Performance testing	EPS – at the end of the performance period then annually until the fifth anniversary of the grant date.
TSR – at the end of the performance period then six monthly until the fifth anniversary of the grant date.

Lapse of securities

Securities will lapse if a Group Executive leaves the Group due to resignation or dismissal before the vesting date. In circumstances of redundancy, retirement or death, the Group Executive or their estate may be entitled to exercise some or all of the securities, subject to the satisfaction of relevant performance conditions.

Expiry date of securities	6 years from grant date.

Comparator group	CBA, Westpac, NAB, ANZ, QBE, Macquarie Bank, AMP, Suncorp-Metway, AXA Asia Pacific Holdings, IAG, Bendigo and Adelaide Bank, Perpetual, Bank of Queensland. Weighted by market capitalisation.

LTI Plan options and awards granted on 1 October 2006

Instrument	Performance Awards and Options
Performance measurement	EPS compound growth > 10%	100% vests
	TSR > 75th percentile of S&P ASX 50 index	100% vests

	TSR > S&P ASX 50 index but < 75th percentile of S&P ASX 50 index	50% only vests

Performance testing	EPS – at the end of the performance period then annually until the fifth anniversary of the grant date.
TSR – at the end of the performance period then quarterly until the fifth anniversary of the grant date.

Lapse of securities

Securities will lapse if a Group Executive leaves the Group due to resignation or dismissal before the vesting date. In circumstances of redundancy, retirement or death, the Group Executive or their estate may be entitled to exercise some or all of the securities, subject to the satisfaction of relevant performance conditions.

Expiry date of securities	6 years from grant date.

Comparator group	ASX top 50 companies.

LTI Plan options and awards granted on 1 October 2005

Instrument	Performance Awards and Options
Performance measurement	EPS compound growth > 10%	100% vests
	TSR > 75th percentile of S&P ASX 50 index	100% vests

	TSR > S&P ASX 50 index but < 75th percentile of S&P ASX 50 index	50% only vests

Performance testing	EPS – at the end of the performance period then annually until the fifth anniversary of the grant date.
TSR – at the end of the performance period then monthly until the fifth anniversary of the grant date.

Lapse of securities

Securities will lapse if a Group Executive leaves the Group due to resignation or dismissal before the vesting date. In circumstances of redundancy, retirement or death, the Group Executive or their estate may be entitled to exercise some or all of the securities, subject to the satisfaction of relevant performance conditions.

Expiry date of securities	6 years from grant date.

Comparator group	ASX top 50 companies.

LTI Plan options and awards granted on 1 October 2004

Instrument	Performance Awards and Options
Performance measurement	EPS compound growth > 10%	100% vests
	EPS actual growth > 10% in year prior to exercise date only	100% vests

	TSR > 75th percentile of S&P ASX 50 index	100% vests

	TSR > S&P ASX 50 index but < 75th percentile of S&P ASX 50 index	50% only vests

Performance testing

EPS – at the end of the performance period then annually until the fifth anniversary of the grant date.

TSR – at the end of the performance period then monthly until the fifth anniversary of the grant date.

Lapse of securities

Securities will lapse if a Group Executive leaves the Group due to resignation or dismissal before the vesting date. In circumstances of redundancy, retirement or death, the Group Executive or their estate may be entitled to exercise some or all of the securities, subject to the satisfaction of relevant performance conditions.

Expiry date of securities	6 years from grant date.

Comparator group	ASX top 50 companies.

LTI Plan options and awards granted on 1 October 2003

Instrument	Performance Awards and Options
Performance measurement	EPS compound growth > 10%	50% vests
	EPS actual growth > 10% in year prior to exercise date only	50% vests

	TSR > S&P ASX 50 index	Remaining 50% only vests

Performance testing	EPS – at the end of the performance period then annually until the fifth anniversary of the grant date.
TSR – at the end of the performance period then monthly until the fifth anniversary of the grant date.

Lapse of securities

Securities will lapse if a Group Executive leaves the Group due to resignation or dismissal before the vesting date. In circumstances of redundancy, retirement or death, the Group Executive or their estate may be entitled to exercise some or all of the securities, subject to the satisfaction of relevant performance conditions.

Expiry date of securities	6 years from grant date.

Comparator group	ASX top 50 companies.

Employee Reward Share Plan

The Group Executive also participate in the annual Employee Reward Share Plan along with all eligible employees of the Group. This plan grants $1,000 worth of shares in the Bank to all eligible employees if certain hurdles are met.

The performance hurdles for the 2006 year subject to Board discretion were:

1)     Cash EPS (which is defined as profit after tax, preference dividends and minority interest before goodwill, significant items, hedging and non-trading derivatives) equals or exceeds the EPS of the previous year by 10% or more, then 60% of the shares will be granted; and

2)     Obtaining an overall Group Customer Satisfaction rating of at least 78%, then 40% of the shares will be granted.

The Board has approved the award of all entitlements under the plan. The award was made on 17 November 2006.

Other Senior Executives – At Risk Remuneration

Other senior executives’ remuneration comprises base and at risk remuneration.  At risk remuneration includes both Short and Medium Term Incentives (MTI).  The MTI is delivered under the Performance Plan.

Each year, participants have KPIs established in the form of a Balanced Scorecard.  The KPIs include measures relating to the Group and the individual, and include financial results, customer outcomes, people, strategy and risk and compliance.

Individual performance outcomes against Balanced Scorecard KPIs are assessed at the end of the financial year and payment recommendations submitted to the Managing Director for approval.  Once the Managing Director has approved individual STI outcomes, the STIA component is paid to the participant as cash or salary sacrificed into superannuation or shares at the individual’s election.  The STID will also be paid in cash but only if the executive remains employed one year from the end of the performance period.  On approval of the Managing Director, some senior executives are given the choice of taking STID in equity, and if so it is subject to a further one year tenure restriction.

The MTI component of the incentive plan is subject to the same performance measures outlined in the LTI, being EPS or TSR.  The exercise conditions provide for substantial growth in St.George’s EPS as well as market based comparative TSR performance.

The grant date for purposes of establishing the five day Volume Weighted Average Price (VWAP) of St.George shares awarded under the MTI is 1 October each year, being the commencement of the performance period that the MTI is being assessed against.

For grants to be made on 1 October 2007, the Board has approved changes to the MTI Plan performance hurdles, testing and vesting schedule, which mirror those for the LTI Plan as outlined above.

The at risk remuneration of senior executives may be represented diagrammatically as follows:

A5 - Relationship of Incentives to the Group’s Financial Performance – unaudited

Performance conditions for payment of any STIA or STID comprise a mix of financial and non-financial measures.  The financial measures include targets for operating profit after tax, revenue growth, cost control, financial ratios, and are tailored to the executive’s responsibilities and accountabilities.

MTI and LTI performance conditions comprise the Group’s financial measures including EPS or TSR hurdles. The Board considers that the above incentives are linked to and foster the achievement of the desired financial outcomes for the Group.  The success of these incentive arrangements is demonstrated by the Group’s strong growth in operating profit after tax in recent years and improvements in key financial ratios, resulting in increases in shareholder returns.

The improved financial performance and benefits for shareholder wealth are demonstrated in the following results:

i)	Before goodwill impairment and significant items. The 30 September 2006 and 2007 years also exclude non-trading derivatives and hedging fair value movements.

ii)	EPS and EPS growth are not measured on a like for like basis as 30 September 2005 EPS excludes the impact of AIFRS financial instruments standards adopted from 1 October 2005.

iii)	EPS and EPS growth are not measured on a like for like basis compared to 30 September 2004, which has been prepared on a previous GAAP basis.

A6 – Service Agreements – Group Executives - audited

The Bank has entered into service agreements with most of its Group Executives that provide for the payment of benefits where the service agreement is terminated by the Bank or the Group Executive.  The service agreements are not fixed term and generally provide for the following:

1)    where the Bank terminates the service agreement other than for misconduct, then a payment of between 12 and 15 months base remuneration is payable by the Bank depending upon the conditions of each individual service agreement as well as statutory entitlements;

2)    where the Group Executive terminates the agreement they must provide between one and three month’s notice (depending upon the conditions of each individual service agreement);

3)     several Group Executives have provision for an additional payment on redundancy calculated as detailed below:

a)     7 weeks base remuneration in respect of the first year of the Group Executive’s service or part thereof; and

b)    4 weeks base remuneration for each additional year’s service between 2-10 years; and

c)     3 weeks base remuneration for each additional year’s service between 11-15 years; and

d)    2 weeks base remuneration for each additional year’s service between 16-25 years; and

e)     an additional 1 week’s base remuneration for each year of service where the executive is aged 45 years or more;

provided any such payment does not exceed the maximum of 104 weeks of base remuneration;

The Board has also now introduced a new policy to cap entitlements (including redundancy) at 12 months base remuneration under the general termination clause for Service Agreements.  This cap has been put in place for new members of the Bank’s Group Executive.

4)    where the Group Executive is terminated immediately and without notice for misconduct, statutory entitlements only are payable.

The name, position held, employment commencement date and resignation date (where applicable) of the Bank’s Group Executives are as follows:

Name	Position	Employment Commencement Date
Current Group Executive Members who are direct reports to the Managing Director

G Bartlett	Group Executive – Institutional and Business Banking	8 March 1982
M Cameron	Chief Financial Officer	16 July 2007
R Chapman	Managing Director BankSA	1 July 2002
P Clare	Group Executive – Information Technology and Operations	25 February 2002
P Fegan	Appointed acting Chief Executive Officer on 16 August 2007 Group Executive – Retail Bank and Wealth Management	22 July 2002
B Wright	Group Executive – Human Resources	3 July 2000
Former Group Executive Members and/or former direct reports to the Managing Director
D Gall	Group Executive – Retail Business (Effective 16 July 2007, Mr Gall ceased to be a direct report of the Managing Director)	17 April 1989
J Loebenstein	Group Executive – Information Technology (Effective 2 April 2007, Mr Loebenstein retired from the Group Executive)	20 February 1995
S McKerihan	Chief Financial Officer (Resigned 13 July 2007)	4 November 1985

A7 – Remuneration of Group Executives - audited

Details of the nature and amount of each major element of remuneration for St.George’s Group Executives are as follows:

	Short Term Benefits			Long Term Benefits	Post Employment Benefits	Share Based Payments
	Base	Short Term
$ ‘000	Remuneration (A)	Incentive (B)	Non Monetary Benefits (C)	Long Service Leave (D)	Superannuation Contributions (E)	Options (F)	Shares (G) (H)	TOTAL
2007
G Bartlett (E) (I)	706	748	11	26	13	152	316	1,972
M Cameron (I) (J) (Appointed 16 July 2007)	259	255	—	4	3	7	20	548
R Chapman (I)	565	538	—	17	13	88	216	1,437
P Clare (I)	697	553	—	23	13	162	175	1,623
P Fegan (I) (Appointed acting Chief Executive Officer on 16 August 2007)	791	1,000	—	26	13	118	454	2,402
B Wright	601	450	—	13	13	129	121	1,327
	3,619	3,544	11	109	68	656	1,302	9,309
Former
D Gall (Ceased to be a direct report to the Managing Director from 16 July 2007)	507	356	—	17	10	110	166	1,166
J Loebenstein (Retired from the Group Executive on 2 April 2007)	339	222	—	11	6	5	93	676
S McKerihan (E) (Resigned 13 July 2007)	661	486	—	24	10	(99)	(308)	774
	1,507	1,064	—	52	26	16	(49)	2,616

2006
G Bartlett (E) (I)	706	650	10	49	12	102	253	1,782
R Chapman	503	450	—	15	12	81	139	1,200
P Clare (I)	631	450	—	13	12	134	117	1,357
P Fegan (I)	733	743	—	14	12	106	333	1,941
D Gall (I)	626	450	2	35	12	93	123	1,341
J Loebenstein	626	400	—	19	12	55	179	1,291
S McKerihan (E) (I)	830	550	—	46	12	89	288	1,815
B Wright	571	375	—	13	12	107	82	1,160
	5,226	4,068	12	204	96	767	1,514	11,887

A)   Base remuneration comprises cash salary, available salary package options grossed-up by related fringe benefits tax where applicable and annual leave expense.

B)    The Short Term Cash Incentive (STIA) relates to the Group Executives’ performance in the nominated financial year.

C)    Includes a benefit relating to an interest free loan provided to Mr G Bartlett.  Excludes insurance premiums paid in respect of officers’ liability insurance contracts.  The premium paid has not been allocated to individual officers covered by the insurance policy as, based on all available information, the Directors consider that no reasonable basis for such allocation exists.

D)    Represents the long service leave expense recognised during the financial year.

E)    Represents applicable Superannuation Guarantee Charge.  For Group Executives with defined benefit fund entitlements, includes the allocation of the expense for the year determined in accordance with AASB 119: Employee Benefits.  Mr G Bartlett is a member of the defined benefit section of the Bank’s defined contribution plan.  His contributions are presently funding his entitlements under this Plan.  Mr McKerihan’s membership of the defined benefit section of the defined contribution plan ceased during the year following his resignation from the Bank.

F)    The fair value of options is calculated at the grant date using the Binomial method.  The number of options used to determine the share based remuneration value is adjusted for estimated forfeiture and then further adjusted for actual forfeiture over the vesting period.  The resultant expense is allocated evenly to each reporting period over the period from the grant date to the prescribed exercise date.  The following factors were used in determining the fair value of options on the grant date:

Grant Date	Date first exercisable	Fair value per option	Exercise price	Price of shares on grant date	Estimated volatility	Risk-free interest rate	Dividend yield	Expected life (years)
		$	$	$	%	%	%
1-Oct-03	30-Sep-07	2.12	20.40	20.32	17.20	4.98	4.28	4.5
1-Oct-04	30-Sep-07	2.07	21.70	22.01	15.00	5.25	5.70	3.5
1-Oct-04	30-Sep-08	2.21	21.70	22.01	15.00	5.25	5.70	4.5
1-Mar-05	30-Sep-07	2.44	24.56	24.67	15.00	5.50	5.30	3.0
1-Mar-05	30-Sep-08	2.61	24.56	24.67	15.00	5.50	5.30	4.0
1-Oct-05	30-Sep-07	2.34	28.01	27.89	14.50	5.28	5.03	2.5
1-Oct-05	30-Sep-08	2.63	28.01	27.89	14.50	5.30	5.03	3.5
1-Oct-05	30-Sep-09	2.87	28.01	27.89	14.50	5.32	5.03	4.5
1-Oct-06	30-Sep-08	2.88	29.99	30.24	14.70	5.87	5.08	2.5
1-Oct-06	30-Sep-09	3.19	29.99	30.24	14.70	5.76	5.08	3.5
1-Oct-06	30-Sep-10	3.45	29.99	30.24	14.70	5.72	5.08	4.5
16-Jul-07	30-Sep-08	2.90	35.09	34.80	14.30	6.38	4.87	2.5
16-Jul-07	30-Sep-09	3.55	35.09	34.80	14.30	6.36	4.87	3.5
16-Jul-07	30-Sep-10	4.00	35.09	34.80	14.30	6.34	4.87	4.5

G)            The fair value of awards is determined as follows:

(1)   Awards granted on 1 October 2003

•                  Awards with non-market related performance condition components have their fair value determined using the share price on the grant date.

•                  Awards with market related performance condition components have their fair value determined using the binomial method at the grant date.

(2)   Awards granted after 1 October 2003

•                  These awards require either an EPS or TSR performance hurdle to be satisfied.  The fair value is determined using the share price at the grant date.  The fair value is discounted for the present value of dividends not received during the vesting period.

The number of shares used to determine share based remuneration is adjusted for estimated forfeiture at the grant date and then further adjusted over the vesting period for actual forfeiture.  The resultant expense is allocated evenly to each reporting period over the period from the grant date to the prescribed exercise date.

H)           Includes the fair value of shares allotted under the Employee Reward Share Plan (Reward Plan) during the year.  The Reward Plan provides eligible employees with up to $1,000 of ordinary shares per annum at no cost to the employee.

I)                Five highest paid officers of the Bank.

J)     Upon commencement with the Group, Mr Cameron received a cash payment of $823,650 and an entitlement to 113,949 awards, which will vest over the period to 1 November 2009 subject to tenure.  He is also entitled to a further cash payment of $441,150 in 2008, subject to tenure.  The payment and awards represent compensation for benefits foregone from his previous employer and are not included in the remuneration table above.  If the payment and awards were included in the remuneration table above, they would increase Mr Cameron’s 2007 year base remuneration (A) to $1,082,650, and his share based payments remuneration to $1,128,000, resulting in an increase in his total remuneration to $2,472,650.

Inclusion of these payments and awards would increase the 2007 year base remuneration for all current Group Executives to $4,442,650, share based payments remuneration to $3,059,000 and total remuneration to $11,233,650.

In the year ended 30 September 2007, Group Executives became entitled to receive between 100% and 118% of their STIA opportunity and between 100% and 118% of their STID opportunity for that year (30 September 2006: entitlement was between 100% and 113% of the STIA opportunity for those Group Executives who had not departed the Bank).

Details of Remuneration – unaudited

(1)     Short Term Incentives Annual (STIA)

Details of the vesting profile of the STIA awarded to each Group Executive on 30 October 2007 in respect of their performance in the 2007 year are as follows:

Group Executive	Included in remuneration $ ‘000 (A)	% Vested in year	% Forfeited in year (B)
G Bartlett	748	100	—
M Cameron	255	100	—
R Chapman	538	100	—
P Clare	553	100	—
P Fegan	1,000	100	—
B Wright	450	100	—

Former
D Gall	356	100	—
J Loebenstein	222	100	—
S McKerihan	486	80	20

(A)

Amounts included in remuneration for the financial year represent the amount that vested during the financial year based on the achievement of performance criteria established at the beginning of the financial year. No amounts vest in future financial years in respect of the 2007 STIA.

(B)

There were amounts forfeited due to the resignation of Mr Steve McKerihan during the 2007 financial year. Mr McKerihan forfeited part of his STIA. The Board exercised its discretion to pay a pro-rated amount to Mr McKerihan.

(2)     Short Term Incentives Deferred (STID)

Details of the vesting profile of the STID determined for each Group Executive on 30 October 2007 in respect of their performance in the 2007 year are as follows:

	Included in remuneration		% Vested in	% Forfeited in Year	Value yet to vest ($)
Group Executive	$ (A)	Vesting Date	year	(B)	Min (C)	Max (C)
G Bartlett	83,190	30-Sep-09	—	—	—	249,571
M Cameron	6,344	30-Sep-09	—	—	—	69,619
R Chapman	44,372	30-Sep-09	—	—	—	133,116
P Clare	55,460	30-Sep-09	—	—	—	166,380
P Fegan	110,920	30-Sep-09	—	—	—	332,761
B Wright	36,973	30-Sep-09	—	—	—	110,920

Former
D Gall	73,947	30-Sep-09	—	—	—	221,841
J Loebenstein	46,217	30-Sep-09	—	—	—	138,650
S McKerihan	—	30-Sep-09	—	100	—	—

(A)

The STID plan was introduced with effect from 1 October 2005. An STID opportunity is established at the beginning of the financial year for each Group Executive. Actual entitlement is determined at the end of the financial year subject to satisfying predetermined KPIs. The STID is satisfied through the granting of an award under the Performance Plan. Shares to satisfy this grant will be purchased on market and held in trust and restricted from sale for a period of three years from the grant date. The Group Executive must be an employee of the Bank at the end of this three year period in order for the beneficial interest to be transferred to the Group Executive.

(B)

The STID grant for the 2007 year made to Mr McKerihan was forfeited under the Plan’s rules due to his resignation from the Bank. The amount that would have been included in remuneration would have been $73,947.

(C)	The minimum value of the STID yet to vest is $nil as the Group Executive will not receive their STID if they do not satisfy applicable tenure hurdles.

The maximum amount represents the fair value of the STID entitlement, calculated in accordance with AASB 2: Share-based payment that relates to future years.

(3)     Share Based Payments

Details of the vesting profile of options and awards granted as remuneration to each Group Executive that affect remuneration in the 30 September 2007 year or future financial years is as follows:

	OPTIONS
Group	Number					Value yet to Vest ($)
Executive	granted	Date	% Vested in year	% forfeited in year	Vesting Date	Min	Max
G Bartlett	38,547	1 October 2003	50	—	30 September 2007	—	40,861
	18,000	1 October 2004	100	—	30 September 2007	—	—
	18,000	1 October 2004	—	—	30 September 2008	—	39,780
	14,564	1 October 2005	100	—	30 September 2007	—	—
	12,500	1 October 2005	—	—	30 September 2008	—	32,875
	11,364	1 October 2005	—	—	30 September 2009	—	32,615
	28,572	1 October 2006	—	—	30 September 2008	—	82,287
	24,391	1 October 2006	—	—	30 September 2009	—	77,807
	22,083	1 October 2006	—	—	30 September 2010	—	76,186

M Cameron	8,241	16 July 2007	—	—	30 September 2008	—	23,899
	6,298	16 July 2007	—	—	30 September 2009	—	22,358
	5,410	16 July 2007	—	—	30 September 2010	—	21,640

R Chapman	25,184	1 October 2003	50	—	30 September 2007	—	26,695
	16,668	1 October 2004	100	—	30 September 2007	—	—
	16,668	1 October 2004	—	—	30 September 2008	—	36,836
	12,136	1 October 2005	100	—	30 September 2007	—	—
	10,418	1 October 2005	—	—	30 September 2008	—	27,399
	9,470	1 October 2005	—	—	30 September 2009	—	27,179
	10,205	1 October 2006	—	—	30 September 2008	—	29,390
	8,711	1 October 2006	—	—	30 September 2009	—	27,788
	7,887	1 October 2006	—	—	30 September 2010	—	27,210

P Clare	30,838	1 October 2003	50	—	30 September 2007	—	32,688
	30,334	1 October 2004	100	—	30 September 2007	—	—
	30,334	1 October 2004	—	—	30 September 2008	—	67,038
	22,654	1 October 2005	100	—	30 September 2007	—	—
	19,446	1 October 2005	—	—	30 September 2008	—	51,143
	17,678	1 October 2005	—	—	30 September 2009	—	50,736
	21,905	1 October 2006	—	—	30 September 2008	—	63,086
	18,700	1 October 2006	—	—	30 September 2009	—	59,653
	16,930	1 October 2006	—	—	30 September 2010	—	58,409

P Fegan	30,104	1 October 2003	50	—	30 September 2007	—	31,910
	22,000	1 October 2004	100	—	30 September 2007	—	—
	22,000	1 October 2004	—	—	30 September 2008	—	48,620
	16,992	1 October 2005	100	—	30 September 2007	—	—
	14,584	1 October 2005	—	—	30 September 2008	—	38,356
	13,258	1 October 2005	—	—	30 September 2009	—	38,050
	14,286	1 October 2006	—	—	30 September 2008	—	41,144
	12,196	1 October 2006	—	—	30 September 2009	—	38,905
	11,042	1 October 2006	—	—	30 September 2010	—	38,095

B Wright	23,128	1 October 2003	50	—	30 September 2007	—	24,516
	23,334	1 October 2004	100	—	30 September 2007	—	—
	23,334	1 October 2004	—	—	30 September 2008	—	51,568
	19,824	1 October 2005	100	—	30 September 2007	—	—
	17,014	1 October 2005	—	—	30 September 2008	—	44,747
	15,468	1 October 2005	—	—	30 September 2009	—	44,393
	16,667	1 October 2006	—	—	30 September 2008	—	48,001
	14,228	1 October 2006	—	—	30 September 2009	—	45,387
	12,882	1 October 2006	—	—	30 September 2010	—	44,443

Former
D Gall	15,786	1 March 2005	100	—	30 September 2007	—	—
	15,786	1 March 2005	—	—	30 September 2008	—	41,201
	25,890	1 October 2005	100	—	30 September 2007	—	—
	22,224	1 October 2005	—	—	30 September 2008	—	58,449
	20,204	1 October 2005	—	—	30 September 2009	—	57,985
	20,409	1 October 2006	—	—	30 September 2008	—	58,778
	17,422	1 October 2006	—	—	30 September 2009	—	55,576
	15,773	1 October 2006	—	—	30 September 2010	—	54,417

J Loebenstein	12,336	1 October 2003	50	—	30 September 2007	—	13,076
	12,000	1 October 2004	100	—	30 September 2007	—	—
	12,000	1 October 2004	—	100	30 September 2008	—	—
	9,710	1 October 2005	100	—	30 September 2007	—	—
	8,334	1 October 2005	—	100	30 September 2008	—	—
	7,576	1 October 2005	—	100	30 September 2009	—	—
	8,164	1 October 2006	—	100	30 September 2008	—	—
	6,969	1 October 2006	—	100	30 September 2009	—	—
.	6,310	1 October 2006	—	100	30 September 2010	—	—

S McKerihan	18,723	1 October 2003	—	100	30 September 2007	—	—
	19,000	1 October 2004	—	100	30 September 2007	—	—
	19,000	1 October 2004	—	100	30 September 2008	—	—
	16,992	1 October 2005	—	100	30 September 2007	—	—
	14,584	1 October 2005	—	100	30 September 2008	—	—
	13,258	1 October 2005	—	100	30 September 2009	—	—
	14,286	1 October 2006	—	100	30 September 2008	—	—
	12,196	1 October 2006	—	100	30 September 2009	—	—
	11,042	1 October 2006	—	100	30 September 2010	—	—

	AWARDS
Group	Number					Value yet to Vest ($)
Executive	granted	Date	% Vested in year	% forfeited in year	Vesting Date	Min	Max
G Bartlett	1,839	1 October 2003	50	—	30 September 2007	—	11,141
	4,840	1 October 2004	100	—	30 September 2007	—	—
	4,840	1 October 2004	—	—	30 September 2008	—	106,528
	2,500	1 October 2005	100	—	30 September 2007	—	—
	2,500	1 October 2005	—	—	30 September 2008	—	59,825
	2,500	1 October 2005	—	—	30 September 2009	—	56,875
	8,033	1 October 2005	—	—	30 September 2008	—	224,040
	1,001	1 October 2006	—	—	30 September 2008	—	27,247
	1,001	1 October 2006	—	—	30 September 2009	—	25,736
	1,001	1 October 2006	—	—	30 September 2010	—	24,224
	29	17 November 2006	100	—	17 November 2006	—	—

M Cameron	1,403	16 July 2007	—	—	30 September 2008	—	44,994
	1,403	16 July 2007	—	—	30 September 2009	—	42,876
	1,403	16 July 2007	—	—	30 September 2010	—	40,757
	37,983	16 July 2007	—	—	1 November 2007	—	1,218,115
	37,983	16 July 2007	—	—	1 November 2008	—	1,160,760
	37,983	16 July 2007	—	—	1 November 2009	—	1,103,406

R Chapman	1,202	1 October 2003	50	—	30 September 2007	—	7,278
	1,920	1 October 2004	100	—	30 September 2007	—	—
	1,920	1 October 2004	—	—	30 September 2008	—	42,259
	2,084	1 October 2005	100	—	30 September 2007	—	—
	2,084	1 October 2005	—	—	30 September 2008	—	49,870
	2,084	1 October 2005	—	—	30 September 2009	—	47,411
	4,017	1 October 2005	—	—	30 September 2008	—	112,034
	1,946	1 October 2006	—	—	30 September 2008	—	52,970
	1,946	1 October 2006	—	—	30 September 2009	—	50,032
	1,946	1 October 2006	—	—	30 September 2010	—	47,093
	29	17 November 2006	100	—	17 November 2006	—	—

P Clare	1,472	1 October 2003	50	—	30 September 2007	—	8,913
	1,498	1 October 2004	100	—	30 September 2007	—	—
	1,498	1 October 2004	—	—	30 September 2008	—	32,971
	716	1 October 2005	100	—	30 September 2007	—	—
	716	1 October 2005	—	—	30 September 2008	—	17,134
	716	1 October 2005	—	—	30 September 2009	—	16,289
	6,025	1 October 2005	—	—	30 September 2008	—	168,037
	767	1 October 2006	—	—	30 September 2008	—	20,878
	767	1 October 2006	—	—	30 September 2009	—	19,720
	767	1 October 2006	—	—	30 September 2010	—	18,561
.	29	17 November 2006	100	—	17 November 2006	—	—

P Fegan	3,350	1 October 2003	50	—	30 September 2007	—	20,284
	5,914	1 October 2004	100	—	30 September 2007	—	—
	5,914	1 October 2004	—	—	30 September 2008	—	130,167
	2,916	1 October 2005	100	—	30 September 2007	—	—
	2,916	1 October 2005	—	—	30 September 2008	—	69,780
	2,916	1 October 2005	—	—	30 September 2009	—	66,339
	11,782	1 October 2005	—	—	30 September 2008	—	328,600
	2,724	1 October 2006	—	—	30 September 2008	—	74,147
	2,724	1 October 2006	—	—	30 September 2009	—	70,034
	2,724	1 October 2006	—	—	30 September 2010	—	65,921
	29	17 November 2006	100	—	17 November 2006	—	—

B Wright	1,104	1 October 2003	50	—	30 September 2007	—	6,685
	1,152	1 October 2004	100	—	30 September 2007	—	—
	1,152	1 October 2004	—	—	30 September 2008	—	25,356
	626	1 October 2005	100	—	30 September 2007	—	—
	626	1 October 2005	—	—	30 September 2008	—	14,980
	626	1 October 2005	—	—	30 September 2009	—	14,242
	3,571	1 October 2005	—	—	30 September 2008	—	99,595
	584	1 October 2006	—	—	30 September 2008	—	15,896
	584	1 October 2006	—	—	30 September 2009	—	15,015
	584	1 October 2006	—	—	30 September 2010	—	14,133
	29	17 November 2006	100	—	17 November 2006	—	—

Former
D Gall	890	1 October 2004	100	—	30 September 2007	—	—
	718	1 March 2005	100	—	30 September 2007	—	—
	718	1 March 2005	—	—	30 September 2008	—	17,713
	1,072	1 October 2005	100	—	30 September 2007	—	—
	1,072	1 October 2005	—	—	30 September 2008	—	25,653
	1,072	1 October 2005	—	—	30 September 2009	—	24,388
	7,141	1 October 2005	—	—	30 September 2008	—	199,162
	1,112	1 October 2006	—	—	30 September 2008	—	30,269
	1,112	1 October 2006	—	—	30 September 2009	—	28,590
	1,112	1 October 2006	—	—	30 September 2010	—	26,910
	29	17 November 2006	100	—	17 November 2006	—	—

J Loebenstein	3,204	1 October 2003	50	—	30 September 2007	—	19,400
	3,226	1 October 2004	100	—	30 September 2007	—	—
	3,226	1 October 2004	—	100	30 September 2008	—	—
	1,668	1 October 2005	100	—	30 September 2007	—	—
	1,668	1 October 2005	—	100	30 September 2008	—	—
	1,668	1 October 2005	—	100	30 September 2009	—	—
	4,463	1 October 2005	—	—	30 September 2008	—	124,473
	1,556	1 October 2006	—	100	30 September 2008	—	—
	1,556	1 October 2006	—	100	30 September 2009	—	—
	1,556	1 October 2006	—	100	30 September 2010	—	—
	29	17 November 2006	100	—	17 November 2006	—	—

S McKerihan	4,862	1 October 2003	—	100	30 September 2007	—	—
	5,108	1 October 2004	—	100	30 September 2007	—	—
	5,108	1 October 2004	—	100	30 September 2008	—	—
	2,916	1 October 2005	—	100	30 September 2007	—	—
	2,916	1 October 2005	—	100	30 September 2008	—	—
	2,916	1 October 2005	—	100	30 September 2009	—	—
	7,141	1 October 2005	—	100	30 September 2008	—	—
	2,724	1 October 2006	—	100	30 September 2008	—	—
	2,724	1 October 2006	—	100	30 september 2009	—	—
	2,724	1 October 2006	—	100	30 september 2010	—	—
	29	17 November 2006	100	—	17 November 2006	—	—

The maximum value represents the proportion of the fair value of the options and awards granted in the 30 September 2007 year and prior financial years that relates to future financial years.  The minimum value of options and awards yet to vest is $nil as the applicable performance hurdles may not be satisfied and consequently the options or awards may not vest.

(4)     Proportion of remuneration at risk

Details of the proportion of remuneration at risk for each Group Executive are shown in the table below.  This table shows the short term incentive payment and equity compensation as a percentage of their total remuneration.

	Proportion of remuneration at risk (%)		Value of options as a proportion of remuneration (%)
Group Executive	2007	2006	2007	2006

G Bartlett	61.7	56.4	7.7	5.7
M Cameron	55.9	NA	0.3	NA
R Chapman	58.6	55.8	6.1	6.8
P Clare	54.8	51.7	10.0	9.9
P Fegan	65.4	60.9	4.9	5.5
B Wright	52.8	48.6	9.7	9.2

Former
D Gall	54.2	49.7	9.4	6.9
J Loebenstein	52.5	49.1	3.5	4.3
S McKerihan	41.2	51.1	—	4.9

Calculated prior to the impact of adjusting the 2007 expense for the forfeiture of share based payments.

For further clarification, the following table sets out the mix of fixed and target at risk entitlements of the Group Executive for the 2007 year.

	Total reward opportunity
Group Executive	Fixed (cash)	STIA (cash)	STID (awards)	LTI (awards and options)
	%	%	%	%
G Bartlett	36.6	35.9	12.4	15.1
M Cameron	39.6	41.7	11.4	7.3
R Chapman	39.1	33.7	9.4	17.8
P Clare	45.1	29.6	11.5	13.8
P Fegan	36.6	35.8	13.4	14.2
B Wright	46.2	31.8	8.5	13.5

Former
D Gall	40.2	30.7	13.6	15.5
J Loebenstein	45.6	30.8	9.6	14.0
S McKerihan	42.3	29.7	10.8	17.2

A8 – Non-Executive Directors’ Remuneration Policy - audited

The Bank’s Constitution provides that the Directors shall be paid an aggregate remuneration as is determined by Shareholders at the Annual General Meeting.  The fees are determined having regard to advice from external consultants, on competitive market practice.  The amount so determined is divided between the Directors at their discretion.  The last determination made was at the Annual General Meeting held in December 2005, where shareholders approved an aggregate amount to not exceed $2,500,000 per annum; such sum being inclusive of all statutory superannuation guarantee contributions that the Bank makes on behalf of Directors.

The remuneration of Non-Executive Directors is a total package, which comprises fees, superannuation, prescribed benefits and cost of shares acquired under the Non-Executive Directors’ Share Purchase Plan.

Until December 2003, the Bank’s Constitution made provision for the maximum retirement allowance that the Board may approve for a Director by reference to the maximum amount permitted to be paid under the Corporations Act 2001.  However, at the Annual General Meeting held on 19 December 2003, shareholders approved an amendment to the Constitution such that no retirement benefits will be payable to any Non-Executive Directors appointed after 30 September 2003 and the entitlements of each Non-Executive Director in office at 30 September 2003 will not increase from that amount accrued to the Non-Executive Director on 30 September 2003.

A9 – Remuneration of Executive and Non-Executive Directors - audited

Details of the nature and amount of each major element of remuneration for St.George’s Directors are as follows:

			Long Term	Post Employment
	Short Term Benefits (D)		Benefits	Benefits	Share Based Payments
	Base Fee /	Short Term
$ ‘000	Remuneration (A) (B)	Incentive (C)	Long Service Leave (E)	Superannuation Contributions (F)	Options (G)	Shares (H)	TOTAL	Retirement Provision (I)
2007

Executive Director
G P Kelly (MD and CEO) (Resigned 24 August 2007)	1,837	—	29	13	(143)	(299)	1,437	—

Non-Executive Directors
J M Thame (Chairman)	527	—	—	13	—	—	540	348
J S Curtis	235	—	—	13	—	—	248	340
T J Davis	207	—	—	13	—	—	220	—
R A F England	225	—	—	13	—	—	238	—
P J O Hawkins (appointed 24 April 2007)	79	—	—	6	—	—	85	—
R Holliday-Smith (appointed 27 February 2007)	120	—	—	8	—	—	128	—
P D R Isherwood AO	228	—	—	13	—	—	241	342
L B Nicholls AO	222	—	—	13	—	—	235	145
G J Reaney	232	—	—	13	—	—	245	367

	2,075	—	—	105	—	—	2,180	1,542

2006

Executive Director
G P Kelly (MD and CEO)	1,729	1,770	37	12	286	497	4,331	—

Non-Executive Directors
J M Thame (Chairman)	503	—	—	12	—	—	515	348
J S Curtis	224	—	—	12	—	—	236	340
T J Davis	195	—	—	12	—	—	207	—
R A F England	216	—	—	12	—	—	228	—
P D R Isherwood AO	229	—	—	12	—	—	241	342
L B Nicholls AO	213	—	—	12	—	—	225	145
G J Reaney	223	—	—	12	—	—	235	367
L F Bleasel (retired)	46	—	—	3	—	—	49	—
	1,849	—	—	87	—	—	1,936	1,542

MD and CEO: Managing Director and Chief Executive Officer

(A)   Base fees for Non-Executive Directors are inclusive of salary sacrifice superannuation and the cost of shares acquired under the Non-Executive Directors’ Share Purchase Plan.  During the year, 10,172 shares were acquired and allocated to 4 Directors under this plan.  Brokerage of $1,009 was paid by the Bank in acquiring these shares.

(B)    Base remuneration for Mrs G P Kelly comprises cash salary, available salary package options grossed-up by related fringe benefits tax, where applicable, and annual leave expense.

(C)    Mrs Kelly’s STI opportunity for the 30 September 2007 year was 130% of her base remuneration.  This entitlement has been forfeited due to Mrs Kelly’s resignation.

(D)    Remuneration in respect of short term benefits excludes insurance premiums paid by the Group in respect of Directors’ and officers’ liability insurance contracts.  These contracts cover both current and former Directors and officers.  Under the terms of the insurance policy, the Group is prohibited from disclosing the total premium paid.  The premium has not been allocated to individuals covered by the insurance policy as, based on all available information, the Directors consider that no reasonable basis for such allocation exists.

(E)    Represents the long service leave expense recognised during the financial year.

(F)    Represents superannuation guarantee charge applicable to Directors under 70 years of age.

(G)    In the case of the former Managing Director, the fair value of options is calculated at the grant date using the Binomial method.  The number of options used to determine share based remuneration is adjusted for estimated forfeiture and then further adjusted for actual forfeiture over the vesting period.  The resultant expense is allocated evenly to each reporting period over the period from the grant date to the prescribed exercise date.  The following factors were used in determining the fair value of options on the grant date:

Grant Date	Date first exercisable	Fair value per option	Exercise price	Price of shares on grant date	Estimated volatility	Risk free interest rate	Dividend yield	Expected life (years)
		$	$	$	%	%	%
1-Oct-04	30-Sep-07	2.07	21.70	22.01	15.0	5.25	5.70	3.5

(H)    In the case of the former Managing Director, the fair value of awards, comprising rights over unissued shares granted under the Executive Performance Share Plan, has been determined using the share price of the Bank’s ordinary shares on the grant date.  The number of shares used to determine share based remuneration is adjusted for estimated forfeiture at the grant date and then further adjusted over the vesting period for actual forfeiture.  To determine the amount disclosed as remuneration in each year, the fair value is allocated evenly to each reporting period over the period from the grant date to the prescribed exercise date.

(I)     At the Bank’s Annual General Meeting on 19 December 2003, shareholders approved a resolution that Non-Executive Directors appointed after 30 September 2003 would not be entitled to retirement benefits.  Payment of retirement benefits that have already been accrued will not exceed the entitlement at 30 September 2003.

For Mrs G P Kelly in the 2007 year, the value of options included in remuneration as a percentage of total remuneration was 4.2% (2006: 6.6%) and the proportion of total remuneration at risk was 9.3% (2006: 58.9%).  The 2007 year remuneration percentages have been compiled prior to the impact of adjusting for the forfeiture of share based payments.

Share based payments – unaudited

No options or shares have been granted to Non-Executive Directors.

Details of the vesting profile of options and awards granted as remuneration to Mrs G P Kelly that affect her remuneration in the 30 September 2007 year or future financial years is as follows:

	Options Granted			% Forfeited in		Value yet to vest $
	Number	Date	% Vested in year	year	Vesting date	Min	Max
G P Kelly	125,000	1 October 2004	100	—	30 September 2007	—	—
	250,000	1 October 2004	—	100	30 September 2008	—	—

	Awards Granted			% Forfeited in		Value yet to vest $
	Number	Date	% Vested in year	year	Vesting date	Min	Max
G P Kelly	14,400	1 October 2004	100	—	30 September 2007	—	—
	28,800	1 October 2004	—	100	30 September 2008	—	—

Mrs G P Kelly resigned on 24 August 2007 and all options and awards vesting after 30 September 2007 were forfeited.

Directors’ Shareholdings

The relevant interest of each Director in the share capital of the Bank at the date of this report is outlined in the following table.  Each interest is held beneficially by the relevant Director.

Name	Fully paid ordinary shares	SAINTS	CPS	Options granted over ordinary shares
J M Thame	150,216	—	—	—
J S Curtis (1)	22,541	318	—	—
T J Davis	17,165	—	5,000	—
R A F England	5,258	—	—	—
P J O Hawkins	8,660	—	—	—
R Holliday-Smith	2,500	—	—	—
P D R Isherwood AO	32,000	263	1,000	—
L B Nicholls AO	7,450	—	—	—
G J Reaney	48,863	—	—	—

(1)          Mr J S Curtis also holds an interest in 15,000 instalment warrants in fully paid ordinary shares of the Bank.

Directors’ Interests

Details of the interest held by Directors of the Bank in registered schemes offered by the Group at the date of this report are as follows:

Name	Registered scheme	Units held
J M Thame	Advance Imputation Fund	27,981

Share Options

On 1 October 2006, 403,287 options were granted to 8 Group Executives.  On 16 July 2007, 19,949 options were granted to 1 Group Executive.  438,436 options were forfeited by 2 Group Executives and the Managing Director and Chief Executive Officer during the year as a result of cessation of employment.  No options have been granted since the end of the financial year and up to the date of this report.  926,990 ordinary shares were issued as a result of exercising options granted under the Executive Option Plan.  The number of options outstanding at the date of this report is 1,465,313.

Corporate Governance

The Acting Chief Executive Officer and Chief Financial Officer have provided a written statement to the Board that in their respective opinions:

(i)	the financial records of the Group have been properly maintained in accordance with section 286 of the Corporations Act 2001;

(ii)

the financial statements and accompanying notes comply with accounting standards and give a true and fair view of the financial condition and operational results of the Group and the Bank for the year ended 30 September 2007;

(iii)	the financial statements of the Group are founded on a sound system of risk management and internal compliance which implement the policies adopted by the Board; and

(iv)	the risk management, compliance and control framework adopted by the Group as it relates to financial reporting is operating effectively and efficiently, in all material respects.

Non-Audit Services

During the year, KPMG, the Bank’s auditor performed certain non-corporate statutory audit services for which they were paid $4.646 million (2006: $4.528 million).  Details are set out in Note 36.

The Board has considered the non-audit services provided during the year by the auditor and in accordance with written advice provided by resolution of the Board Audit Committee, is satisfied that the provision of those non-audit services during the year by the auditor is compatible with, and did not compromise, the auditor independence requirements of the Corporations Act 2001 for the following reasons:

(i)

all non-audit services were subject to the corporate governance procedures adopted by the Group and have been reviewed by the Board Audit Committee to ensure that they do not impact the integrity and objectivity of the auditor;

(ii)

the non-audit services provided do not undermine the general principle relating to auditor independence as set out in the Accounting and Professional Ethical Standards Board’s APES 110 “Code of Ethics for Professional Accountants” which replaces Professional Statement F1 Professional Independence, as they did not involve reviewing or auditing the auditor’s own work, acting in a management or decision making capacity for the Group, acting as an advocate for the Group or jointly sharing risks and rewards.

The lead auditor’s independence declaration as required under section 307C of the Corporations Act 2001 is attached to and forms part of the Directors’ Report.

Principal Activities of the Group

The principal activities of the Group during the financial year were undertaken by the following business segments:

Retail Bank (RB)

RB is responsible for residential and consumer lending, provision of personal financial services including transaction services, call and term deposits, small business banking and financial planners.  This division manages retail branches, call centres, agency networks and electronic channels such as EFTPOS terminals, ATMs and Internet banking.

Institutional and Business Banking (IBB)

IBB is responsible for liquidity management, securitisation, wholesale funding, capital markets, treasury market activities including foreign exchange, money market and derivatives, corporate and business relationship banking, international and trade finance banking services, leasing, hire purchase, automotive finance, commercial property lending and cash flow financing, including invoice discounting.

BankSA (BSA)

BSA is responsible for providing retail banking, business banking and private banking services to customers in South Australia and the Northern Territory.  These services have been extended into country New South Wales and Victoria.  Customers are serviced through branches, electronic agencies, ATMs, call centres, EFTPOS terminals and Internet banking.

Wealth Management (WM)

WM is responsible for providing superannuation and wealth management administration platforms, investment management and packaging, dealer group services, margin lending, private banking services and general and life insurance.

Group’s Objective

The Group’s low-risk, organic growth strategy has consistently delivered superior results for shareholders.   This strategy is best reflected in the core strategic framework developed in 2002:

•                                          Deepen and strengthen relationships with customers in our chosen markets

•                                          Leverage specialist capabilities for growth

•                                          Creatively differentiate on service

•                                          Accelerate and empower relationship selling

•                                          Build team and performance culture

•                                          Optimise cost structure

Against this framework, the Group has over the past several years, prioritised the following key areas:

•                                          People and Customers

•                                          Home Loans

•                                          Deposits

•                                          Middle Market

•                                          Wealth Management

•                                          Productivity Management

•                                          Victoria, Queensland and Western Australia Expansion

Significant progress has been made in all of these areas since 2002, accompanied with material levels of investment.

The Group has achieved a shift from being product centric to customer centric, focussed on full service relationship banking.  It has prioritised particular customer segments and has focussed on delivering differentiated levels of service to these customer groupings.  The broader management team has been substantially strengthened both through training and development and through key talent selection and recruitment.  Sales and business development skills have substantially improved while commercial disciplines and risk management frameworks have been embedded.

Targeted and focussed expansion has occurred, not only in Victoria, Queensland and Western Australia, but also in the Bank’s core states of New South Wales and South Australia.

The Group has driven a programme of continuous productivity improvements through investment in people, in technology and the application of new business processes and tools.

The Group’s core cultural heritage of being warm, friendly, caring, team-based and genuinely focussed on the customer experience remains a priority, with initiatives in place to further deliver on this objective.

Substantial further work and investment is being prioritised to strengthen this platform, enhance consistency and deliver improved customer experience outcomes continues to be undertaken, and specifically include:

•                                          Re-engineering key business processes, prioritising mortgages and business lending;

•                                          Enhancing the on-boarding experience for new customers to the Bank;

•                                          Leveraging the Group’s wealth platforms, products and capabilities to deepen customer relationships, across retail and business segments;

•                                          Continued expansion in Victoria, Queensland and Western Australia;

•                                          Further investment and capability build within the Middle Market segment;

•                                          Continuing refinement and extension of sales and service disciplines within retail.

Operating and Financial Review

Overview of the Group

The net profit of the Group for the financial year after income tax, minority interests, goodwill impairment, significant items and before preference dividends was $1,190 million (2006: $1,068 million).  The net profit available to ordinary shareholders was $1,163 million (2006: $1,048 million).

The solid increase in net profit is driven from increased profit contributions from all business segments as demonstrated below:

	Net profit before tax (1)
Business Segment	2007	2006	Increase
	$M	$M	%
Retail Bank	773	709	9.0
Institutional and Business Banking	480	418	14.8
BankSA	241	214	12.6
Wealth Management	210	174	20.7
	1704	1515

(1)              Before goodwill impairment, significant items and hedging and non-trading derivatives volatility.

The following table provides details of returns to shareholders over the past five years:

					Previous GAAP	Previous GAAP
		2007	2006	2005	2004	2003
Net profit available to shareholders	$M	1,163	1,048	915	717	606
Basic earnings per share (1)	Cents	218.9	195.8	173.1	160.8	142.2
Dividends per share	Cents	168	151	137	122	95
Share price (2)		$35.39	30.24	27.89	21.85	20.49

(1)              Before goodwill amortisation/impairment, significant items, non-trading derivatives and after preference share dividends.

(2)              Share price at 30 September.

Review of Financial Condition

St.George’s shareholders’ equity increased from $5.3 billion to $5.9 billion.  This increase is primarily due to $142 million of ordinary capital raised through the dividend reinvestment plan, a $288 million increase in retained profits and a $92 million increase in reserves.  The final dividend for the year ended 30 September 2007 has not been provided for in the financial statements and as a result has not been deducted from retained earnings.

St.George’s capital position remains strong with a total capital adequacy ratio of 10.2% at 30 September 2007 (2006: 10.8%).  This ratio is above APRA’s minimum requirement of 10.0%.  At 30 September 2007, St.George’s Adjusted Common Equity (ACE) ratio was 4.9% (2006: 4.8%).

Dividends

Information regarding dividends paid or declared by the Bank since the end of the previous financial year is included in Note 9.

Review of Operations

A review of the operations of the Group is contained in the “Chairman’s Letter”, “Acting CEO’s Letter” and “Shareholder Friendly Financials”.  These sections are to be regarded as incorporated into this report.

State of Affairs

Significant changes in the state of affairs of the Group during the financial year were as follows:

Securitisation

The Bank securitised a total of $5.9 billion of housing loans in March and June 2007 through the Crusade Program (2006: $8.2 billion).  The total value of securitised receivables outstanding at 30 September 2007 was $18,752 million (2006: $17,998 million).

Borrowing Transactions

In November 2006, the Bank issued $150 million of fixed rate and $450 million of floating rate transferable deposits, maturing in November 2011.

In January 2007, the Bank issued EUR500 million of floating rate notes, maturing in January 2010.

In February 2007, the Bank redeemed A$100 million of fixed rate and A$100 million of floating rate subordinated notes, maturing in February 2012.

In April 2007, the Bank issued CAD250 million of fixed rate subordinated notes, maturing in April 2017.

In June 2007, the Bank issued A$200 million of floating rate subordinated notes, maturing in June 2017.

In June 2007, the Bank redeemed its US$250 million Depositary Capital Securities that were classified as preference shares.

In July 2007, the Bank issued EUR500 million of fixed rate notes, maturing in July 2012.

In September 2007, the Bank redeemed A$60 million of fixed rate and A$40 million of floating rate subordinated notes, maturing in September 2012.

Capital Management

During the year, 4.2 million ordinary shares were issued pursuant to the Bank’s Dividend Reinvestment Plan raising $142 million in capital.

In December 2006, 3.25 million Converting Preference Shares (CPS) were issued raising $320 million of non-innovative Tier 1 capital. The CPS are classified as debt and distributions are included in interest expense.

In June 2007, US$250 million of Depositary Capital Securities that qualified as Tier 1 Capital were redeemed.

The DRP on the final ordinary dividend is to be underwritten up to a level of 100%.

Credit Ratings

In May 2007, Moody’s Investors Service (“Moody’s”) upgraded the Bank’s long-term counterparty credit rating to Aa2 from A1.  Moody’s reaffirmed the Bank’s P-1 short-term counterparty credit rating.

Moody’s also upgraded St.George’s Bank Financial Strength Rating (“BFSR”) to B from B-.

The ratings upgrade results from Moody’s new BFSR and Joint Default Analysis methodologies.

Managing Director and Chief Executive Officer

On 24 August 2007, Mrs Gail Kelly resigned as the Bank’s Managing Director and Chief Executive Officer.  Mr Paul Fegan is acting Chief Executive Officer while an executive search is conducted.

Environmental Regulation

Other than stated below, the operations of the Bank and its controlled entities are not subject to any particular or significant environmental regulation under a law of the Commonwealth or of a State or Territory.  The Bank may however become subject to environmental regulation when enforcing securities over properties to recover outstanding debts.

Furthermore, the Bank has submitted to the New South Wales State Government a strategy of energy use reduction in conformity with the Energy Administration Amendment (Water and Energy Savings) Act 2005.

Events Subsequent to Reporting Date

Since 30 September 2007, the Bank has proposed a final dividend on ordinary shares (Note 49).  The Dividend Reinvestment Plan on the 2007 final ordinary dividend is being underwritten up to a level of 100%.  The Bank is planning to issue up to $400 million of non-innovative Tier 1 capital.

Directors are not aware of any other matter or circumstance that has occurred since the end of the financial year that has significantly affected or may significantly affect the operations of the Group, the results of those operations or the state of affairs of the Group in subsequent financial years.

Likely Developments

As a result of Basel II, the Bank has introduced a broad range of enhancements to its risk management framework.  Significant business benefit has been derived from the new methodologies and risk management practices.

The Group is targeting Advanced status for the calculation of capital requirements under Basel II.  The Group is targeting 1 January 2009 as the start date for Basel II.

Accreditation for the Advanced approaches under Basel II is subject to APRA approval.  APRA has indicated that the Group will remain subject to Basel I during 2008.

Further details of likely developments in the operations of the Group in subsequent financial years are contained in the ‘Chairman’s Letter’ and the ‘Acting CEO’s Letter’.  These sections are to be regarded as incorporated into this report.

Further information regarding likely developments in the operations of the Group and the expected results thereof, has not been included in this report because the disclosure of the information would be likely to result in unreasonable prejudice towards the interests of the Group.

Indemnification and Insurance of Directors and Officers

The Bank’s Constitution provides for an indemnity to each person who is or has been a Director, principal executive officer or the secretary of the Bank against any liability which results directly or indirectly from facts or circumstances relating to the person serving or having served in that capacity, incurred on or after 1 April 1994 to any person whether or not arising from a prior contingent liability and, which does not arise out of conduct involving a lack of good faith and conduct known to the person to be wrongful.

In addition, such indemnity also extends to costs and expenses incurred by the person in defending civil or criminal proceedings in which judgement is given in favour of the person or in which the person is acquitted or the courts grant relief.

The Constitution also provides, to the extent permitted by law, for the Directors to authorise the Bank to enter into any documentary indemnity in favour of, or insurance policy for, the benefit of a person who is or has been a Director, executive officer, secretary, auditor, employee or other officer of the Bank, which indemnity or insurance policy may be in such terms as the Board of Directors approves.

Directors’ and Officers’ Insurance

The Bank has paid a premium in respect of a contract of insurance insuring certain officers of the Bank and its controlled entities against those liabilities for which insurance is permitted under the Corporations Act 2001.  Such officers consist of the Directors named earlier in this report, the company secretaries, executive officers, Bank officers appointed on the Bank’s behalf to external directorships, and all persons deemed to be officers of the Bank and related bodies corporate under the provisions of the Corporations Act 2001, together with all other former and future Directors, company secretaries and officers.  Disclosure of the nature of the liabilities and the amount of the premium is prohibited under the conditions of the contract of insurance.

Rounding of Amounts

The Bank is a company of the kind referred to in Australian Securities and Investments Commission class order 98/100 dated 10 July 1998, as amended by class order 05/641 dated 28 July 2005 and 06/51 dated 31 January 2006.  Accordingly, amounts in this report and the accompanying Financial Statements have been rounded to the nearest one million dollars except where otherwise indicated.

Signed in accordance with a resolution of the Directors.

J M Thame

Chairman

P D R Isherwoo AO

Director

Signed at Sydney, New South Wales

31 October 2007

Lead Auditor’s Independence Declaration under Section 307C of the Corporations Act 2001

To: the directors of St. George Bank Limited

I declare that, to the best of my knowledge and belief, in relation to the audit for the financial year ended 30 September 2007 there have been:

(i)                           no contraventions of the auditor independence requirements as set out in the Corporations Act 2001 in relation to the audit; and

(ii)                        no contraventions of any applicable code of professional conduct in relation to the audit.

KPMG

P M Reid

Sydney

31 October 2007

KPMG, an Australian partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG international, a Swiss cooperative.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

INCOME STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

		Consolidated		Bank
	NOTE	2007	2006	2007	2006
		$M	$M	$M	$M

Interest income	2	8,203	6,781	6,613	5,568
Interest expense	2	6,010	4,768	4,760	3,855
Net interest income		2,193	2,013	1,853	1,713

Other income	3,7	1,092	994	1,092	1,183

Total operating income		3,285	3,007	2,945	2,896

Bad and doubtful debts expense	4	178	144	158	127

Operating expenses	5,7	1,390	1,341	1,301	1,230

Profit before income tax		1,717	1,522	1,486	1,539

Income tax expense	6,7	525	445	392	355

Profit from continuing operations		1,192	1,077	1,094	1,184

Discontinued operation
Loss from discontinued operation net of tax	8	—	13	—	2
Net profit for the year		1,192	1,064	1,094	1,182

Attributable to:

Shareholders of the Bank		1,190	1,068	1,094	1,182

Minority interest
- continuing operations		2	1	—	—
- discontinued operation		—	(5)	—	—

Net profit for the year		1,192	1,064	1,094	1,182

Dividends per ordinary share (cents)
- Interim dividend paid	9	82	74
- Final dividend paid	9	—	77
- Final dividend proposed	49	86	—

Earnings per share from continuing operations (cents)
Basic	10	219.5	201.4
Diluted	10	217.8	199.9

The income statements should be read in conjunction with the accompanying notes to the financial statements.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

BALANCE SHEETS

AS AT 30 SEPTEMBER 2007

		Consolidated		Bank
	NOTE	2007	2006	2007	2006
		$M	$M	$M	$M

ASSETS
Cash and liquid assets	11	2,081	1,081	2,081	1,077
Receivables due from other financial institutions	12	1,244	1,182	625	510
Assets at fair value through the income statement	13	11,339	6,192	11,450	6,591
Derivative assets	46	1,271	1,093	1,154	916
Available for sale investments	14	929	1,541	1	1
Loans and other receivables	15	89,884	81,516	65,878	58,901
Bank acceptances of customers		16,343	11,908	16,343	11,908
Amounts receivable from controlled entities		—	—	4,737	3,988
Investments in controlled entities	19	—	—	2,425	2,492
Investment in associated companies		28	28	25	24
Property, plant and equipment	20	345	334	327	316
Intangible assets	21	1,323	1,291	903	873
Deferred tax assets	22	215	193	188	163
Other assets	23	798	643	687	643

TOTAL ASSETS		125,800	107,002	106,824	88,403

LIABILITIES
Deposits and other borrowings	24	70,803	54,633	70,476	53,435
Payables due to other financial institutions	25	1,013	401	1,013	401
Liabilities at fair value through the income statement	26	—	390	—	—
Derivative liabilities	46	3,440	1,190	1,869	688
Bank acceptances		6,348	7,287	6,348	7,287
Amounts payable to controlled entities		—	—	995	1,566
Provision for dividends	27	2	3	2	3
Current tax liabilities		101	160	90	140
Deferred tax liabilities	22	123	172	89	137
Other provisions	28	116	125	108	115
Bonds and notes	29	34,971	34,593	17,024	16,526
Loan capital	30	2,231	2,032	2,231	2,032
Bills payable and other liabilities	31	768	673	634	561

TOTAL LIABILITIES		119,916	101,659	100,879	82,891

NET ASSETS		5,884	5,343	5,945	5,512

SHAREHOLDERS’ EQUITY
Share capital	32	4,549	4,376	4,559	4,420
Reserves	33	243	151	271	169
Retained profits	34	1,086	798	1,115	923

Equity attributable to shareholders of the Bank		5,878	5,325	5,945	5,512

Minority interest	35	6	18	—	—

TOTAL SHAREHOLDERS’ EQUITY		5,884	5,343	5,945	5,512

The balance sheets should be read in conjunction with the accompanying notes to the financial statements.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

STATEMENTS OF RECOGNISED INCOME AND EXPENSE

FOR THE YEAR ENDED 30 SEPTEMBER 2007

		Consolidated		Bank
	NOTE	2007	2006	2007	2006
		$M	$M	$M	$M

Foreign currency translation reserve
Foreign exchange translation differences (net of tax)	33	—	(5)	—	—

Cash flow hedge reserve
Gains and losses on cash flow hedging instruments (net of tax)
Recognised in equity	33	46	20	53	17
Transferred to the income statement	33	1	(1)	1	(1)

Available for sale reserve
Losses on available for sale investments (net of tax)
Recognised in equity	33	(3)	(1)	—	—

Defined benefit plan actuarial gains (net of tax)	34	2	—	2	—

Net income recognised directly in equity		46	13	56	16

Profit for the year		1,192	1,064	1,094	1,182

Total recognised income and expense for the year		1,238	1,077	1,150	1,198

Total recognised income and expense for the year attributable to:
Shareholders of the Bank		1,236	1,081	1,150	1,198
Minority interests		2	(4)	—	—
Total recognised income and expense for the year		1,238	1,077	1,150	1,198

Effects of change in accounting policy - financial instruments
Net decrease in retained profits	34	—	(131)	—	(127)
Net increase in reserves	33	—	54	—	62

The statements of recognised income and expense should be read in conjunction with the accompanying notes to the financial statements.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

		Consolidated		Bank
	NOTE	2007	2006	2007	2006
		$M	$M	$M	$M

CASH FLOWS FROM OPERATING ACTIVITIES

Interest received		8,289	6,746	6,729	5,584
Interest paid		(6,059)	(4,813)	(4,834)	(3,871)
Other income received		915	850	720	671
Operating expenses paid		(1,292)	(1,201)	(1,244)	(1,092)
Income tax paid		(608)	(457)	(607)	(457)
Purchase of available for sale investments		(384)	(1,715)	—	—
Proceeds from sale and redemption of available for sale investments		1,005	1,330	—	—
Net (increase)/decrease in assets
- balance due from other financial institutions (not at call)		3	(82)	2	(77)
- assets at fair value through the income statement		(5,191)	(181)	(4,983)	(704)
- loans and other receivables		(13,067)	(13,332)	(11,292)	(7,773)
Net increase/(decrease) in liabilities
- balance due to other financial institutions (not at call)		(104)	135	(104)	135
- deposits and other borrowings		15,424	5,515	16,034	5,672
- bonds and notes		2,460	7,624	1,615	3,087

Net cash provided by operating activities	(a)	1,391	419	2,036	1,175

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from disposal of controlled entity	(b)	27	23	27	23
Increase in investment in associated companies	(b)	—	(25)	—	(25)
Investment in controlled entities		—	—	(14)	(647)
Dividends received		8	6	246	415
Payments for shares		—	(1)	—	—
Proceeds from sale of shares		8	8	8	8
Proceeds from sale of businesses		—	4	—	4
Restructure related payments		(11)	—	(11)	—
Payments for property, plant and equipment		(91)	(59)	(85)	(57)
Proceeds from sale of property, plant and equipment		29	158	29	38
Net increase in amounts receivable from controlled entities		—	—	(756)	(1,144)
Net increase/(decrease) in amounts payable to controlled entities		—	—	(536)	772
Net (increase)/decrease in other assets		(219)	(142)	(144)	(156)

Net cash used in investing activities		(249)	(28)	(1,236)	(769)

CASH FLOWS FROM FINANCING ACTIVITIES

Net increase/(decrease) in liabilities
- other liabilities		36	(20)	44	(91)
- liabilities at fair value through the income statement		(390)	—	—	—
- loan capital		(32)	34	(32)	34
Net proceeds from the issue of perpetual notes		—	3	—	3
Net proceeds from the issue of Step-up Preference Shares		—	148	—	148
Net proceeds from the issue of Converting Preference Shares		320	—	320	—
Proceeds from the issue of shares		17	9	17	9
Buyback of shares		—	(300)	—	(300)
Issue costs		—	(1)	—	(1)
Dividends paid (excluding DRP)	(d)	(725)	(585)	(725)	(585)
Net purchase of Treasury shares		—	(10)	—	(10)

Net cash used in financing activities		(774)	(722)	(376)	(793)

Net increase/(decrease) in cash and cash equivalents		368	(331)	424	(387)

Cash and cash equivalents at the beginning of the year		1,407	1,738	731	1,118

Cash and cash equivalents at the end of the year	(c)	1,775	1,407	1,155	731

The statements of cash flows should be read in conjunction with the accompanying notes to the financial statements.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(a)          Reconciliation of profit after tax from continuing operations to net cash provided by operating activities

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Net profit attributable to shareholders of the Bank	1,190	1,068	1,094	1,182

Net profit on sale of property, plant and equipment	(10)	(48)	(10)	(7)
Net profit on sale of shares	(8)	(10)	(8)	(10)
Net profit on sale of businesses	—	(4)	—	(4)
Net profit on disposal of controlled entities	(3)	—	27	—
Dividends received	(8)	(6)	(246)	(415)
Treasury trading profit	(103)	(70)	(71)	(51)
Non trading derivatives movement	(13)	(14)	(24)	(33)
Gain on redemption of perpetual notes	—	—	(20)	—
Bad and doubtful debts expense	178	144	158	127
Share based compensation	12	12	12	11
Depreciation	61	67	56	57
Amortisation of deferred expenditure	31	32	24	25
Impairment of deferred expenditure	—	32	—	32
Write-down of investment in controlled entities	—	—	29	—
(Increase)/decrease in assets
- interest receivable	86	(35)	93	16
- other income receivable	(28)	12	(60)	7
- balance due from other financial institutions (not at call)	3	(82)	2	(77)
- loans and other receivables	(13,067)	(13,332)	(11,292)	(7,773)
- available for sale securities	621	(385)	—	—
- assets at fair value through the income statement	(5,191)	(181)	(4,983)	(704)
- net position of deferred tax assets/(liabilities)	(71)	(145)	(73)	(88)
Increase/(decrease) in liabilities
- interest payable	(49)	71	(73)	(15)
- accrued expenses	49	30	(86)	(9)
- balance due to other financial institutions (not at call)	(104)	135	(104)	135
- provision for current income tax	(59)	(3)	(50)	(5)
- other provisions	(10)	(8)	(8)	15
- deposits and other borrowings	15,424	5,515	16,034	5,672
- bonds and notes	2,460	7,624	1,615	3,087

Net cash provided by operating activities	1,391	419	2,036	1,175

(b) Disposal of controlled entity

On 28 September 2007, the Group disposed of its 100% interest in Scottish Pacific Business Finance Holdings Pty Limited for $27 million.  The business contributed $3 million to the Group’s net profit from 1 October 2006 to 28 September 2007.

On 15 March 2006, the Group disposed of its 100% interest in Ascalon Capital Managers Limited (ACML) for $23 million.  ACML’s contribution to net profit from 1 October 2005 to 15 March 2006 was $0.5 million.  Following the sale, the Group acquired a 50% interest in ACML for $25 million.

	2007	2006
	$M	$M

Consideration net of disposal cost	27	23
Fair value of assets disposed	24	15
Profit on sale	3	8
Net inflow of cash	27	23

(c) Reconciliation of cash

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Cash and liquid assets	2,081	1,081	2,081	1,077
Balances due from other financial institutions	900	765	280	93
Due to clearing houses	(982)	(266)	(982)	(266)
Bills payable	(224)	(173)	(224)	(173)
	1,775	1,407	1,155	731

(d) Dividends paid

There were 4,209,831 (30 September 2006: 6,515,394) shares issued pursuant to the Group’s dividend reinvestment plan raising $142 million (30 September 2006: $186 million).

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 1: Summary of Significant Accounting Policies

St.George Bank Limited (the “Bank”) is incorporated and domiciled in Australia.  The address of the Bank’s registered office is 4-16 Montgomery Street, Kogarah, New South Wales, 2217, Australia.  The financial report of the Bank for the year ended 30 September 2007 comprises the Bank and its controlled entities (“the Group”) and the Group’s interest in associates.

The financial report was authorised for issue by the Directors on 31 October 2007.

(a)     Statement of compliance

This financial report is a general purpose financial report which has been prepared in accordance with Australian Accounting Standards, the Corporations Act 2001 and the Banking Act 1959.  International Financial Reporting Standards (“IFRS”) form the basis of Australian Accounting Standards (“AASBs”) adopted by the Australian Accounting Standards Board, and for the purpose of this report are called Australian equivalents to IFRS (“AIFRS”).

As a result of complying with AIFRS, the Group’s financial report also complies with IFRS and interpretations adopted by the International Accounting Standards Board.

The Bank’s financial report does not comply with IFRS as the Bank has elected to apply relief provided to parent entities by AASB 132: Financial Instruments: Disclosure and Presentation, in respect of certain disclosure requirements.

(b)     Basis of preparation

The accounting policies set out below have been applied consistently to all periods presented in this financial report and have been applied consistently by Group entities.

In the prior financial year, the Group adopted AASB 132: Financial Instruments: Disclosure and Presentation and AASB 139: Financial Instruments: Recognition and Measurement in accordance with the transitional rules of AASB 1: First-time Adoption of Australian Equivalents to International Financial Reporting Standards.  This change has been accounted for by adjusting the opening balance of retained earnings and reserves at 1 October 2005, as disclosed in Note 34 and 33 respectively.

The financial report has been prepared on the historical cost basis except for the following:

•                  Derivative financial instruments are measured at fair value;

•                  Financial instruments at fair value through the income statement are measured at fair value;

•                  Available for sale financial assets are measured at fair value;

•                  Defined benefit plan assets and liabilities are measured at fair value; and

•                  Recognised assets and liabilities that are subject to fair value hedges are fair valued to the extent of the hedged risk.

This financial report is presented in Australian dollars, which is the Bank’s functional currency and the functional currency of the Group.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

The Bank is of a kind referred to in ASIC Class Order 98/100 dated 10 July 1998, as amended by class order 05/641 dated 28 July 2005 and 06/51 dated 31 January 2006.  Accordingly, all financial information presented in Australian dollars has been rounded to the nearest million unless otherwise stated.

The preparation of financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses.  Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis.  Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future periods affected.

In particular, information about significant areas of estimation uncertainty and critical judgements in applying accounting policies that have the most significant effect on the amount recognised in the financial statements are described in the following notes:

•                  Note 21 – Intangible assets

•                  Note 6 – Income tax

•                  Note 47 – Financial instruments

The following new standards, amendments to existing standards and new interpretations have been identified as those which impact the Group. They are available for early adoption at 30 September 2007, but have not been applied in preparing this financial report;

•                  AASB 7 Financial Instruments: Disclosure (August 2005) supersedes AASB 130 and the disclosure requirements of AASB 132. AASB 7 is applicable for annual reporting periods beginning on or after 1 January 2007 and will require additional disclosures in respect to the Group’s financial instruments. It requires the disclosure of qualitative and quantitative information about exposure to risks arising from financial instruments, including specified minimum disclosures about credit, liquidity and market risks, including sensitivity analysis to market risk.

•                  AASB 2005-10 Amendments to Australian Accounting Standards (September 2005) makes consequential amendments to AASB 132 Financial Instruments: Disclosures and Presentation, AASB 101 Presentation of Financial Statements, AASB 114 Segment Reporting, AASB 117 Leases, AASB 133 Earnings per Share, AASB 139 Financial Instruments: Recognition and Measurement, AASB 1 First-time Adoption of Australian Equivalents to International Financial Reporting Standards, AASB 4 Insurance Contracts and AASB 1038 Life Insurance Contracts, arising from the release of AASB 7. The complementary amendment to AASB 101 Presentation of Financial Statements — Capital Disclosures (effective from 1 October 2007) introduces disclosures about the level of an entity’s capital and how it manages capital. AASB 2005-10 is applicable for annual reporting periods beginning on or after 1 January 2007 and is expected to only impact disclosures contained within the financial report.

•                  AASB 8 Operating Segments Reporting and AASB 2007-3 Amendments to Australian Accounting Standards arising from AASB 8 (February 2007) replace the presentation requirements of segment reporting in AASB 114 Segment Reporting. AASB 8 is applicable for the annual reporting periods beginning on or after 1 January 2009 and is expected to only impact disclosures contained within the consolidated financial report.

•                  AASB Interpretation 10 Interim Financial Reporting and Impairment prohibits the reversal of an impairment loss recognised in a previous interim period in respect of goodwill, investment in equity instruments or financial assets carried at cost. Interpretation 10 will be applicable to annual reporting periods beginning on or after 11 November 2006.

•                  AASB Interpretation 11, AASB 2 Group and Treasury Share Transactions and AASB 2007-1 Amendments to Australian Accounting Standards arising from AASB Interpretation 11, addresses the classification of a share based payment transaction in which equity instruments of the parent are transferred, in the financial statements of the entity receiving the services. Interpretation 11 will be applicable to annual reporting periods beginning on or after 1 March 2007.

•                  AASB 2007-4 Amendments to Australian Accounting Standards Arising from ED 151 and Other Amendments (April 2007) allows additional choices in the application of AASB 107 Cash Flow Statements and AASB 131 Interests in Joint Ventures, amends the definition of “separate financial statements” in certain standards, removes the commentary from AASB 119 Employee Benefits that Australia does not have a sufficiently active and liquid market for high quality corporate bonds for the purpose of discounting employee benefit liabilities, and removes many of the additional Australian disclosure requirements in a number of standards, other than those considered particularly relevant in the Australian environment. The initial application of AASB 2007-4 is not expected to materially impact the financial results of the Bank or Group.

(c)     Consolidation

The consolidated financial report comprises the financial report of the Bank and all entities that are controlled by the Bank.  Under AASB 127 Consolidated and Separate Financial Statements, control exists when the Bank has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities.  Under UIG 112 Consolidation – Special Purpose Entities, control exists where the Bank has the majority of the risks and benefits of the entity.

Where an entity commenced or ceased to be controlled during the year, its results are only included from the date control commenced or up to the date control ceased.

Associates are those entities for which the Group has significant influence, as defined in AASB 128 Investments in Associates, but not control, over the financial and operating policies.  The consolidated financial statements include the Group’s share of the total recognised gains and losses of associates on an equity accounted basis, from the date that significant influence commences until the date that significant influence ceases.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

When the Group’s share of losses exceeds its interest in an associate, the carrying amount of the Group’s investment is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of an associate.

All inter-entity balances and transactions between Group entities have been eliminated on consolidation.

Trusts involved in the securitisation of the Bank’s assets and asset backed-conduit vehicles have been consolidated.  The trusts have been consolidated on the basis that the Group has retained the majority of residual benefits from the trusts’ activities and the majority of residual ownership risks related to the trusts’ assets.

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group (refer Note 1(o)).

Investments in subsidiaries are accounted for at cost in the individual financial statements of the Bank.

(d)     Foreign currency

Transactions in foreign currencies are translated at the foreign exchange rate at the date of the transaction.  All monetary assets and liabilities held in foreign currencies are shown in this financial report at the exchange rates prevailing at balance date.  Foreign currency forwards, futures, swaps and options are valued at fair value using the appropriate market rates at balance date.  Unrealised profits and losses arising from these revaluations are recognised in the income statement, subject to the application of hedge accounting (refer Note 1(i)).

For foreign exchange trading activities, it is the policy of the Group to maintain a substantially matched position in foreign currency assets and liabilities, hence the net exposure to exchange risk is not significant.

(e)     Translation of controlled foreign entities

The functional currency of the domestic operations of the Bank has been determined to be Australian dollars (AUD), as this currency best reflects the economic substance of the underlying events and circumstances relevant to the Bank.  Each entity within the Group has also determined their functional currency based on their own primary economic indicators.

Assets and liabilities of foreign operations with an overseas functional currency are translated to AUD (the Group’s presentation currency) at balance sheet date at the foreign exchange rates ruling at that date.  Revenues and expenses of these entities are translated to AUD at the spot exchange rate at the date of the transaction.  All resulting exchange differences are recognised in the Foreign Currency Translation Reserve as a separate component of equity and are released to the income statement upon disposal.

(f)     Cash and liquid assets

Cash and liquid assets are readily convertible to cash and subject to insignificant risk of change in value and comprise cash held in branches, ATMs, cash at bank, money at call, bills receivable, remittances in transit and securities purchased under agreement to resell.  Interest income on cash and liquid assets is recognised using the effective interest rate method in the income statement.  Cash and liquid assets are recognised at the face value or the gross value of the outstanding balance.

For the purpose of the cash flow statement, cash and cash equivalents include highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in fair value.  Such investments are normally those with an original maturity of less than 3 months.  Cash and cash equivalents include cash and balances with the Reserve Bank, short term amounts included in receivables due from other financial institutions, payables due to other financial institutions and bills payable.

(g)    Receivables due from other financial institutions

Balances due from other financial institutions are loans and receivables.  These include loans, nostro balances and settlement account balances due from other banks.  They are measured at fair value at inception and subsequently measured at amortised cost using the effective interest rate method.  Interest income is recognised using the effective interest rate method in the income statement.

The effective interest rate is the rate that exactly discounts estimated future cash receipts or payments and certain acquisition expenses through the expected life of the instrument.  When calculating the effective interest rate, the Group estimates cash flows considering all contractual terms of the financial instrument but does not consider future credit losses.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(h)    Assets at fair value through the Income Statement

Assets at fair value through the Profit and Loss are described in these accounts as assets at fair value through the Income Statement.

Trading securities are purchased without the intention of being held to maturity.  The securities are recorded at fair value based on quoted market prices.  Realised and unrealised gains and losses are recognised in the income statement.  Interest on trading securities is included in net interest income.  At acquisition, trading securities are recorded on a settlement date basis.

Quoted bid prices, where available, are used to account for the fair value of assets.  Quoted mid prices where available, are used to account for fair value of assets where there is an offsetting risk position in a portfolio.

Realised gains and losses on disposal and unrealised fair value adjustments are included in other income.  Interest income on assets at fair value through the income statement is included within interest income using the effective interest rate method.  Dividends continue to be reflected in other income when earned.

(i)     Derivative financial instruments

The Group makes use of the derivatives market for trading purposes and to hedge foreign exchange, interest rate risk and credit risk.

All derivatives that do not meet the hedging criteria under AASB 139 are classified as derivatives held for trading, with changes in fair value recognised immediately within the income statement.

Interest income and expense on derivatives, except those used to manage underlying assets and liabilities, is included within other income.  Interest income and expense for derivatives used to managed underlying assets and liabilities are included with the interest flows of these items within interest income or expense.

Derivatives are initially recognised at trade date at fair value.  Subsequent to initial recognition, derivatives are measured at fair value.  The method of recognising the gain or loss on re-measurement of fair value depends on whether the derivative is designated as a hedging instrument, the nature of the item being hedged and whether the derivative qualifies for hedge accounting.  A positive revaluation amount of a contract is disclosed as an asset and a negative revaluation amount of a contract is disclosed as a liability.

The Group has adopted cash flow hedging or a combination of cash flow and fair value hedging in respect of its asset and liability management activities.

Fair values are obtained from quoted market prices where there is a market and valuation techniques are used when there is no active market.  Valuation techniques include discounted cash flow models and options pricing models as appropriate.

The Group documents, at the inception of the transaction, the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions.  The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

Fair value hedges

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recognised in the income statement within other income, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk.  If the fair value hedge relationship is terminated, other than due to the derecognition of the hedged item, fair value hedge accounting ceases and for interest earning assets or interest bearing liabilities, the fair value adjustment of the hedged item is amortised to the income statement over the remaining term of the hedged item.

If the hedged item is derecognised, the unamortised fair value adjustment is recognised immediately in the income statement.

Cash flow hedges

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognised in equity.  The gain or loss relating to the ineffective portion is recognised immediately in the income statement.  This represents the amount by which the changes in the fair value of the expected cash flow of the derivative differ from the fair value of the changes (or expected changes) in the cash flow of the hedged item.

Amounts from the cash flow hedge reserve are transferred to the income statement when the cash flows on the hedged item are recognised in the income statement.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is amortised to the income statement over the remaining term of the original hedge.  Where the hedged item is derecognised, the cumulative gain or loss is recognised immediately in the income statement.

Derivatives that do not qualify for hedge accounting

Derivatives contracts entered into as economic hedges that do not qualify for hedge accounting are held at fair value through the income statement.  Interest income on these derivative contracts is recognised together with the underlying item within interest income and expense.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Embedded derivatives

A derivative may be embedded within a host contract.  If the host contract is not already measured at fair value with changes in fair value reported in the income statement, the embedded derivative is separated from the host contract where the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract.  This is then accounted for as a stand alone derivative instrument at fair value.  Otherwise, the embedded derivative is accounted for on the same basis as the host contract.

(j)     Investments and other financial assets

Investment securities, shares in entities and other investments are classified as available for sale investments.

Available for sale investments are non-derivative assets intended to be held for an indefinite period of time, including commercial paper and equities.  They may be sold in response to a need for liquidity or changes in interest rates and exchange rates.

Available for sale investments are initially recognised at fair value plus transaction costs.  They are subsequently remeasured at fair value and gains and losses arising from changes in fair value are recognised in equity in the available for sale reserve until investments are sold, otherwise disposed of, or until such investments become impaired.  Unquoted equities whose fair value cannot be reliably measured are carried at cost.

Interest income is recognised on available for sale investments using the effective interest rate method, calculated over the assets’ expected life.  Premiums and/or discounts arising on purchase are included in the calculation of their effective interest rate.  Dividends are recognised in other income within the income statement when earned.

When a decline in the fair value of an available for sale investment has been recognised directly in equity and there is objective evidence that the asset is impaired, the cumulative loss that had been recognised directly in equity shall be removed from equity and recognised in the income statement.  When a subsequent event causes the amount of impairment loss on an available for sale debt instrument to decrease, the impairment loss is reversed through the income statement.  Where the decrease in the impairment loss relates to an available for sale equity instrument, the reversal of the impairment loss is recognised directly in equity.

When available for sale investments are sold, cumulative gains or losses previously recognised in equity are recognised in other income within the income statement.

(k)    Loans and other receivables

Loans and other receivables are non-derivative financial assets with fixed and determinable payments that are not quoted in an active market.

Loans and receivables include residential, commercial, credit cards, overdrafts and other personal loans, leasing, hire purchase, leveraged leases, margin lending, structured financing, securitised loans and asset backed conduit vehicle receivables.

Loans and other receivables are initially recognised at fair value plus transaction costs.  They are subsequently measured at amortised cost using the effective interest rate method.

Note 1(m) provides additional information with respect to loan impairment.  For more details on revenue recognition, refer to Note 1(dd) revenue recognition.

Finance lease receivables

Finance leases in which the Group is the lessor, are included in loans and other receivables.  At the beginning of the lease term, the present value of the minimum lease payments receivable plus the present value of any unguaranteed residual value accruing to the lessor is recorded in the balance sheet.  Income attributable to the leases is brought to account progressively in the income statement over the lease term on an effective yield basis.

Structured financing

Structured financing by the Group includes participation in leveraged leases and are recorded at the amounts equal to the Group’s participation and included in loans and other receivables in the balance sheet.  Revenue is recognised in the income statement based on an effective yield basis.  Certain structured financing loans are recognised at fair value through the income statement rather than at amortised cost.

Securitisation

The Group periodically sells loans (principally housing loans) to special purpose trusts that issue securities to investors.  Group entities act as manager, servicer and custodian to these trusts.  The Group also provides redraw facilities and basis and interest rate swaps to the trusts.  Securitised loans that do not qualify for de-recognition and the associated funding are included within the Bank’s loans and other receivables and bonds and notes respectively.

The Group does not stand behind the capital value or the performance of the securities or the assets of the trusts.  The Group does not guarantee the payment of interest or the repayment of principal due on the securities.  The loans subject to the securitisation program have been pledged as security for the securities issued by the trusts.  The Group is not obliged to support any losses that may be suffered by the investors and does not intend to provide such support.

The trusts involved in the securitisation of the Bank’s assets and asset backed conduit vehicles have been consolidated.  Accordingly, securitised loans and other assets, together with associated funding within these trusts and entities, are included within the Group’s loans and other receivables and bonds and notes respectively.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(l)                Impaired financial assets

Impaired assets are classified into the following categories:

1)                  Non-Accrual Loans

Loans are classified as non-accrual where:

(a)              contractual payments of principal and/or interest are 90 or more days in arrears, and where the value of security is insufficient to cover repayment of principal and interest;

(b)             a specific provision has been raised; and/or

(c)              there is reasonable doubt about the ultimate collectability of principal and interest within an acceptable timeframe.

2)                  Restructured Loans

These are loans where the original contractual terms have been amended to provide concessions of interest or principal as a result of a customer’s financial or other difficulties in complying with the original facility terms.  These loans are measured at amortised cost and interest and fees recognised as income using the effective interest rate method, whilst the customer complies with the modified terms and conditions.

3)                  Assets Acquired Through Security Enforcement

This category comprises assets where ownership has been assumed in settlement of a debt. These assets are recorded in the balance sheet under Available for Sale Investments and are measured in accordance with the Group’s intention for realisation of the asset.

(m)          Loan impairment

The Group assesses at each balance date whether there is any objective evidence of impairment.  If there is objective evidence that impairment on an individual loan or portfolio of loans has occurred, an impairment assessment is performed and a loss recognised where appropriate.

The amount of the loss is measured as the difference between the loan’s carrying amount and the present value of the expected future cash flows (excluding future credit losses that have not been incurred), discounted at the loan’s original effective interest rate.  Short term balances are not discounted.  The unwinding of the discount from initial recognition of impairment through to recovery of the written down amount is recognised as interest income.  Loans and other receivables are presented net of provisions for loan impairment.

The Group has loan impairment losses that are assessed on both a specific and collective basis.

Specific loan provisions are recognised in situations where, following an assessment of an individual facility, there is objective evidence that a loan is impaired.  All other loans and advances that do not have an individually assessed loan provision are assessed collectively for impairment.

Collective provisions reflect the estimated amount of losses incurred on a collective basis, but which have yet to be individually identified.

The expected future cash flows for portfolios of similar assets are estimated by management on the basis of historical loss experience, for assets with credit risk characteristics similar to those in the Group.  Loss experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect the period on which the loss experience is based and to remove the effects of conditions in the period that do not exist at balance date.  Increases or decreases in the collective provision are recognised in the income statement.

Changes in assumptions used for estimating future cash flows could result in a change in provisions for loan losses and have a direct impact on the impairment charge.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(n)    Property, plant and equipment

Land and buildings were recognised at deemed cost upon transition to AIFRS, less any impairment losses and depreciation.  Deemed cost represented the fair value of land and buildings at 1 October 2004.

Land is not depreciated and buildings are depreciated on a straight line basis over their estimated useful lives of 20 to 60 years.

Plant and equipment is recognised at cost less any accumulated impairment losses and accumulated depreciation calculated on a straight line basis to write off the assets over their estimated useful lives.  The estimated useful lives of items of plant and equipment are between three and ten years and leasehold improvements are between one and ten years.

Depreciation rates for property, plant and equipment are reviewed periodically to ensure they appropriately reflect residual values and estimated useful lives.

All items of property, plant and equipment are periodically reviewed for impairment as part of the impairment testing conducted within cash generating units.

(o)     Intangible assets

(1)     Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired entity at the date of acquisition.  Goodwill on acquisition of controlled entities is included in intangible assets in the balance sheet.

Business combinations prior to 1 October 2004

Goodwill is included on the basis of its deemed cost, which represented the amount recorded under previous GAAP.  The classification and accounting treatment of business combinations that occurred prior to 1 October 2004 were not reconsidered in preparing the Group’s opening AIFRS balance sheet at 1 October 2004.

Business combinations since 1 October 2004

All business combinations are accounted for by applying the purchase method.  Goodwill represents the difference between the cost of the acquisition and the fair value of the net identifiable assets acquired.

Goodwill is stated at cost less any accumulated impairment losses.  Goodwill is allocated to cash-generating units and is tested annually for impairment.  In respect of associates, the carrying amount of goodwill is included in the carrying amount of the investment in the associate.

Negative goodwill arising on an acquisition is recognised directly in the income statement.

(2)     Software

Computer software costs that are not integral to associated hardware are recognised as an intangible asset where they are identifiable, can be reliably measured and it is probable that they will lead to future economic benefits to the Group.  Certain internal and external costs directly incurred in acquiring and developing certain software have been capitalised and are being amortised over their useful life, usually a period of three to five years.  Capitalised software is carried at cost less amortisation and any impairment losses.  Costs incurred on software maintenance are expensed as incurred.  Impairment losses on capitalised software are recognised in the income statement when incurred.

(p)     Bank acceptances

All bank accepted bills (including both discounted and “on-sold” bills) and the associated liability for on-sold bills are recognised at amortised cost, with interest income and expense recognised using the effective yield methodology.  Fee income on bill acceptances is recognised on an effective yield basis within interest income.

(q)     Deposits and other borrowings

Deposits and other borrowings comprise negotiable certificates of deposit, term deposits, saving deposits, cheque and other demand deposits, securities sold under agreements to repurchase, unsecured guaranteed notes and secured borrowings.

Deposits and other borrowings are recognised at inception at fair value plus directly attributable transaction costs and subsequently at amortised cost.  Interest and yield related fees are recognised in the income statement based upon the effective yield method.

Where the Group has utilised derivative instruments to hedge deposits and other borrowings, hedge accounting policies as outlined in Note 1(i) are applied.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(r)     Payables due to other financial institutions

Payables due to other financial institutions include deposits, settlement account balances and vostro balances.  They are brought to account at inception at fair value plus directly attributable transaction costs and are subsequently measured at amortised cost using the effective interest rate method.  Interest income is recognised using the effective interest rate method in the income statement.  Interest and yield related fees are taken to the income statement using the effective interest rate method.

(s)     Employee benefits

(1)              Wages, salaries, annual leave and non-monetary benefits

Liabilities for employee benefits for wages, salaries and annual leave that are expected to be settled within 12 months of the reporting date represent present obligations resulting from employees’ services provided to reporting date.  These liabilities are calculated at undiscounted amounts based on remuneration wage and salary rates that the Group expects to pay as at reporting date including related on-costs, such as workers compensation insurance and payroll tax.

(2)              Long service leave

The Group’s net obligation in respect of long-term service benefits, other than pension plans, is the amount of future benefit that employees have earned in return for their service in the current and prior periods.  The obligation is calculated using expected future increases in wage and salary rates including related on-costs and expected settlement dates, and is discounted using the rates attached to the Commonwealth Government bonds at the balance sheet date which have maturity dates approximating to the terms of the Group’s obligations.

(3)              Retirement benefit obligations

The Group makes contributions to multiple superannuation funds in accordance with “Superannuation Choice of Fund”, including the employer sponsored fund which has two defined benefit sections.  The defined benefit section provides defined lump sum benefits based on years of service and final average salary.  The defined contribution section and fund receives fixed contributions from Group companies and the Group’s legal or constructive obligation is limited to these contributions.

Obligations for contributions to defined benefit plans are recognised as an expense in the income statement as incurred.

In relation to defined benefit plans, any deficiency or surplus of the plan is recognised as a liability or asset respectively.  Any deficiency or surplus is also recognised in retained earnings.

(4)              Share-based payments

The Group operates several equity settled, share-based compensation plans.  Information relating to these plans is set out in Note 37.

Shares and options granted before 7 November 2002 and/or vested before 1 January 2005

No expense is recognised in respect of the options or shares issued to employees for nil consideration.  Shares issued following the exercise of options are recognised at that time and the proceeds received allocated to share capital.

Shares and options granted after 7 November 2002 and vested after 1 January 2005

Where shares in the Bank are to be issued to satisfy grants, the fair value is recognised as an employee benefit expense with a corresponding increase in equity.  The fair value is measured at grant date and recognised over the period during which the employees become unconditionally entitled to the options or shares.

At each balance date, the Group revises its estimated forfeiture and recognises the impact of any changes in the income statement.

The fair value of options or awards (with market related performance conditions) to be satisfied by the issuance of shares has been determined using the binomial method at the grant date.  The binomial method takes into account the terms and conditions upon which the options were granted.  The fair value of awards with non-market related conditions is based on the share price on the grant date, which is discounted for the present value of dividends not received during the vesting period.

Where options or awards do not vest as a result of not achieving non market performance hurdles, then any expense previously recognised is reversed.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(5)              Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date, or when an employee accepts voluntary redundancy in exchange for these benefits.  The Group recognises termination benefits when it is committed to either terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy.  Benefits falling due more than 12 months after balance sheet date are discounted to present value.

(t)     Provision for dividends

The provision for dividend relating to SAINTS is calculated on a balance of $350 million at a floating rate of interest calculated as 70% of the sum of the annualised 90 day Bank Bill Swap Rate plus a margin of 1.35%.  Dividends are payable quarterly in August, November, February and May each year.

The provision for dividend relating to Step-up Preference Shares is calculated on a balance of $150 million at a floating rate of interest calculated as 70% of the sum of the annualised 90 day Bank Bill Swap Rate plus a margin of 1.10%.  Dividends are payable quarterly in August, November, February and May each year.

The provision for dividend relating to ordinary shares is recognised in the reporting period in which the dividends are declared.

(u)    Income tax

Income tax expense in the income statement for the year comprises current and deferred tax.  Income tax is recognised in the income statement except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.  The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised.  Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due.  Where the final outcome of these matters is different from the amounts initially recorded, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

Tax consolidation

The Bank and its wholly-owned Australian resident entities have formed a tax-consolidated group with effect from 1 October 2003 and are therefore taxed as a single entity from that date.  The head entity within the tax-consolidated group is St.George Bank Limited.

Current tax expense/income, deferred tax liabilities and deferred tax assets arising from temporary differences of the members of the tax-consolidated group are recognised in the separate financial statements of the members of the tax-consolidated group using a “group allocation approach” by reference to the carrying amounts in the separate financial statements of each entity and the tax values applying under tax consolidation.

Any current tax liabilities (or assets) and deferred tax assets arising from unused tax losses of the subsidiaries are assumed by the head entity in the tax consolidated group and are recognised as amounts payable/receivable to/from other entities in the tax-consolidated group in conjunction with any tax funding arrangement amounts (refer below).  Any difference between these amounts is recognised by the Bank as an equity contribution or distribution.

The Bank recognises deferred tax assets arising from unused tax losses of the tax-consolidated group to the extent that it is probable that future taxable profits of the tax-consolidated group will be available against which the asset can be utilised.

Any subsequent period adjustments to deferred tax assets arising from unused tax losses as a result of revised assessments of the probability of recoverability is recognised by the head entity only.

Nature of tax funding arrangements and tax sharing arrangements

The head entity, in conjunction with other members of the tax-consolidated group, has entered into a tax funding arrangement, which sets out the funding obligations of members of the tax-consolidated group in respect of tax amounts.  The tax funding arrangements require payments to/from the head entity equal to the current tax liability/asset assumed by the head entity and any tax-loss deferred tax asset assumed by the head entity, resulting in the head entity recognising an inter-entity receivable/payable equal in amount to the tax liability/(asset) assumed.  The inter-entity payables/receivables are at call.

Contributions to fund the current tax liabilities are satisfied via a credit or debit to the member’s intercompany account with the head entity and reflect the timing of the head entity’s obligation to make payments for tax liabilities to the relevant tax authorities.

The head entity, in conjunction with other members of the tax-consolidated group, has also entered into a tax sharing agreement.  The tax sharing agreement provides for the determination of the allocation of income tax liabilities between the entities should the head entity default on its tax payment obligations.  No amounts have been recognised in the financial statements in respect of this agreement as payment of any amounts under the tax sharing agreement is considered remote.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(v)     Bonds and notes

Bonds and notes comprise commercial paper and other fixed and floating senior debt securities issued under the Bank’s debt instrument programme, euro note programme, US commercial paper programme and other private placements.  Bonds and notes also include debt issues of consolidated trusts involved in the securitisation of the Bank’s assets and asset-backed conduit vehicles.

They are recognised at fair value plus directly attributable transaction costs at inception.  Bonds and notes are subsequently measured at amortised cost.  Interest and yield related fees are recognised in the income statement based on the effective interest rate method.

Where the Group has hedged the bonds and notes with derivative instruments, hedge accounting rules are applied (refer to Note 1 (i)).

(w)    Loan capital

Loan capital comprises preference shares and subordinated debt issued by the Group that qualifies for inclusion in regulatory capital in accordance with APRA prudential requirements.

Loan capital is recognised at fair value plus directly attributable transaction costs at inception.  Loan capital is subsequently measured at amortised cost.  Interest and yield related fees are recognised in the income statement based on the effective interest rate method.  Where the Group has hedged loan capital with derivative instruments, hedge accounting rules are applied (refer Note 1(i)).

(x)     Liabilities at fair value through the income statement

Liabilities at fair value through the profit and loss are described in these accounts as liabilities at fair value through the income statement.  The Group designates certain liabilities at fair value through the income statement on origination where those liabilities are managed on a fair value basis.  Changes in the fair value of liabilities through the income statement are reported in other income within the income statement.  For quoted liabilities, quoted offer prices are used to measure fair value.  Quoted mid prices are used to measure liabilities at fair value through the income statement with offsetting risk positions in a portfolio at fair value.  For non-market quoted liabilities, fair values have been determined using valuation techniques.  Interest expense on financial liabilities at fair value through the income statement is recognised within interest expense using the effective interest rate method.

(y)     Shareholders’ equity

1)      Ordinary Share Capital – Issued and Paid Up

Ordinary share capital is recognised at the value of the amount paid up.  Share issue and share buy-back costs are charged against share capital.

Where a subsidiary purchases shares in the Bank as part of the Group’s equity based compensation scheme, such shares are referred to as Treasury shares and deducted from equity at cost.

2)      Preference share capital

Preference share capital is classified as equity if it is non-redeemable, any dividends are discretionary and is redeemable only at the Group’s option.  Dividends on preference shares classified as equity are recognised as distributions within equity.  Based on this policy, the Group’s SAINTS and Step-up Preference Shares (SPS) are classified as equity.  Converting Preference Shares which were issued during the year are classified as a liability.

Details of preference shares classified as equity are as follows:

SAINTS

On 13 August 2004, the Bank issued 3.5 million SAINTS at $100 each.  The issue netted $345 million in Tier 1 regulatory capital after issue related expenses.  Holders of these securities are entitled to a floating rate dividend which is payable at the Directors’ discretion.  The floating rate is determined each quarter by taking 70% of the sum of the annualised 90 day Bank Bill Swap Rate plus a margin of 1.35%.  If declared, dividends are payable in arrears on a quarterly basis.  On 20 November 2014 or any dividend payment date thereafter, subject to APRA approval, the Bank may convert the SAINTS to ordinary shares, redeem, buy-back or cancel the SAINTS for their face value or undertake a combination of these options.

SPS

On 20 June 2006, the Bank issued 1.5 million SPS at $100 each raising $148 million in Tier 1 regulatory capital after issue related costs.  Holders of these securities are entitled to a floating rate dividend which is payable at the Directors’ discretion.  The floating rate is determined by taking 70% of the sum of the annualised 90 day Bank Bill Swap Rate plus a margin of 1.10%.  If declared, dividends are payable quarterly in arrears.  On 20 August 2016 or any dividend payment date thereafter, the Bank may convert the SPS into ordinary shares, or redeem, buy-back or cancel (subject to APRA approval) the SPS for their $100 face value, or undertake a combination of these options.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

3)      Reserves

i)	Depositors’ and Borrowers’ Share Redemption Reserve – The purpose of this reserve is to recognise the redemption of all Borrowers’ and Depositors’ shares.

ii)	Foreign Currency Translation Reserve – The purpose of this reserve is to recognise exchange differences arising on translation of foreign currency assets and liabilities of foreign subsidiaries.

iii)	Equity Compensation Reserve – In conjunction with the recognition of an expense for employee equity grants, a corresponding amount is recognised within the equity compensation reserve.

iv)

General Reserve for Credit Losses – In accordance with APRA’s regulatory treatment, the difference between 0.5% of risk weighted assets and the after tax balance of the collective provision not relating to incurred loan losses, has been appropriated from retained earnings to a non-distributable general reserve for credit losses.

v)	Cash Flow Hedge Reserve – The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognised within the cash flow hedge reserve.

vi)	Available For Sale Reserve – Changes in the fair value of financial instruments designated as available for sale assets are recognised within the available for sale reserve.

(z)     Life insurance business

The Group conducts life insurance business through its subsidiary St.George Life Limited (SGL).  SGL is accounted for in accordance with the requirements of Accounting Standard AASB 1038: Life Insurance Contracts and AASB 139: Financial Instruments: Recognition and Measurement.  Amounts included in the results of the Group in respect of SGL represent the total life business of SGL which includes underlying amounts that relate to both policy holders and shareholders of the life business.

All assets are carried at fair value through the income statement.  Life insurance liabilities are measured as accumulated benefits to policy holders in accordance with AASB 139 and AASB 1038, which apply to investment contracts and assets backing insurance liabilities respectively.

(aa)   Fiduciary activities

A number of controlled entities act as Trustee and/or Manager, Administrator or Custodian for a number of superannuation funds, investment trusts, superannuation services, approved deposit funds, life insurance funds and managed client portfolios.  The value of managed funds at 30 September 2007 was $49,745 million (30 September 2006: $39,268 million).

The assets and liabilities of these funds and trusts are not included in the Group’s balance sheet as it does not have the capacity to directly or indirectly control the funds and trusts for the Group’s benefit and does not have the risks and rewards.

Commissions and fees derived by the controlled entities in respect of these activities are included within other income in the income statement.

(bb)   Operating leases

Leases entered into by the Bank and Group as lessee are primarily operating leases.  The total payments made under operating leases are charged to the income statement on a straight line basis over the period of the lease.

(cc)   Offsetting financial instruments

Financial assets and liabilities are offset and the net amount is reported on the balance sheet when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis, or realise the asset and settle the liability simultaneously.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(dd)   Revenue and expense recognition

Interest income and expense

Interest income and expense are recognised in the income statement for all interest earning assets and interest bearing liabilities based upon the effective interest rate on the instrument.  The effective interest rate is the rate that exactly discounts estimated future cash receipts or payments and certain acquisition expenses through the expected life of the instrument.  When calculating the effective interest rate, the Group estimates cash flows considering all contractual terms of the financial instrument but does not consider future credit losses.  The calculation includes all fee income and expense and acquisition costs that are an integral part of the effective interest rate.

Interest income and expense on derivative instruments that are used to manage underlying assets and liabilities are recognised together with the underlying item within interest income and expense.

Fee and commission income and expense

Fee income and acquisition costs relating to loan origination are capitalised and included in the effective interest rate and recognised as interest income over the expected life of the loan.  Other fee and commission income is generally recognised when the service has been provided.

Fee expense is recognised when the service has been received.

Net trading income comprises all gains and losses from changes in the fair value of financial assets held for trading.

Net income from non-trading derivatives and financial instruments designated at fair value comprises all gains and losses from changes in the fair value of financial assets and financial liabilities designated at fair value through the income statement together with hedge ineffectiveness recognised in the income statement.

(ee)   Segments

The Group is organised into four business segments, Retail Bank, Institutional and Business Banking, BankSA and Wealth Management.  The “Other” segment comprises hedge ineffectiveness and fair value movements in non-trading derivatives and depositary capital securities.

(ff)    Derecognition of financial instruments

The derecognition of a financial asset takes place when the contractual rights to the cash flows associated with the financial instrument expire or when the Group transfers the contractual rights, which is normally the case when the instrument is legally sold, or when all the cash flows attributable to the instrument are passed onto another party and the risks and rewards have substantially been transferred.  The derecognition of a financial liability takes place when the contractual obligations are discharged, cancelled or expire.

(gg)  Discontinued operations

A discontinued operation is a component of the Group’s business that represents a separate major line of business or geographical area of operations that has been disposed of or is held for sale.  Classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as held for sale, if earlier.  When an operation is classified as a discontinued operation, the comparative income statement is restated as if the operation had been discontinued from the start of the comparative period.

(hh)  Commitments to extend credit, letters of credit and guarantees

Contingent liabilities are possible obligations whose existence will be confirmed only by uncertain future events, or present obligations where the transfer of economic benefit is uncertain or cannot be reliably measured.  Contingent liabilities are not recognised, but are disclosed, unless they are remote.

Financial guarantees are given to banks, financial institutions and other bodies on behalf of customers to secure loans, overdrafts and other banking facilities, and to other parties in connection with the performance of customers under obligations related to contracts, advance payments made by other parties, tenders, retentions and the payment of import duties.

Financial guarantee contracts are initially recognised at fair value.  Subsequent to initial recognition, financial guarantees are measured at the higher of the initial measurement amount, less amortisation calculated to recognise fee income earned, and the best estimate of the expenditure required to settle any financial obligation at the balance sheet date.  Any increase in the liability relating to financial guarantees is recognised in the income statement.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(ii)    Critical accounting estimates and significant judgements

The notes to the financial statements set out areas involving a higher degree of judgement or complexity, or where assumptions are significant to the Bank and Group financial report such as:

(1) Estimates of impairment of goodwill

The Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy stated in Note 1(o).  The recoverable amounts of cash-generating units have been determined based on value-in-use calculations.  These calculations require the use of assumptions.  Refer Note 21 for details of these assumptions and potential impact of changes to assumptions.

(2) Fair value of financial instruments

Methodologies and significant assumptions applied to determine the fair values of financial assets and liabilities carried at fair value are set out in Note 47.

(3) Income taxes

The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due.  Where the final outcome of these matters is different from the amounts initially recorded, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

(4) Impairment losses on loans and receivables

Methodologies and significant assumptions to determine provisions on loans and receivables are set out in Note 16.

(5) Consolidation of special purpose entities (SPE)

When assessing whether the Group controls a special purpose entity, judgement is required about risks and rewards together with the Group’s ability to make operational decisions for the SPE.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 2: Interest

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Interest income

Cash and liquid assets	52	38	52	36
Receivables due from other financial institutions	82	59	17	19
Assets at fair value	491	375	373	287
Loans and other receivables	7,578	6,309	5,828	5,001
Due from controlled entities	—	—	343	225
Total interest income	8,203	6,781	6,613	5,568

Interest expense

Payables due to other financial institutions	26	19	26	19
Deposits and other borrowings	3,492	2,630	3,491	2,630
Bonds and notes	2,319	2,010	965	1,031
Loan capital	173	109	153	109
Due to controlled entities	—	—	125	66
Total interest expense	6,010	4,768	4,760	3,855

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 3: Other income

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Net trading income (a)	103	70	71	41
Net trading income from controlled entities	—	—	—	10
Net other income from non-trading derivatives and financial instruments designated at fair value (b)	13	14	(38)	14
Net other income from non-trading derivatives and financial instruments designated at fair value - controlled entities	—	—	62	19
Dividend income - other persons	8	6	—	—
Dividend income - controlled entities	—	—	246	415
Product fees and commissions
- lending	151	116	111	96
- deposit and other accounts	227	219	211	200
- electronic banking	218	202	218	202
Managed funds fees	296	254	3	—
Net gain on sale of land and buildings	10	48	10	7
Profit on disposal of shares	8	10	8	10
Profit on disposal of businesses	—	4	—	4
Profit/(loss) on disposal of controlled entity	3	—	(27)	—
Factoring and invoice discounting income	20	20	2	—
Rental income	6	8	6	8
Trust distributions	10	9	6	6
Securitisation services fee from controlled entities	—	—	51	42
Management fees from controlled entities	—	—	119	101
Profit on redemption of perpetual note	—	—	20	—
Other	19	14	13	8

Total other income	1,092	994	1,092	1,183

(a)                                 Comprises all gains and losses from changes in the fair value of financial assets and derivatives held for trading.

(b)                                 Comprises all gains and losses from changes in the fair value of financial assets and financial liabilities designated at fair value through the income statement, the impact of hedge ineffectiveness recognised in the income statement and changes in the fair value of non-trading derivatives.

Note 4: Bad and doubtful debts

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Charge to collective provision for credit losses	23	23	19	17
Charge to specific provision for credit losses	155	121	134	110
Charge to specific provision for credit losses - controlled entities	—	—	5	—
	178	144	158	127

Refer to Note 16 for further details.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 5: Operating expenses

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Employment expenses
Salaries and wages	652	592	591	536
Contractor fees	7	5	—	—
Superannuation contributions	60	54	55	50
Fringe benefits tax	7	7	6	6
Payroll tax	42	39	38	36
Share based compensation	12	12	12	11
Other	28	42	27	39
	808	751	729	678

Non-salary technology expenses
Depreciation of computer equipment	35	38	31	33
Amortisation of intangible assets	31	32	24	25
Impairment of intangible assets	—	32	—	32
Rental expense on operating leases	4	7	4	7
Other	77	71	69	63
	147	180	128	160

Occupancy expenses
Depreciation of furniture, fittings and leasehold improvements	26	29	25	24
Rentals on operating leases	86	68	81	62
Rentals on operating leases payable to controlled entities	—	—	13	13
Other	42	44	27	38
	154	141	146	137

Administration and other
Advertising and public relations	59	48	53	44
Consultants	22	21	16	14
Fees and commissions	32	26	29	25
Fees and commissions payable to controlled entities	—	—	13	16
Postage	20	21	20	20
Printing and stationery	36	37	30	31
Subscription and levies	10	9	10	9
Telephone	10	10	9	8
Write-down of investment in controlled entities	—	—	29	—
Other *	92	97	89	88
	281	269	298	255

Total operating expenses	1,390	1,341	1,301	1,230

* Includes expenditure of $19,758 to the Australian Labor Party and $21,527 to the Liberal Party resulting from donations and functions attended during the year.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 6: Income Tax Expense

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

a) Income tax expense

Current tax expense
Current year	588	489	464	387
Adjustments for prior years	(1)	3	(3)	—

Deferred tax expense
Origination and reversal of temporary differences	(62)	(47)	(69)	(32)

Total income tax expense in income statements	525	445	392	355

Attributable to:
Continuing operations	525	445	392	355
Discontinuing operations	—	—	—	—
	525	445	392	355

b) Reconciliation of income tax expense to prima facie tax payable

Profit before tax - continuing operations	1,717	1,522	1,486	1,539
Profit before tax - discontinued operations	—	(13)	—	(2)
Profit before tax	1,717	1,509	1,486	1,537

Prima facie income tax calculated at 30% of profit before tax (2006: 30%)	515	453	446	461
Increase in income tax expense due to:
Tax losses not recognised	—	4	—	—
Share based payments expense	4	4	4	3
St.George Insurance Pte Limited attributive income	—	—	—	8
Preference share dividends classified as interest expense	10	11	4	3
Non-deductible interest expense	—	—	8	12
Underprovision for income tax in prior year	—	3	—	—
Current and deferred tax transactions of wholly-owned subsidiaries in the tax consolidated group	—	—	27	33
Loss on windup of subsidiaries	—	—	9	—
Non-deductible expenditure on redemption of DCS	6	—	6	—
Other	3	2	3	1

Decrease in income tax expense due to:
Non-assessable income	(2)	—	(2)	—
Deduction allowable on shares issued to employees	(2)	(2)	(2)	(2)
Net difference between accounting and assessable profit on sale of assets	(4)	(28)	(7)	(7)
Rebatable dividends	(2)	(2)	(74)	(124)
Recovery in accordance with tax funding agreements	—	—	(27)	(33)
Overprovision for income tax in prior year	(1)	—	(3)	—
Other	(2)	—	—	—

Total income tax expense	525	445	392	355

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

As previously advised, the Australian Taxation Office (“ATO”) has denied the Bank interest deductions on its subordinated notes issued to St.George Funding Company LLC as part of the depositary capital securities transaction undertaken in 1997.  During the year, the ATO withdrew its contention that the tax anti-avoidance provisions of Part IVA of the Tax Act apply to this transaction.  As a result, the amount in dispute reduced from $137 million to $91 million (after tax).  The matter was heard by the Federal Court in July 2007 and a decision is expected in the December 2007 quarter.

St.George maintains its position that the amounts in question are properly deductible.  Accordingly, St.George has not charged to its income statement any amount due under the amended assessments.

The Bank’s auditors, KPMG, concur with this treatment.

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

(c) Amounts recognised directly in equity

Net deferred tax - debited directly to equity
- cash flow hedges	16	6	21	7
- defined benefit plan	1	—	1	—
	17	6	22	7

(d) Tax losses

Unused tax losses for which no tax benefit has been recognised	52	59	21	23

Potential tax benefit at 30%	16	18	6	7

The potential asset of $16 million (2006: $18 million) attributable to tax losses carried forward has not been brought to account in the Group as the Directors do not believe the realisation of the tax asset is probable.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 7: Significant Items

In accordance with Accounting Standard AASB 101, items of income and expense that are material by quantum or nature, are disclosed separately to assist in understanding the financial performance of the Group.

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M
Non interest income
Non interest income before significant items	1,092	953	1,092	1,183

Significant item
- profit on sale of land and buildings (i)	—	41	—	—

Total non interest income	1,092	994	1,092	1,183

Operating expenses
Operating expenses before significant items	1,390	1,293	1,301	1,182
Significant items
- intangible assets impairment loss (ii)	—	32	—	32
- restructure costs (iv)	—	16	—	16
	—	48	—	48

Total operating expenses	1,390	1,341	1,301	1,230

Income tax
Income tax expense before significant items	525	470	392	370
Significant items
- income tax benefit on profit on sale of land and buildings (i)	—	(10)	—	—
- income tax benefit on intangible assets impairment loss (ii)	—	(10)	—	(10)
- income tax benefit on restructure costs (iv)	—	(5)	—	(5)
	—	(25)	—	(15)

Total tax expense	525	445	392	355

Discontinued operation
Exit costs associated with discontinued operation (iii)	—	9	—	2
Minority interest applicable to discontinued operation (iii)	—	(3)	—	—
	—	6	—	2
Summary of significant items
Total pre-tax loss from significant items	—	(7)	—	(48)
Add: total tax benefit attributable to significant items	—	25	—	15
Less: net loss of discontinued operation	—	(6)	—	(2)
Net income/(loss) from significant items	—	12	—	(35)

2007 Year

There were no significant items during the year.

2006 Year

(i)                                     In September 2006, the Group completed the sale and leaseback of its head office building in Kogarah.  As a result of the sale, the Group recognised a profit of $41 million (Bank: $nil) before tax ($51 million after associated tax benefit).

(ii)           The Bank recognised a $32 million impairment ($22 million after tax) on intangible assets relating to capitalised computer software. This impairment comprised software that had been developed internally where the timing of realisation of associated benefits was uncertain or the value of future benefits were not expected to be fully realised.  The impairment also included software systems that became obsolete during the year.

(iii)          As a result of intense competition in the New Zealand market, the Bank and its joint venture partner Foodstuffs agreed in August 2006 to discontinue their supermarket banking joint venture.  Costs associated with the discontinuation of this business totalled $9 million (Bank: $2 million) before and after tax.  A $3 million minority interest loss was recognised in respect of these costs, reflecting Foodstuffs’ share of loss.  The total loss incurred in respect of the joint venture (including these costs) amounted to $13 million, of which an amount of $5 million was attributable to the minority interest.

(iv)                              A $16 million ($11 million after tax) restructure provision was recognised in respect of staff redundancies.  The redundancies were primarily attributable to downsizing information technology development teams in line with reduced business demand, consolidating interstate loan servicing sites and outsourcing certain administrative functions.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 8: Discontinued operation

The Group sold its New Zealand loans and receivables portfolio held by St.George Bank New Zealand Limited in August 2006.  The Group entered into an agreement that following individual customer approval, resulted in the transfer of their New Zealand retail deposits to another Bank, with the remaining deposit portfolio not transferred repaid to customers by September 2006.

During the year ended 30 September 2006, the New Zealand banking operation had cash outflows from operating activities of $7 million, cash inflows from investing activities of $400 million and cash outflows from financing activities of $446 million.

Effect of the disposal on individual assets and liabilities is as follows:

	2007	2006
	$M	$M

Loans and receivables	—	403
Deposits	—	(461)
Carrying amount of net assets sold or transferred	—	(58)

Consideration paid on disposal	—	58

Gain/(loss) on sale of discontinued operation	—	—

Analysis of profit and loss of the discontinued operation, loss on sale of discontinued operations and related income tax expense is as follows:

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Interest income	—	33	—	—
Interest expense	—	31	—	—
Net interest income	—	2	—	—
Operating expenses	—	6	—	—
Doubtful debts	—	—	—	—
Exit costs (1)	—	9	—	2
Net loss before income tax	—	(13)	—	(2)
Income tax benefit		—		—
Net loss after income tax	—	(13)	—	(2)

Net loss of discontinued operation	—	(13)	—	(2)

(1)        Classified as a significant item.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 9: Dividends provided for or paid

Type	Cents per share	Consolidated	Bank	Date of payment	Franking rate	Percentage franked
		$M	$M		%	%
2007
Interim 2007 - ordinary shares	82.0	435	435	3-Jul-07	30	100
Final 2006 - ordinary shares	77.0	406	406	19-Dec-06	30	100
Subordinated adjustable income non-refundable tier 1 securities (1)		3	3	20-Nov-06	30	100
Subordinated adjustable income non-refundable tier 1 securities		5	5	20-Feb-07	30	100
Subordinated adjustable income non-refundable tier 1 securities		5	5	21-May-07	30	100
Subordinated adjustable income non-refundable tier 1 securities		5	5	20-Aug-07	30	100
Subordinated adjustable income non-refundable tier 1 securities (2)		1	1	20-Nov-07	30	100
Step-up preference shares (3)		1	1	20-Nov-06	30	100
Step-up preference shares		2	2	20-Feb-07	30	100
Step-up preference shares		2	2	21-May-07	30	100
Step-up preference shares		2	2	20-Aug-07	30	100
Step-up preference shares (4)		1	1	20-Nov-07	30	100
		868	868

2006
Interim 2006 - ordinary shares	74.0	388	388	4-Jul-06	30	100
Final 2005 - ordinary shares	70.0	364	364	14-Dec-05	30	100
Subordinated adjustable income non-refundable tier 1 securities (5)		2	2	21-Nov-05	30	100
Subordinated adjustable income non-refundable tier 1 securities		4	4	20-Feb-06	30	100
Subordinated adjustable income non-refundable tier 1 securities		5	5	22-May-06	30	100
Subordinated adjustable income non-refundable tier 1 securities		5	5	21-Aug-06	30	100
Subordinated adjustable income non-refundable tier 1 securities (1)		2	2	20-Nov-06	30	100
Step-up preference shares		1	1	21-Aug-06	30	100
Step-up preference shares (3)		1	1	20-Nov-06	30	100
		772	772

(1)                                  A total dividend of $5 million was paid of which $3 million relates to the 2007 financial year and $2 million related to the 2006 financial year.

(2)                                  A total dividend of $5 million will be payable on 20 November 2007 of which $1 million relates to the 2007 financial year.

(3)                                  A total dividend of $2 million was paid on 20 November 2006 of which $1 million relates to the 2007 financial year.

(4)                                  A total dividend of $2 million will be payable on 20 November 2007 of which $1 million relates to the 2007 financial year.

(5)                                  A total dividend of $4 million was paid of which $2 million related to the 2006 financial year and $2 million related to the 2005 financial year.

Dividend franking account

It is anticipated that the balance of the consolidated franking account will be $767 million (30 September 2006: $506 million) after adjusting for:

(i)                                     franking credits that will arise from the payment of income tax payable as at the end of the year;

(ii)                                  franking debits that will arise from the payment of dividends recognised as a liability;

(iii)                               franking credits that will arise from the receipt of dividends recognised as receivables at the reporting date; and

(iv)                              franking credits that the Group may be prevented from distributing in the subsequent year.

After also allowing for the 30 September 2007 final ordinary dividend, the consolidated franking account will be $571 million (30 September 2006: $332 million).

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 10: Earnings per share

	CONSOLIDATED
	2007	2006
Basic - ordinary (cents)
- from continuing operations	219.5	201.4
- from discontinued operation	—	(1.5)

Diluted - ordinary (cents)
- from continuing operations	217.8	199.9
- from discontinued operation	—	(1.5)

Weighted average number of ordinary shares (basic)

Issued shares at 1 October	526,578,573	520,407,464
Effect of share buy back	—	(7,102,575)
Effect of shares issued in July 2007	463,345	—
Effect of shares issued in December 2006	1,826,254	—
Effect of shares issued in July 2006	—	495,782
Effect of shares issued in December 2005	—	3,573,425
Effect of shares issued under Employee Share Plans	1,282,511	881,738
Effect of shares issued on conversion of Perpetual Notes	97,078	—
Effect of shares issued on conversion of PRYMES	—	6,270,235
Less: Treasury shares	(331,213)	(244,574)
Weighted average number of ordinary shares at 30 September	529,916,548	524,281,495

Profit attributable to ordinary shareholders (basic) $M - continuing operations	1,190	1,076
Less: preference share distributions
SAINTS	19	18
SPS	8	2
Profit from continuing operations	1,163	1,056

Loss from discontinued operation after minority interest	—	(8)

Weighted average number of ordinary shares (diluted)

Weighted average number of ordinary shares at 30 September (basic)	529,916,548	524,281,495
Effect of PRYMES on issue	—	3,986,374
Effect of SAINTS on issue	10,143,384	11,870,846
Effect of SPS on issue	4,347,165	1,435,652
Effect of CPS on issue	7,380,255	—
Effect of share options on issue	444,220	710,663
Weighted average number of ordinary shares (diluted)	552,231,572	542,285,030

Profit attributable to ordinary shareholders (diluted) $M - continuing operations	1,163	1,056
Add: preference share distributions
Interest/dividends on PRYMES	—	8
Dividends on SAINTS	19	18
Dividends on SPS	8	2
Interest/dividends on CPS	13	—
Profit from continuing operations	1,203	1,084

Loss from discontinued operation after minority interest	—	(8)

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 11: Cash and liquid assets

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Notes, coins and cash at banks	246	209	246	209
Money at call	69	32	69	32
Bills receivable and remittances in transit	16	15	16	14
Clearing house balance	20	9	20	6
Securities purchased under agreements to resell	1,730	816	1,730	816

	2,081	1,081	2,081	1,077

Note 12: Receivables due from other financial institutions

	Consolidated
	2007	2006
	$M	$M

Maturity analysis based on remaining term to maturity at 30 September

At call	900	765
Less than 3 months	—	330
Between 3 months and 12 months	—	35
Between 1 year and 5 years	344	52

	1,244	1,182

Note 13: Assets at fair value through the income statement

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Government and semi-government securities	1,441	1,629	1,441	1,629
Bills of exchange - bank accepted/endorsed	983	744	958	720
Negotiable certificates of deposit	6,218	1,816	6,218	1,816
Other marketable securities	2,697	2,003	2,316	1,887
Other marketable securities - controlled entities	—	—	517	539
	11,339	6,192	11,450	6,591

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 14: Available for sale investments

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Unlisted equity securities	—	29	1	1
Bills of exchange	—	10	—	—
Government securities	—	19	—	—
Negotiable certificates of deposits	—	54	—	—
Mortgage backed securities	384	608	—	—
Debt securities	500	537	—	—
Other securities	45	284	—	—
	929	1,541	1	1

Maturity analysis based on remaining term to maturity at 30 September

At call	—	276
Less than 3 months	85	89
Between 3 months and 12 months	175	131
Between 1 year and 5 years	271	597
Greater than 5 years	353	411
Non-maturing	45	37
	929	1,541

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 15: Loans and other receivables

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Housing loans - amortised cost (1)	69,230	62,709	50,537	44,764
Commercial loans - amortised cost (2)	10,314	9,824	9,434	8,868
Personal loans - amortised cost	5,624	4,851	4,520	3,926
Lease and commercial hire purchase - amortised cost	2,906	2,519	57	212
Structured investments - amortised cost	75	114	75	114
Structured investments - fair value through Income Statement	507	499	—	—
Credit card receivables - amortised cost	1,512	1,268	1,512	1,268
Other - amortised cost	41	31	41	31
	90,209	81,815	66,176	59,183

Less: provisions for impairment (refer Note 16)
Specific provision for doubtful debts	34	31	28	31
Collective provision for doubtful debts	291	268	270	251

Net loans and other receivables	89,884	81,516	65,878	58,901

(1) Includes securitised loans.

(2) Includes loans in asset backed conduit vehicles.

Maturity analysis based on remaining term to maturity at 30 September

Less than 3 months	31,668	28,964
Between 3 months and 12 months	2,714	2,788
Between 1 year and 5 years	7,242	7,195
After 5 years	48,551	42,837
	90,175	81,784

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 16: Provisions for impairment

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Collective provision
Opening balance	268	—	251	—
Establishment of provision on transition to AIFRS (1)	—	245	—	234
Net charge for the year	23	23	19	17
Closing balance	291	268	270	251

Specific provision
Opening balance	31	69	31	61
Write-back of portfolio provisions on transition to AIFRS (1)	—	(35)	—	(35)
Net charge for the year	155	121	139	110
Recoveries	20	16	17	14
Bad debt write-offs	(172)	(140)	(159)	(119)
Closing balance	34	31	28	31

(1)          Adjusted against opening retained earnings at 1 October 2005.

Individually assessed provisions are raised where there is objective evidence of impairment and full recovery of principal is considered doubtful.

The provisions are established based primarily on estimates of the realisable (fair) value of security taken and are measured as the difference between the asset’s carrying amount and the present value of the expected future cash flows, discounted at the financial asset’s original effective interest rate.  Short term balances are not discounted.

All loans and advances that do not have an individually assessed provision are assessed collectively for impairment.  The collective provision is maintained to reduce the carrying amount of portfolios of similar loans and advances to their estimated recoverable amounts at the balance sheet date.  The evaluation process is subject to a series of estimates and judgements.

In the individually assessed credit risk rated segment, the risk rating system, including the age of default and loss given default ratings, loss history, and the size, structure and diversity of individual credits are considered.  Current developments in portfolios (industry, geographic and term) are reviewed.

In the statistically managed segment the history of defaults and losses, and the size, structure and diversity of portfolios are considered.  In addition, management considers overall indicators of portfolio performance, quality and economic conditions.  Changes in these estimates could have a direct impact on the level of provision determined.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 17: Impaired financial assets

Impaired financial assets are disclosed using the definitions and categories specified by APRA.  Impaired financial assets comprise lending assets.

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Impaired loans with specific provisions
Gross loans	69	74	67	71
less: specific provisions	28	34	28	33
	41	40	39	38

Impaired loans without specific provisions	9	11	8	11

Restructured loans without specific provisions	—	1	—	1

Total impaired assets (a)	50	52	47	50

Interest income received on impaired loans	—	—	—	—

Interest income foregone on impaired loans	7	11	7	11

Past due balances (b)	225	181	207	169

(a)           These balances consist of commercial impaired assets and other facilities that have been individually provisioned.

(b)           These balances consist of retail and commercial loans that are managed on a portfolio basis and are 90 or more consecutive days in arrears.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 18: Concentration of credit risk

2007	Assets at fair value through the income statement	Derivative assets	Available for sale investments	Loans and other receivables	Bank acceptances	Credit commitments and contingent liabilities	Total
	$M	$M	$M	$M	$M	$M	$M

Agriculture, forestry and fishing	—	—	—	962	90	9	1,061
Financial, investment and insurance	9,729	1,224	929	310	314	502	13,008
Government and public authorities	1,405	8	—	29	336	5	1,783
Lease finance	—	—	—	1,112	—	—	1,112
Personal	—	—	—	5,900	26	175	6,101
Manufacturing	7	17	—	707	11,619	—	12,350
Mining	63	—	—	74	—	—	137
Real estate - construction	17	—	—	1,575	255	127	1,974
Real estate - mortgage	—	—	—	70,370	—	1,346	71,716
Other commercial and industrial	118	22	—	9,170	3,703	867	13,880
Total	11,339	1,271	929	90,209	16,343	3,031	123,122

Other risk concentrations
Receivables due from other financial institutions							1,244

Total gross credit risk							124,366

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 18: Concentration of credit risk

2006	Assets at fair value through the income statement	Derivative assets	Available for sale investments	Loans and other receivables	Bank acceptances	Credit commitments and contingent liabilities	Total
	$M	$M	$M	$M	$M	$M	$M

Agriculture, forestry and fishing	—	2	—	843	338	6	1,189
Financial, investment and insurance	5,599	1,063	1,078	348	260	772	9,120
Government and public authorities	584	—	95	5	518	6	1,208
Lease finance	—	—	—	313	—	—	313
Personal	—	2	—	6,758	294	8	7,062
Manufacturing	—	2	—	485	597	—	1,084
Mining	—	—	—	31	10	—	41
Real estate - construction	9	15	—	1,394	607	130	2,155
Real estate - mortgage	—	—	—	62,391	—	977	63,368
Other commercial and industrial	—	9	368	9,247	9,284	191	19,099
Total	6,192	1,093	1,541	81,815	11,908	2,090	104,639

Other risk concentrations
Receivables due from other financial institutions							1,182

Total gross credit risk							105,821

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 19: Investments in controlled entities

	Bank
	2007	2006
	$M	$M

Investment at cost	2,425	2,492

The controlled entities of the Bank are:

		Percentage of Shares Held
	NOTE	2007	2006

Advance Asset Management Limited		100	100
Advance Commercial Finance Limited	(b)	—	100
Advance Leasing Limited		100	100
Armour Securitisation Pty Limited	(c),(f)	—	—
Ascalon Funds Seed Pool Trust	(c)	—	—
ASGARD Capital Management Limited		100	100
ASGARD Wealth Solutions Limited		100	100
Assirt Software Pty Limited		100	100
Buchelin Pty Limited		100	100
Canberra Advance Property Limited		100	100
Crusade CP Management Pty Limited		100	100
CRUSADE CP NO 1 PTY LIMITED	(c)	—	—
Crusade Management Limited		100	100
Danaby Pty Limited		100	100
Dragon Investment Services Limited		100	100
Dysty Pty Limited		100	100
HITTON Pty Limited		100	100
Kerbridge Loyalty Software Pty Limited	(b)	—	100
Nationwide Management Pty Limited		100	100
PACT Accountants Investment Group Pty Limited		100	100
Scottish Pacific Business Finance Administration Limited	(d)	—	100
Scottish Pacific Business Finance Holdings Pty Limited	(d)	—	100
Scottish Pacific Business Finance Limited	(d)	—	100
Scottish Pacific Business Finance Pty Limited	(d)	—	100
Scottish Pacific Management Services Pty Limited	(d)	—	100

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

		Percentage of Shares Held
	NOTE	2007	2006
SECURITOR Financial Group Limited		100	100
St.George (Note Issuing Vehicle Only) Pty Ltd	(b)	—	100
St.George APL Pty Limited		100	100
St.George Bank Employee Share Trust	(c)	—	—
St.George Business Finance Pty Limited		100	100
St.George Commercial Credit Corporation Limited		100	100
St.George Crusade Investment Pty Limited		100	100
St.George Custodial Pty Limited		100	100
St.George Dragon Investment Pty Limited		100	100
St.George Equity Finance Limited		100	100
St.George Finance Holdings Limited		100	100
St.George Finance Limited		100	100
St.George Financial Investments 1 Pty Limited		100	100
St.George Financial Investments New Zealand Limited	(a)	100	100
St.George Financial Services Limited		100	100
St.George Funding Company LLC	(a)	100	100
St.George Group Holdings Pty Limited		100	100
St.George HCAL Limited	(b)	—	100
St.George Home Finance Pty Limited	(b)	—	100
St.George Insurance Australia Pty Limited		100	100
St.George Insurance Pte Limited	(a),(e)	100	100
St.George Life Limited		100	100
St.George Management Services Pty Limited		100	100
St.George Motor Finance Limited		75	75
St.George Motor Wholesale Pty Limited	(b)	—	75
St.George New Zealand Limited	(a)	100	100
St.George Procurement Management Pty Limited		100	100
St.George Security and Custody Pty Limited	(e)	100	100
St.George Staff Retirement Fund Pty Limited	(b)	—	100
St.George Wealth Management Pty Limited		100	100
St.George WEL Limited		100	100
St.George Wholesale Finance Pty Limited	(b)	—	100
Value Nominees Pty Limited		100	100
Votraint No. 1182 Pty Limited		100	100
VS&L Insurance Agency Pty Limited		100	100
VS&L Services Pty Limited		100	100

(a)                                  St.George Funding Company LLC is a Delaware limited liability company and carries on business in the USA. St.George Insurance Pte Limited is incorporated in Singapore. St.George Financial Investments New Zealand Limited and St.George New Zealand Limited (formerly St.George Bank New Zealand Limited) is incorporated in and carries on business in New Zealand. All other controlled entities are incorporated in Australia.

(b)                                 These companies were deregistered during the year.

(c)                                  Control without ownership.

(d)                                 These companies were sold on 28 September 2007.

(e)                                  These companies are currently in voluntary liquidation.

(f)                                    This company was incorporated on 27 April 2007.

When assessing whether the Group controls a special purpose entity, judgement is required about risks and rewards together with the Group’s ability to make operational decisions for the special purpose entity.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 20: Property, plant and equipment

	Consolidated					Bank
	Land	Buildings	Furniture, fittings and equipment	Leasehold improvements	Total	Land	Buildings	Furniture, fittings and equipment	Leasehold improvements	Total
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M

Balance at 30 September 2005
Cost (gross carrying amount)	92	280	615	10	997	73	181	541	10	805
Accumulated depreciation	—	(52)	(486)	(7)	(545)	—	(24)	(426)	(7)	(457)
Net carrying amount	92	228	129	3	452	73	157	115	3	348

Year ended 30 September 2006
Opening balance	92	228	129	3	452	73	157	115	3	348
Acquisitions during the year	—	4	60	2	66	—	3	55	2	60
Disposals during the year	(23)	(87)	(7)	—	(117)	(6)	(24)	(5)	—	(35)
Depreciation expense for the year	—	(7)	(59)	(1)	(67)	—	(4)	(52)	(1)	(57)
Closing balance	69	138	123	4	334	67	132	113	4	316

Balance at 30 September 2006
Cost (gross carrying amount)	69	167	649	13	898	67	158	577	13	815
Accumulated depreciation	—	(29)	(526)	(9)	(564)	—	(26)	(464)	(9)	(499)
Net carrying amount	69	138	123	4	334	67	132	113	4	316

Year ended 30 September 2007
Opening balance	69	138	123	4	334	67	132	113	4	316
Acquisitions during the year	—	10	78	3	91	—	10	73	3	86
Disposals during the year	(6)	(13)	—	—	(19)	(6)	(13)	—	—	(19)
Depreciation expense for the year	—	(4)	(55)	(2)	(61)	—	(4)	(50)	(2)	(56)
Closing balance	63	131	146	5	345	61	125	136	5	327

Balance at 30 September 2007
Cost (gross carrying amount)	63	164	713	16	956	61	155	639	16	871
Accumulated depreciation	—	(33)	(567)	(11)	(611)	—	(30)	(503)	(11)	(544)
Net carrying amount	63	131	146	5	345	61	125	136	5	327

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 21: Intangible assets

	Consolidated			Bank
	Goodwill	Computer software	Total	Goodwill	Computer software	Total
	$M	$M	$M	$M	$M	$M

Balance at 30 September 2005
Cost (gross carrying amount)	1,927	364	2,291	1,266	307	1,573
Accumulated amortisation and impairment	(766)	(257)	(1,023)	(504)	(217)	(721)
Net carrying amount	1,161	107	1,268	762	90	852

Year ended 30 September 2006
Opening balance (net of accumulated amortisation)	1,161	107	1,268	762	90	852
Acquisitions through business combinations	26	—	26	26	—	26
Acquisitions - internally developed	—	44	44	—	35	35
Other acquisitions	—	17	17	—	17	17
Impairment	—	(32)	(32)	—	(32)	(32)
Amortisation (1)	—	(32)	(32)	—	(25)	(25)
Closing balance (net of accumulated amortisation)	1,187	104	1,291	788	85	873

Balance at 30 September 2006
Cost (gross carrying amount)	1,953	365	2,318	1,292	304	1,596
Accumulated amortisation and impairment	(766)	(261)	(1,027)	(504)	(219)	(723)
Net carrying amount	1,187	104	1,291	788	85	873

Year ended 30 September 2007
Opening balance (net of accumulated amortisation)	1,187	104	1,291	788	85	873
Acquisitions - internally developed	—	42	42	—	35	35
Other acquisitions	—	22	22	—	19	19
Disposal on sale	(1)	—	(1)	—	—	—
Amortisation (1)	—	(31)	(31)	—	(24)	(24)
Closing balance (net of accumulated amortisation)	1,186	137	1,323	788	115	903

Balance at 30 September 2007
Cost (gross carrying amount)	1,937	424	2,361	1,292	355	1,647
Accumulated amortisation and impairment	(751)	(287)	(1,038)	(504)	(240)	(744)
Net carrying amount	1,186	137	1,323	788	115	903

(1) The amortisation of computer software is included within operating expenses in the income statement.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Impairment of computer software

No impairment loss has been recognised during the year.  In the year ended 30 September 2006, the Bank recognised an impairment loss of $32 million ($22 million after tax) in relation to capitalised computer software.  This impairment loss related to computer software and systems which were assessed as obsolete or where the timing of realisation of benefits was uncertain and the value of these benefits was not expected to be fully realised.

Impairment tests for goodwill

Cash Generating Units

Cash generating units have been combined at the segment level for the purposes of impairment testing.  The carrying amount of goodwill has been allocated to operating segments as follows:

Goodwill allocations to segments

	Consolidated		Bank
	Carrying amount	Carrying amount	Carrying amount	Carrying amount
	2007	2006	2007	2006
	$M	$M	$M	$M

BankSA	278	278	239	239
Retail Bank	460	460	393	393
Institutional and Business Banking	179	180	115	115
Wealth Management	269	269	41	41
Total	1,186	1,187	788	788

During the year ended 30 September 2007, the Group determined that there was no impairment of goodwill.

The recoverable amounts for the CGUs have been determined based upon “value in use” calculations.  These calculations use cash flow projections based upon financial budgets approved by senior management covering a three year period and are based upon key assumptions in relation to net interest income and fee income.  Cash flows beyond the budgeted period have been extrapolated using a GDP growth rate of 3.50%, which are reflective of management’s expectations of growth in lending volumes and funds under management where applicable.  The discount rates applied to projected cash flows are between 11% to 16%.

The Group has determined that the “value in use” calculations are most sensitive to changes in the assumptions identified above.  Sensitivity analysis of these assumptions has been completed to determine whether changes in estimates would materially affect the carrying value of goodwill allocated to each CGU.  This analysis has indicated that no material impairment issue is expected to arise from reasonably foreseeable changes in the key assumptions.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 22: Deferred tax assets/liabilities

The tax assets have been applied against deferred tax liabilities to the extent they are expected to be realised in the same period, within the same tax paying entity.

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M
Deferred tax assets
Loans and other receivables	6	18	—	3
Other provisions	57	56	52	51
Property, plant and equipment	8	9	7	9
Provisions for impairment	97	91	90	85
Sundry creditors and accruals	14	12	12	10
Other	33	7	27	5
Total deferred income tax assets	215	193	188	163

Deferred tax liabilities
Financial instruments	(7)	(28)	(8)	(35)
Loans and other receivables	85	168	60	141
Property, plant and equipment	42	31	39	28
Other	3	1	(2)	3
Total deferred income tax liabilities	123	172	89	137

Net deferred income tax assets	92	21	99	26

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M
Deferred tax recognised directly in equity
Cash flow hedges	16	6	21	7
Defined benefit plan	1	—	1	—
	17	6	22	7

Note 23: Other assets

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Sundry debtors and prepayments	798	643	687	643

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 24: Deposits and other borrowings

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Certificates of deposit	19,075	11,110	19,075	11,110
Term and other deposits	48,317	42,284	48,317	42,282
Term and other deposits with controlled entities	—	—	665	—
Securities sold under agreements to repurchase	2,210	43	2,210	43
Secured borrowings	1,201	1,183	209	—
Unsecured borrowings	—	13	—	—
	70,803	54,633	70,476	53,435

Maturity based on remaining term to maturity at 30 September

At call	35,495	31,219
Less than 3 months	20,737	12,893
Between 3 months and 12 months	11,015	6,848
Between 1 year and 5 years	3,538	3,658
After 5 years	18	15
	70,803	54,633

Note 25: Payables due to other financial institutions

Maturity based on remaining term to maturity at 30 September

At call	982	266
Less than 3 months	3	19
Between 1 year and 5 years	28	116
	1,013	401

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 26: Liabilities at fair value through the income statement

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Depositary capital securities at fair value	—	390	—	—

There was no change in the fair value of the liability that is not attributable to changes in benchmark interest rates.

The Bank redeemed its depositary capital securities in June 2007.

Note 27: Provision for dividends

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Subordinated adjustable income non-refundable tier 1 securities	1	2	1	2
Step-up preference shares	1	1	1	1
	2	3	2	3

Note 28: Other provisions

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Provision for annual leave	52	51	48	46
Provision for long service leave	57	55	54	52
Provision for restructuring costs	5	16	5	16
Other	2	3	1	1
	116	125	108	115

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 29: Bonds and notes

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Commercial paper by currency of denomination
AUD euro commercial paper	345	189	345	189
CHF euro commercial paper	26	85	26	85
EUR euro commercial paper	1,455	1,173	1,455	1,173
GBP euro commercial paper	1,004	999	1,004	999
HKD euro commercial paper	348	359	348	359
JPY euro commercial paper	992	—	992	—
NZD euro commercial paper	99	22	99	22
SGD euro commercial paper	96	55	96	55
USD euro commercial paper	1,762	1,423	1,762	1,423
USD US commercial paper	1,179	1,179	1,179	1,179
	7,306	5,484	7,306	5,484

Medium Term Debt by currency of denomination

AUD medium term debt	7,425	7,094	126	124
CAD medium term debt	184	182	184	182
CHF medium term debt	97	—	97	—
EUR medium term debt	11,013	10,550	6,363	6,485
GBP medium term debt	1,325	1,978	1,325	1,978
HKD medium term debt	542	598	542	598
JPY medium term debt	140	—	140	—
NZD medium term debt	150	—	150	—
SGD medium term debt	—	85	—	85
USD medium term debt	6,789	8,622	791	1,590
	27,665	29,109	9,718	11,042

Total Bonds and Notes	34,971	34,593	17,024	16,526

Maturity analysis based on remaining term to maturity at 30 September

Less than 3 months	6,748	5,244
Between 3 months and 12 months	2,946	4,278
Between 1 year and 5 years	16,322	10,734
After 5 years	8,955	14,337
	34,971	34,593

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 30: Loan capital

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Tier 1 Capital
Converting Preference Shares (CPS)	322	—	322	—

Tier 2 Capital
USD 150m fixed rate notes due 2007	—	205	—	205
AUD 140m floating rate notes due 2007	—	141	—	141
AUD 160m fixed rate notes due 2007	—	161	—	161
AUD 100m fixed rate notes due 2013 with first call in 2008	102	102	102	102
AUD 150m floating rate notes due 2013 with first call in 2008	151	151	151	151
EUR 250m floating rate notes due 2015 with first call in 2010	403	425	403	425
AUD 225m fixed rate notes due 2016 with first call in 2011	226	225	226	225
AUD 75m floating rate notes due 2016 with first call in 2011	76	76	76	76
AUD 200m floating rate notes due 2017 with first call in 2012	200	—	200	—
CAD 250m fixed rate notes due 2017 with first call in 2012	289	—	289	—
USD 400m fixed rate notes due 2015	462	546	462	546
	1,909	2,032	1,909	2,032

Total Loan Capital	2,231	2,032	2,231	2,032

Maturity analysis based on remaining term to maturity at 30 September

Between 3 months and 12 months	253	507
Between 1 year and 5 years	1,516	979
After 5 years	462	546
	2,231	2,032

Note 31: Bills payable and other liabilities

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Bills payable	224	173	224	173
Sundry creditors and accruals	544	500	410	388
	768	673	634	561

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 32: Share capital

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Fully paid ordinary shares (a)	4,051	3,878	4,051	3,878
Treasury shares	(10)	(10)	—	—
3,500,000 fully paid SAINTS (2006: 3,500,000)	345	345	345	345
1,500,000 Step-up preference shares (2006: 1,500,000)	148	148	148	148
Perpetual notes (b)	—	—	—	34
General reserve	15	15	15	15
	4,549	4,376	4,559	4,420

			2007	2006
	2007	2006	No. of shares	No. of shares
	$M	$M
Issued and uncalled capital
Borrowers’ shares unpaid	—	—	2,765	3,382
Depositors’ shares unpaid	—	—	206,947	236,981

(a) Movements in ordinary share capital

			2007	2006
	2007	2006	No. of shares	No. of shares
	$M	$M
Opening balance	3,868	3,454	526,247,360	520,407,464
Buy-back	—	(77)	—	(11,677,657)
PRYMES conversion	—	307	—	10,309,170
Perpetual note conversion	14	—	407,280	—
Issue of shares on 19 December 2006 pursuant to
Dividend Reinvestment Plan (DRP) at $32.33 per share	75	—	2,330,709	—
Issue of shares on 3 July 2007 pursuant to DRP at $35.55 per share	67	—	1,879,122	—
Issue of shares on 14 December 2005 pursuant to DRP at $28.38	—	127	—	4,482,131
Issue of shares on 4 July 2006 pursuant to DRP at $28.93	—	59	—	2,033,263
Issue of shares on exercise of options	17	9	926,990	513,522
Issue of shares pursuant to Employee Reward Share Plan (1)	—	—	219,878	241,366
Issue of share pursuant to Executive Performance Share Plan (1)	—	—	219,756	269,314
Issue costs	—	(1)	—	—
Treasury shares	—	(10)	—	(331,213)
Closing balance	4,041	3,868	532,231,095	526,247,360

(1)         Equity value recognised in equity compensation reserve.

(b)     Perpetual Notes

The perpetual notes converted in July 2007 for 407,280 fully paid ordinary shares.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 33: Reserves

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Depositors’ and borrowers’ redemption reserve
Opening balance	2	2	2	2
Add net transfers from retained profits	—	—	—	—
Closing balance	2	2	2	2

Foreign currency translation reserve
Opening balance	(1)	4	—	—
Currency translation differences	—	(5)	—	—
Closing balance	(1)	(1)	—	—

Cash flow hedge reserve
Opening balance	—	—	(1)	—
AIFRS transition adjustments	—	(19)	—	(17)
Restated opening balance	—	(19)	(1)	(17)
Gains and losses on cash flow hedging (net of tax):
Recognised in equity	46	20	53	17
Transferred to income statement	1	(1)	1	(1)
Closing balance	47	—	53	(1)

Equity compensation reserve
Opening balance	29	17	27	16
Expense for the year	12	12	12	11
Closing balance	41	29	39	27

Available for sale reserve
Opening balance	4	—	—	—
AIFRS transition adjustments	—	5	—	—
Restated opening balance	4	5	—	—
Losses on available for sale investments (net of tax):
Recognised in equity	(3)	(1)	—	—
Closing balance	1	4	—	—

General reserve for credit losses (1)
Opening balance	117	—	141	—
AIFRS transition adjustments	—	68	—	79
Restated opening balance	117	68	141	79
Current period movement appropriated from retained profits (2)	36	49	36	62
Closing balance	153	117	177	141

Total reserves	243	151	271	169

(1)                      The after tax equivalent of the “eligible” component of the collective provision and the balance of the general reserve for credit losses represent 0.5% of risk weighted assets.

(2)                      The movement for the year ended 30 September 2006 includes a $42 million adjustment to satisfy APRA’s General Reserve for Credit Losses requirements.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 34: Retained profits

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Opening balance	798	906	923	926
AIFRS transition adjustments	—	(131)	—	(127)
Defined benefit plan actuarial gains	2	—	2	—
Net profit attributable to shareholders of the Bank	1,190	1,068	1,094	1,182
Total available for appropriation	1,990	1,843	2,019	1,981

Transfer to general reserve for credit losses	(36)	(49)	(36)	(62)
Buy-back	—	(224)	—	(224)
Interim dividend - cash component	(368)	(329)	(368)	(329)
Interim dividend - dividend reinvestment plan	(67)	(59)	(67)	(59)
Final dividend - cash component	(331)	(237)	(331)	(237)
Final dividend - dividend reinvestment plan	(75)	(127)	(75)	(127)
Preference share dividends	(27)	(20)	(27)	(20)
Closing balance	1,086	798	1,115	923

Note 35: Equity attributable to minority interests

	Consolidated
	2007	2006
	$M	$M
Perpetual notes (1)	—	34
Share capital	2	2
Accumulated profit/(losses) (2)	4	(18)
	6	18

Movements in minority interests

(1) Perpetual notes

Opening balance	34	31
Notes issued during the year	—	3
Redemption during the year	(34)	—
Closing balance	—	34

The perpetual notes were issued to Foodstuffs as part of the Bank’s New Zealand supermarket venture.

(2) Accumulated profit/(loss)

Opening balance	(18)	(14)
Redemption of perpetual notes	20	—
Minority share of profit/(loss) for year	2	(4)
Closing balance	4	(18)

Minority interests in the results and equity of subsidiaries are shown separately in the consolidated income statement and balance sheet respectively.

Minority interests comprise ordinary shares issued by St.George Motor Finance Limited.

Perpetual notes issued by the Bank that were classified as a minority interest were redeemed for ordinary shares during the year.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 36: Remuneration of auditors

Details of the amounts paid to the auditor of the Bank, KPMG and its related practices, for audit and non-audit related services provided during the year are set out below.

	Consolidated		Bank
	2007	2006	2007	2006
	$‘000	$‘000	$‘000	$‘000

Audit services

Amounts paid, or due and payable to auditors of the Bank (KPMG) for:
Audit and review services of consolidated financial statements	1,622	1,410	1,389	1,091
Audit and review of managed funds activities	1,917	1,700	1,013	740
Audit services in accordance with regulatory requirements (a)	1,763	1,568	1,763	1,540
Other assurance services (b)	—	388	—	387
	5,302	5,066	4,165	3,758

Other services
Taxation compliance services in respect of managed funds	83	138	50	116
Taxation and compliance services in respect of consolidated entities	809	465	761	391
Other (c)	74	269	74	269
	966	872	885	776

Total remuneration	6,268	5,938	5,050	4,534

(a)                                 Includes prudential supervision reviews for APRA, Basel II application reviews, audits of securitisation trusts, audit of workers compensation and Australian Financial Services Licences.

(b)                                Includes assurance services in respect of Australian Equivalents to International Financial Reporting Standards transition services.

(c)                                 Primarily relates to payment for technical advice.

The amounts paid for other services are in accordance with the Group’s audit independence policy as outlined in the Corporate Governance Statement.  The Board Audit Committee has considered the other services provided by KPMG and is satisfied that the nature of the services and the amount of fees paid are appropriate in terms of maintaining auditors’ independence.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 37: Share and option plans

(a) Employee Reward Share Plan (Reward Plan)

The Reward Plan provides eligible employees with up to $1,000 worth of fully paid ordinary Bank shares per annum for nil consideration.

Shares issued under the Reward Plan cannot be sold until three years after allotment or at the time the participant ceases employment with the Group.

The number of shares allocated to each participant is calculated by taking $1,000 divided by the volume weighted average share price (VWAP).  The VWAP is based on the share price and trading volumes on the five trading days prior to the allotment date, rounded down to the nearest whole share.

Generally, full-time, part-time, fixed term and casual staff with 12 months or more service with the Group are eligible to participate in the Reward Plan from 1 October of each relevant year, provided they are still employed by the Group on the relevant allotment date, being December of the following year.

Allotments under the Reward Plan are subject to the achievement of predetermined performance targets as set by the Board and communicated to staff prior to the commencement of each financial year.

The performance targets in the 30 September 2006 year were as follows:

Subject to Board discretion,

(1)   Cash EPS (which is defined as profit after tax, preference dividends and minority interests before goodwill, significant items, hedging and non-trading derivatives) equals or exceeds the EPS of the previous year by 10% or more, then 60% of the shares will be granted; and

(2)   Customer service:  Obtaining an overall Group Customer Satisfaction rating of at least 78%, then 40% of the shares will be granted.

Shares granted under the Reward Plan are recognised as an expense in the Group’s income statement over the 12 month period commencing on 1 October each year.  The expense for the 30 September 2007 financial year was $6 million (30 September 2006: $6 million).  In November 2006, 219,878 (November 2005: 241,366) shares were issued in relation to the Reward Plan.  A total of 7,582 (November 2005: 7,099) staff participated in this offer, with each participant receiving 29 (November 2005: 34) fully paid ordinary shares based on the offer amount of $1,000 for nil consideration.  The shares had a market value of $33.89 per share at the allotment date.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(b) Employee Share Purchase Plan (Purchase Plan)

All permanent employees, including Non-Executive Directors are eligible to participate in the Purchase Plan.  Participants are given the opportunity during the year to nominate an amount of their pre-tax remuneration to purchase fully paid ordinary shares in the Bank.  Participants may nominate up to 20% of their Total Employment Cost (if they have continuous service of at least one year at any relevant share acquisition date) and 100% of their Short Term Incentive Opportunity (less any compulsory superannuation) towards the purchase of shares.  Shares are acquired on market.  Brokerage is subsidised by the Bank.  Participants may elect to acquire shares under the Purchase Plan as unrestricted, restricted for 4 years or restricted for 10 years.  Where the shares are restricted, they may not be sold or transferred until the period of restriction is lifted or at the time the participant ceases employment with the Group.  Shares purchased under this Plan are expensed in the Group’s income statement.

Details of ordinary shares allocated under the Purchase Plan are as follows:

Date of allocation	Number of ordinary shares allocated	Number of employees participating	Average purchase price of shares acquired $

2007 year

24 November 2006	103,710	257	33.76
18 May 2007	10,259	75	36.90
Total	113,969	332

2006 year

25 November 2005	140,831	234	29.25
26 May 2006	18,708	83	29.67
Total	159,539	317

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(c) Executive Performance Share Plan (Performance Plan)

In accordance with the rules of the Performance Plan and as approved by shareholders, share allocations may occur by either allotment or by purchase on market.  The Board will determine the most appropriate basis of allocation.  The Managing Director, Group Executives and other Senior Executives are eligible to be invited to participate in the Performance Plan.  Awards granted to the Managing Director, the Group Executive and other Senior Executives are satisfied under this plan.

The fair value of awards granted under the Performance Plan is recognised as an expense in the Group’s income statement over the vesting period of the awards.  The fair value is discounted for estimated forfeitures.  The fair value is determined on the following bases:

(1)               Shares issued or shares purchased on market on satisfaction of non-market related performance hurdles – prevailing market price at grant date for grants before 1 October 2005.  For grants after this date, the fair value has been discounted for the present value of dividends paid by the Bank during the vesting period when they are not received by the participant.

(2)               Shares purchased or shares issued on satisfaction of market related performance hurdles – the fair value has been determined using the binomial method at the grant date.

Awards granted to participants are issued or transferred at the end of the relevant vesting period subject to satisfying applicable performance hurdles (refer Remuneration Report).  As at 30 September 2007, there were 85 (30 September 2006: 79) participants in the Performance Plan.  Awards are granted for no consideration at prevailing market prices.

Awards granted prior to 7 November 2002 and/or those awards that vested before 1 January 2005, have not been expensed in accordance with the transitional provisions of AASB 1.  The expense recognised during the year in respect of the Performance Plan was $4 million (30 September 2006: $5 million).

For awards granted on 1 October 2003, 1 October 2004, 1 October 2005 and 1 October 2006, shares will be issued to participants upon satisfaction of applicable performance hurdles (refer Remuneration Report).

For awards granted on 1 October 2005, shares have been purchased on market and are held in trust until applicable performance hurdles have been satisfied.  For awards after 1 October 2005, shares will be issued by the Bank.

The following is a summary of grants under the Performance Plan:

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Movements during the year

Date awards granted	Vesting date	Awards outstanding 1 Oct 2006	Number of awards granted	Number of awards forfeited	Number of shares allotted	Awards outstanding 30 Sep 2007	Senior executives in plan	Fair value per award granted during the year ($)

1-Oct-03	30-Sep-05	2,203	—	—	601	1,602	1
1-Oct-03	30-Sep-06	17,034	—	1	13,829	3,204	1
1-Oct-03	30-Sep-07	17,034	—	4,862	—	12,172	6
1-Oct-03	30-Sep-05	393	—	—	393	—	—
1-Oct-03	30-Sep-06	91,250	—	5,086	85,478	686	2
1-Oct-04	30-Sep-06	14,400	—	—	14,400	—	1
1-Oct-04	30-Sep-07	14,400	—	—	—	14,400
1-Oct-04	30-Sep-08	28,800	—	28,800	—	—
1-Oct-04	30-Sep-06	23,658	—	—	20,432	3,226	1
1-Oct-04	30-Sep-07	23,658	—	5,108	—	18,550	6
1-Oct-04	30-Sep-08	23,658	—	8,334	—	15,324	6
1-Mar-05	30-Sep-06	718	—	—	718	—	1
1-Mar-05	30-Sep-07	718	—	—	—	718
1-Mar-05	30-Sep-08	718	—	—	—	718
1-Oct-04	30-Sep-06	84,427	—	—	83,795	632	1
1-Oct-04	30-Sep-07	79,964	—	6,921	—	73,043	52
15-Aug-05	30-Sep-06	110	—	—	110	—	—
15-Aug-05	30-Sep-07	110	—	—	—	110	1
1-Oct-05	30-Sep-07	14,498	—	2,916	—	11,582	7
1-Oct-05	30-Sep-08	14,498	—	4,584	—	9,914
1-Oct-05	30-Sep-09	14,498	—	4,584	—	9,914
17-May-06	17-May-07	2,424	—	—	—	2,424	1
17-May-06	17-May-08	2,424	—	—	—	2,424
17-May-06	17-May-09	2,424	—	—	—	2,424
1-Oct-05	30-Sep-07	—	57,428	1,862	—	55,566	53
1-Oct-05	30-Sep-08	—	57,428	2,616	—	54,812	51
3-Feb-06	30-Sep-07	—	500	—	—	500	1
3-Feb-06	30-Sep-08	—	500	—	—	500
17-May-06	30-Sep-07	—	1,406	—	—	1,406	1
17-May-06	30-Sep-08	—	1,406	—	—	1,406
1-Oct-05	30-Sep-08	—	52,173	7,141	—	45,032	8
1-Oct-05	30-Sep-08	—	12,639	12,639	—	—	—
1-Oct-06	30-Sep-08	—	13,081	4,280	—	8,801	7	27.22
1-Oct-06	30-Sep-09	—	13,081	4,280	—	8,801		25.71
1-Oct-06	30-Sep-10	—	13,081	4,280	—	8,801		24.20
16-Jul-07	30-Sep-08	—	1,403	—	—	1,403	1	32.07
16-Jul-07	30-Sep-09	—	1,403	—	—	1,403		30.56
16-Jul-07	30-Sep-10	—	1,403	—	—	1,403		29.05
16-Jul-07	1-Nov-07	—	37,983	—	—	37,983	1	32.07
16-Jul-07	1-Nov-08	—	37,983	—	—	37,983		30.56
16-Jul-07	1-Nov-09	—	37,983	—	—	37,983		29.05

Total		474,019	340,881	108,294	219,756	486,850

Performance hurdles in respect of awards granted during the year are subject to tenure and vest for $nil consideration subject to the satisfaction of performance conditions contained in the Remuneration Report.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(d) Executive Option Plan (Option Plan)

The Managing Director and Group Executives (whether they report directly to the Managing Director or not) are eligible to participate in the Option Plan.  Exercise is conditional upon the Bank achieving a prescribed performance hurdle.  The options do not grant rights to the option holders to participate in a share issue of any other body corporate.  Non-Executive Directors are not eligible to participate in the plan.  Options granted to the Managing Director and the Group Executive are satisfied under this plan.

Details of the Option Plan are as follows:

Movements during the year

Date options granted	Exercise period (1)	Exercise price ($ )	Options outstanding 1 Oct 2006	Number of options granted	Number of options forfeited	Number of options exercised	Options outstanding 30 Sep 2007	Senior executives in plan(2)	Fair value per option granted during the year(3) ($ )

12-Dec-01	12-Jun-06 to 12-Dec-06	16.91	500,000	—	—	500,000	—	—
01-Oct-02	15-Nov-04 to 1-Oct-07	18.16	44,064	—	—	44,064	—	—
01-Oct-02	15-Nov-05 to 1-Oct-07	18.16	24,035	—	—	24,035	—	—
01-Oct-02	15-Nov-05 to 1-Oct-07	18.16	40,130	—	—	40,130	—	—
01-Oct-03	30-Sep-05 to 1-Oct-09	20.40	104,042	—	—	41,852	62,190	2
01-Oct-03	30-Sep-06 to 1-Oct-09	20.40	178,862	—	1	82,455	96,406	4
01-Oct-03	30-Sep-07 to 1-Oct-09	20.40	178,862	—	18,724	—	160,138	6
01-Oct-04	30-Sep-06 to 1-Oct-10	21.70	125,000	—	—	125,000	—	—
01-Oct-04	30-Sep-07 to 1-Oct-10	21.70	125,000	—	—	—	125,000	1
01-Oct-04	30-Sep-08 to 1-Oct-10	21.70	250,000	—	250,000	—	—	—
01-Oct-04	30-Sep-06 to 1-Oct-10	21.70	141,336	—	—	53,668	87,668	4
01-Oct-04	30-Sep-07 to 1-Oct-10	21.70	141,336	—	19,000	—	122,336	7
01-Oct-04	30-Sep-08 to 1-Oct-10	21.70	141,336	—	31,000	—	110,336
01-Mar-05	30-Sep-06 to 1-Oct-10	24.56	15,786	—	—	15,786	—	—
01-Mar-05	30-Sep-07 to 1-Oct-10	24.56	15,786	—	—	—	15,786	1
01-Mar-05	30-Sep-08 to 1-Oct-10	24.56	15,786	—	—	—	15,786
01-Oct-05	30-Sep-07 to 1-Oct-11	28.01	138,762	—	16,992	—	121,770	8
01-Oct-05	30-Sep-08 to 1-Oct-11	28.01	119,104	—	22,918	—	96,186
01-Oct-05	30-Sep-09 to 1-Oct-11	28.01	108,276	—	20,834	—	87,442
01-Oct-06	30 Sep 08 to 1 Oct 12	29.99	—	153,542	22,450	—	131,092		2.88
01-Oct-06	30 Sep 09 to 1 Oct 12	29.99	—	131,074	19,165	—	111,909	8	3.19
01-Oct-06	30 Sep 10 to 1 Oct 12	29.99	—	118,671	17,352	—	101,319		3.45
16-Jul-07	30 Sept 08 to 1 Oct 12	35.09	—	8,241	—	—	8,241		2.90
16-Jul-07	30 Sept 09 to 1 Oct 12	35.09	—	6,298	—	—	6,298	1	3.55
16-Jul-07	30 Sep 10 to 1 Oct 12	35.09	—	5,410	—	—	5,410		4.00

TOTAL			2,407,503	423,236	438,436	926,990	1,465,313

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(1)           The options may be exercisable at an earlier date as prescribed by the Option Plan rules.

(2)           Participating executives are required to hold a minimum of 5,000 ordinary shares in the Bank in order to participate in the Option Plan.

(3)           The fair value of options granted during the year has been determined using the Binomial method.  The fair value is recognised as an expense in the Group’s income statement over the vesting period.  An expense of $1 million (30 September 2006: $1 million) was recognised during the year.

During the financial year, 926,990 ordinary shares were issued following the exercise of 926,990 options.  No amounts remain unpaid on any of these shares.  The market value of shares issued during the year as a result of the exercise of these options as at 30 September 2007 was $33 million (30 September 2006: $16 million).

The market value of shares that could be issued from the exercise of outstanding options at 30 September 2007 is $52 million (30 September 2006: $73 million).

The exercise of options is subject to the achievement of performance hurdles contained in the Remuneration Report.

(e) Non-Executive Directors’ share purchase plan (Directors’ Plan)

All Non-Executive Directors are eligible to participate in the Directors’ Plan.  Each financial year, Non-Executive Directors are provided with the opportunity to contribute a part or all of their pre-tax remuneration from the Group to acquire fully paid ordinary shares in the Bank.  Shares are acquired at prevailing market prices and brokerage fees are payable by the Bank.  Shares purchased under the Directors’ Plan are expensed in the Group’s income statement.

During the year, 4 (30 September 2006: 4) Non-Executive Directors were allocated 10,172 shares (30 September 2006: 13,299) which were acquired on market at an average purchase price of $34.00 per share (30 September 2006: $29.27).

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 38: Average balances and related interest

The following table shows the major categories of interest earning assets and interest bearing liabilities and the respective interest rates earned or paid by the Group for the years indicated.  Averages are month-end averages, which are not materially different from daily averages and have not been adjusted to exclude the impact of discontinued operations.

	2007			2006
	Average balance	Interest	Average rate	Average balance	Interest	Average rate
	$M	$M	%	$M	$M	%
Interest earning assets
Cash and liquid assets	1,078	52	4.82	885	38	4.29
Receivables due from other financial institutions	1,489	82	5.51	1,255	61	4.86
Assets at fair value	7,999	491	6.14	6,814	380	5.58
Loans and other receivables	98,285	7,578	7.71	86,529	6,335	7.32
Total interest earning assets	108,851	8,203	7.54	95,483	6,814	7.14

Non interest earning assets
Bills receivable	23			14
Property, plant and equipment	333			434
Other assets	4,805			3,846
Provision for doubtful debts	(323)			(280)
Total non interest earning assets	4,838			4,014

Total assets	113,689			99,497

Interest bearing liabilities
Retail funding	43,724	2,088	4.78	40,187	1,779	4.43
Other deposits	17,200	1,151	6.69	14,670	882	6.01
Payables due to other financial institutions	509	26	5.11	449	19	4.23
Domestic borrowings	13,294	902	6.79	10,857	671	6.18
Offshore borrowings (1)	30,107	1,843	6.12	25,989	1,448	5.57
Total interest bearing liabilities	104,834	6,010	5.73	92,152	4,799	5.21

Non interest bearing liabilities
Bills payable	193			199
Other non interest bearing liabilities	3,153			2,262
Total non interest bearing liabilities	3,346			2,461

Total liabilities	108,180			94,613

Shareholders’ equity (2)	5,509			4,884

Total liabilities and shareholders’ equity	113,689			99,497

Interest spread (3)			1.81%			1.93%
Interest margin (4)			2.01%			2.11%

(1)	Includes foreign exchange swap costs.

(2)	Basic weighted average number of ordinary shares outstanding for the year were 529.9 million (30 September 2006: 524.3 million).

(3)	Interest spread represents the difference between the average interest rate earned on assets and the average interest rate paid on funds.

(4)	Interest margin represents net interest income as a percentage of average interest earning assets.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Volume and rate analysis

The table below allocates changes in interest income and interest expense between changes in volume and changes in rate for the years ended 30 September 2007 and 30 September 2006.  Volume and rate variances have been calculated on the movement in average balances and the change in the interest rates on average interest earning assets and average interest bearing liabilities.

	2007 over 2006			2006 over 2005
	Volume	Rate	Total	Volume	Rate	Total
	$M	$M	$M	$M	$M	$M

Interest earning assets
Cash and liquid assets	9	5	14	—	1	1
Receivables due from other financial institutions	13	8	21	15	6	21
Assets at fair value	73	38	111	(66)	19	(47)
Loans and other receivables	906	337	1,243	1,292	42	1,334
Change in interest income	1,001	388	1,389	1,241	68	1,309

Interest bearing liabilities
Retail funding	169	140	309	170	96	266
Other deposits	169	100	269	334	4	338
Payables due to other financial institutions	3	4	7	(12)	—	(12)
Domestic borrowings	165	66	231	187	22	209
Offshore borrowings	252	143	395	282	12	294
Change in interest expense	758	453	1,211	961	134	1,095

Change in net interest income	243	(65)	178	280	(66)	214

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 39: Segmental Results

(a) Business Segments

Business segments are based on the Group’s organisational structure.  The Group comprises four business divisions, namely:

•                  Retail Bank (RB) – responsible for residential and consumer lending, provision of personal financial services including transaction services, call and term deposits, small business banking and financial planners.  This division manages retail branches, call centres, agency networks and electronic channels such as EFTPOS terminals, ATMs and Internet Banking.

•                  Institutional and Business Banking (IBB) - responsible for liquidity management, securitisation, wholesale funding, capital markets, treasury market activities including foreign exchange, money market and derivatives, corporate and business relationship banking, international and trade finance banking services, leasing, hire purchase, automotive finance, commercial property lending and cash flow financing, including invoice discounting.

•                  BankSA (BSA) – responsible for providing retail banking, business banking and private banking services to customers in South Australia and Northern Territory.  These services have extended into country New South Wales and Victoria as part of the Group’s initiative to expand rural banking.  Customers are serviced through branches, electronic agencies, ATMs, call centres, EFTPOS terminals and Internet banking.

•                  Wealth Management (WM) – responsible for providing superannuation and wealth management administration platforms, investment management, dealer group services, margin lending, private banking services and general and life insurance.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Segment Income Statement for the year ended 30 September 2007 ($M)

	Retail Bank	Institutional & Business Banking	BankSA	Wealth Management	Other	Consolidated

Segment revenue

Net interest income	1,152	619	328	94	—	2,193
Non interest income	515	156	96	312	13	1,092

Total segment revenue	1,667	775	424	406	13	3,285

Segment expense

Bad and doubtful debts	140	26	11	1	—	178

Operating expenses
Other provisions	35	30	9	17	—	91
Depreciation	45	6	9	1	—	61
Deferred expenditure amortisation	23	3	4	1	—	31
Other expenses	651	230	150	176	—	1,207
Total operating expenses	754	269	172	195	—	1,390

Total segment expenses	894	295	183	196	—	1,568

Profit before income tax expense	773	480	241	210	13	1,717

Income tax expense						525

Minority interest						2

Profit after income tax and minority interests						1,190

Segment Balance Sheet as at 30 September 2007 ($M)

Investment in Associates	—	—	—	—	28	28
Other Assets	60,122	44,080	14,065	5,696	1,809	125,772
Total Assets	60,122	44,080	14,065	5,696	1,837	125,800

Total Liabilities	28,303	80,072	8,982	1,230	1,329	119,916

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Segment Income Statement for the year ended 30 September 2006 ($M)

	Retail Bank	Institutional & Business Banking	BankSA	Wealth Management	Other	Consolidated

Segment revenue

Net interest income	1,074	562	303	74	—	2,013
Non interest income	447	131	82	279	14	953
Significant item	—	—	—	—	41	41
Total segment revenue	1,521	693	385	353	55	3,007

Segment expense

Bad and doubtful debts	105	29	9	1	—	144

Operating expenses
Other provisions	27	27	6	14	—	74
Depreciation	49	7	9	2	—	67
Deferred expenditure amortisation	24	3	4	1	—	32
Other expenses	607	209	143	161	—	1,120
Total operating expenses	707	246	162	178	—	1,293
Significant items	—	—	—	—	48	48
Total segment expenses	812	275	171	179	48	1,485

Profit before income tax expense from continuing operations	709	418	214	174	7	1,522

Income tax expense						445

Profit after income tax expense from continuing operations						1,077

Loss of discontinued operations after tax						13

Minority interest share of continuing operations						1
Minority interest share of discontinued operations						(5)

Profit after income tax and minority interests						1,068

Segment Balance Sheet as at 30 September 2006 ($M)

Investment in Associates	—	—	—	—	28	28
Other Assets	54,698	33,447	12,306	5,062	1,461	106,974
Total Assets	54,698	33,447	12,306	5,062	1,489	107,002

Total Liabilities	26,002	65,600	7,771	1,025	1,261	101,659

(b)  Geographical segments

The Group predominantly operates in Australia.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 40: Deed of cross guarantee

Pursuant to ASIC Class Order 98/1418 (as amended) dated 13 August 1998, the wholly-owned subsidiaries listed below are relieved from the Corporations Act 2001 requirements for preparation, audit and lodgement of financial reports, and Directors’ reports.

It is a condition of the Class Order that the Bank and each of the subsidiaries enter into a Deed of Cross Guarantee.  The effect of the Deed is that the Bank guarantees to each creditor payment in full of any debt in the event of winding up of any of the subsidiaries under certain provisions of the Corporations Act 2001.  If a winding up occurs under other provisions of the Act, the Bank will only be liable in the event that after six months any creditor has not been paid in full.  The subsidiaries have also given similar guarantees in the event that the Bank is wound up.

The subsidiaries subject to the Deed are:

•                  St.George Financial Services Limited

•                  Advance Leasing Limited

•                  Canberra Advance Property Limited

•                  Crusade Management Limited

A consolidated income statement and consolidated balance sheet, comprising the Bank and controlled entities, which are a party to the Deed, after eliminating all transactions between parties to the Deed of Cross Guarantee, at 30 September is set out below:

Summarised income statement and retained profits

	Consolidated
	2007	2006
	$M	$M

Profit before tax	1,503	1,540
Income tax expense	(403)	(370)
Profit after tax	1,100	1,170

Retained profits at the beginning of the year	828	844
Adjustment to retained profits on transition to AIFRS (net of tax)	—	(128)
Actuarial gains and losses from defined benefit superannuation plan	2	—
Transfer to reserve	(36)	(62)
Reduction in retained profits on share buy-back	—	(224)
Dividends recognised during the year	(868)	(772)
Retained profits at the end of the year	1,026	828

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Balance sheet

	Consolidated
	2007	2006
	$M	$M
ASSETS
Cash and liquid assets	2,081	1,077
Receivables due from other financial institutions	625	510
Assets at fair value through the Income Statement	11,475	6,617
Derivative assets	1,158	916
Available for sale investments	1	1
Loans and other receivables	65,878	58,901
Bank acceptances of customers	16,343	11,908
Investment in controlled entities	1,552	1,619
Amounts receivable from controlled entities	4,710	3,925
Investments in associated companies	25	24
Property, plant and equipment	327	316
Intangible assets	1,069	1,039
Deferred tax assets	221	174
Other assets	813	744

TOTAL ASSETS	106,278	87,771

LIABILITIES
Deposits and other borrowings	70,476	53,435
Payables due to other financial institutions	1,013	401
Derivative liabilities	1,993	737
Bank acceptances	6,348	7,287
Provision for dividends	2	3
Amounts payable to controlled entities	414	980
Current tax liabilities	90	140
Deferred tax liabilities	89	137
Other provisions	108	115
Bonds and notes	17,024	16,526
Loan capital	2,231	2,032
Bills payable and other liabilities	634	561

TOTAL LIABILITIES	100,422	82,354

NET ASSETS	5,856	5,417

SHAREHOLDERS’ EQUITY
Share capital	4,559	4,420
Reserves	271	169
Retained profits	1,026	828

TOTAL SHAREHOLDERS’ EQUITY	5,856	5,417

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 41: Commitments

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

(1) Capital commitments

Less than one year	14	16	14	16

(2) Non-cumulative operating leases expiring

Less than one year	84	78	79	74
Between one and five years	220	198	202	186
More than five years	156	159	151	153
	460	435	432	413

The Group leases a number of commercial buildings and computer hardware under operating leases.  The lease terms typically run for a period of five years for buildings and three years for computer hardware.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 42: Contingent liabilities, assets and commitments

The Group has a variety of contingent liabilities arising from transactions including endorsed bills of exchange, letters of credit, guarantees and commitments to provide credit. The notional amounts of contingent liabilities represent the maximum credit risk. The credit equivalent represents the maximum or total potential loss if the counterparty were to default, determined in accordance with APRA’s risk weighted capital adequacy guidelines.

Contingent liabilities and commitments exist in respect of:

	Consolidated				Bank
	Face Value		Credit Equivalent Amount		Face Value		Credit Equivalent Amount
	2007	2006	2007	2006	2007	2006	2007	2006
	$M	$M	$M	$M	$M	$M	$M	$M
Contingent liabilities
Bills endorsements	488	350	488	350	488	350	488	350
Guarantees	810	538	810	538	810	538	810	538
Documentary letters of credit	329	173	225	138	329	164	225	128
Documentary letters of credit - controlled entities	—	—	—	—	—	23	—	23
Performance related items	20	15	10	8	20	15	10	8
Commitments
Undrawn credit facilities	23,576	19,301	1,498	1,056	23,576	19,018	1,498	1,056
Undrawn credit facilities - controlled entities	—	—	—	—	131	219	—	—

Total credit risk related instruments	25,223	20,377	3,031	2,090	25,354	20,327	3,031	2,103

Contingent liabilities exist in respect of claims and potential claims against entities in the Group. Where necessary, appropriate provisions have been made in the financial statements. Information regarding the Bank’s dispute with the Australian Taxation Office over deductions claimed on the Group’s depositary capital securities is contained in Note 6.

The credit risk related contingent liabilities of $25,223 million (30 September 2006: $20,377 million) also represent contingent assets of the Group. These commitments to provide credit may in the normal course convert to loans and other receivables.

The Bank is subject to a credit risk exposure in the event that another financial institution fails to settle for its payments clearing activities, in accordance with the regulations and procedures of the following clearing systems of the Australian Payments Clearing Association Limited: The Australian Paper Clearing System (“Clearing Stream 1”), the Bulk Electronic Clearing System (“Clearing Stream 2”), The Consumer Electronic Clearing System (“Clearing Stream 3”) and the High Value Clearing System (“Clearing Stream 4”, only if operating in “bypass mode”). This credit risk exposure is unquantifiable in advance, but is well understood, and is extinguished upon settlement at 9am each business day.

Service contracts have been entered into with the Managing Director and Group Executives. The maximum contingent liability for termination benefits under these employment contracts that has not been provided for in the financial statements is $7 million (30 September 2006: $14 million).

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 43: Liability for defined benefit fund obligation

The Group makes contributions to multiple superannuation funds in accordance with “Superannuation Choice of Fund”, including the employer sponsored fund which has two defined benefit sections with 190 members in total.  No new members are accepted into these defined benefit sections.  All employees who are members of these defined benefit sections are entitled to benefits on retirement, disability or death.  The defined benefit sections guarantee lump sum benefits based on years of service and final average salary.  The defined contribution section of the fund receives fixed contributions from the Bank and certain controlled entities, and the Group’s legal or constructive obligation is limited to these contributions.

The following sets out details in respect of the defined benefit section only.

	Consolidated		Bank
	2007	2006	2007	2006
	$M	$M	$M	$M

Present value of defined benefit obligation	59	56	59	56
Fair value of plan assets	58	51	58	51
Deficit in the plan	1	5	1	5

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 44: Financial risk management

The Group in its daily operations is exposed to a range of risks including credit risk, liquidity risk and market risk.  These risks are managed through specialised committees responsible for policy setting and monitoring and analysing risk.

Credit risk

Credit risk is the potential for loss arising from a debtor or counterparty failing to meet their financial contractual obligations.  This risk is inherent in the Group’s lending activities, as well as transactions involving derivatives and foreign exchange. Credit risk is managed principally through embedded controls upon individual lending divisions and business managers who are responsible for the lending.  Lending is carried out within the parameters of lending policies (covering approvals, documentation and management), which have been developed having regard to statistical data and historical risk experience.

To maintain the quality of the lending portfolio, prudential standards and lending policies have been established throughout the Group.

Credit processes are typically structured so that loan origination, approval, document preparation, settlement and account monitoring and control are segregated to different individuals or areas.  Credit must be evaluated against established credit policies and within authorities and be structured, particularly in terms of security, to be prudent for the risk incurred.

The Group Credit division assesses credit beyond the lending authorities of business divisions and/or outside normal Group Credit policies and guidelines.  This division assesses specific provision requirements where loan default has occurred and also controls the Loans Management Unit, which manages large impaired assets with the aim of achieving the optimum result from such assets.

Through its credit inspection function, Group Credit tests internal controls and adherence to credit policies and procedures which are standard throughout the Group and contained in credit manuals administered by Group Credit.

The Group applies standard credit risk assessment criteria to all extensions of credit, from credit scoring systems for basic retail products to complete credit assessment for commercial and trade related transactions.

Standard risk grading methodologies for commercial lending are set at the transaction level and will drive pricing.

The quantification of credit risk is performed by analytical tools and models, which provide estimates of Probability of Default, Loss Given Default and Exposure at Default across retail and commercial exposures. The outputs of the models provide input to expected and unexpected loss calculations, levels of collective provisions, Basel II regulatory capital calculations, Economic Capital estimates and a variety of operational credit decisions. The Portfolio Management Unit within Group Credit oversees the development and monitoring of the models and adherence to policy.

St.George manages concentration risk through a set of limits and associated policies which control lending to industry segments, individual large exposures, geographic areas, risk grades and products. The objective is to ensure that no single exposure or set of exposures is large enough to threaten the on-going viability of the Bank. The management of concentration risk forms a key component of the overall Risk Appetite of the Bank.

Group Credit regularly reports to the Management Credit Committee and the Board Risk Management Committee on the status of large impaired assets, arrears and trend analysis, compliance reports, portfolio analysis and all approvals above $50 million.

Liquidity risk

Liquidity risk refers to the inability to meet financial commitments when they fall due and arises from mismatches in the cash flows from financial transactions.  Liquidity is managed to policies and strategies determined by the Bank’s Asset and Liability Committee (ALCO).

These include:

•                  maintaining a core of high-quality and readily liquefiable securities;

•                  sourcing the majority of funds from the retail sector and committed medium-term wholesale facilities;

•                  maintaining a diversified used funding capacity in wholesale and retail markets; and

•                  monitoring liquidity flows while quickly identifying any anomalies.

Market risk

(a) Funding risk

Funding risk is the risk of over-reliance on a particular funding source.  The risks associated with such a concentration include volatility in funding costs or availability.

To minimise funding risk, the Group raises wholesale funds from well-diversified sources encompassing both international and domestic capital markets.

(b) Interest rate risk

Interest rate risk arises from a variety of sources including mismatches between the re-pricing periods of assets and liabilities.  Movements in interest rates can affect earnings and the value of the Group.  Interest rate risk management policy aims to minimise fluctuations in earnings over time from volatility in movements in interest rates while maximising shareholder value.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(i) Interest rate risk in non-trading activities

Interest rate risk in non-trading activities is the risk of loss in earnings or in the economic value of St.George’s non-trading activities as a consequence of movements in interest rates.  There are four components of interest rate risk for non-traded activities: repricing, yield curve, basis and optionality.

Interest Rate Risk is monitored on an earnings and a valuation approach by the Bank’s Balance Sheet Risk Management unit to ensure that aggregate exposure to interest rate risk is managed within policy guidelines with defined limits commensurate with the Bank’s “risk appetite” and strategic objectives set by ALCO and overviewed by the Board Risk Management Committee.

The Bank’s non-traded interest rate risk measurement system integrates risk parameters, product design, pricing policies and forecasts of the balance sheet and yield curve.  Key modelling assumptions are regularly reviewed to take into account of both historical relationships and the current market environment.

(ii) Market risk from trading activities

Market risk is the potential for losses arising from the adverse movements in the level of market factors such as foreign exchange rates and interest rates.  Trading activities give rise to market risk.  This risk is controlled by an overall risk management framework that incorporates a number of market risk measurements including value at risk (VaR).  VaR is a statistical estimate of the potential loss that could be incurred if the Bank’s trading positions were maintained for a defined period of time.  A confidence level of 99% is used at St.George; this implies that for every 100 days, the loss will not exceed the VaR limit on 99 of those days.  VaR is not an estimate of the maximum loss the trading activities could incur from an extreme market event.

VaR measurements are supplemented by a series of stress tests that are used to capture the possibility of extreme events or market shocks.  Additionally, the market risk framework includes applying stoploss limits on all portfolios, basis point sensitivity limits, specific options limits and control of large or unusual trading activity.

The Group uses Monte Carlo simulation to calculate VaR.  This model takes into account relevant market variables.  It is approved by APRA for regulatory purposes and is operated within the overall framework outlined in the APRA Prudential Standards.

The following table provides a summary of VaR by total risk taken and by trading unit for the years ended 30 September 2007 and 30 September 2006.

	2007		2006
For the year ended 30 September ($’000)	High	Average	High	Average

Foreign exchange VaR	694	213	744	294
Domestic VaR	1,359	515	1,582	596
Total room risk	1,308	556	1,546	660

Note: The table above incorporates all options risk.  VaR is calculated at a 99% confidence interval for a 1 day holding period using end of day trading positions.

Actual and hypothetical profit and loss outcomes are monitored against VaR on a daily basis as part of the model validation process.  This process includes hypothetical profit and loss, which holds the portfolio constant, thereby excluding any intraday trading activity.

Capital Management

The Group holds capital to underpin its financial soundness.  Capital is managed with regard to expectations of shareholders, the requirements of APRA and to maintain credit ratings commensurate with the nature of the Group’s business.

Management have developed and employed systems and processes to identify and measure risks to ensure that the Group is appropriately capitalised.  In managing its capital, the Group is committed to increasing the internal generation of capital commensurate with the increased business risks that are inherent in growing its business.

APRA requires the Group to maintain a minimum capital adequacy ratio of 7.0% for Tier 1 capital and 10.0% for Total capital.  APRA have granted the Group a temporary reduction in its Tier 1 minimum capital adequacy ratio to 6.50% until APRA assess in the 2008 year the implications of the Group’s transition to Basel II.  The Group aims to maintain and, where feasible, raise its credit rating.  To achieve this objective, the Group aims to maintain a Standard & Poor’s capital ratio above required minimums.  On this basis, the Group targets an Adjusted Common Equity (ACE) Ratio of between 4.5 – 5.0%.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 45: Interest rate risk

The Group’s objectives and policies in relation to the management of interest rate risk arising from financial instruments are set out in Note 44.

Interest rate risk arises from a variety of sources including mismatches between the repricing period of assets and liabilities.  As a result of these mismatches, movements in interest rates can affect earnings or the value of the Group.

The “gap position” between when assets, liabilities and derivative instruments are contractually due to reprice represents one measure of the Group’s interest rate risk position.  The table below provides the repricing profiles of the Group’s assets and liabilities and the resulting gap position at 30 September, based upon allocation of assets and liabilities to time periods by reference to the earlier of the next contractual interest rate repricing date and the maturity date.  The Group does not use the repricing information in the way presented in this table to manage interest rate risk, as the contractual repricing gap position does not reflect the Group’s anticipated repricing gap position.

The amounts shown in the table represent the carrying amount of the Group’s assets and liabilities.  The interest rate shown is the effective interest rate or weighted average effective interest rate in respect of each class of asset and liability.  For floating rate instruments, it is the current market rate and for fixed rate instruments it is the historical rate.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

As at 30 September 2007	Within 1 month	1 to 3 months	3 to 12 months	1 to 5 years	Over 5 years	Non- interest bearing	Total	Weighted average effective interest rate
	$M	$M	$M	$M	$M	$M	$M	%

ASSETS
Cash and liquid assets	2,081	—	—	—	—	—	2,081	5.63
Receivables due from other financial institutions	1,244	—	—	—	—	—	1,244	6.37
Assets at fair value through the income statement	3,332	4,041	3,528	129	93	216	11,339	6.69
Derivative assets	—	—	—	—	—	1,271	1,271	—
Available for sale investments	—	890	—	—	—	39	929	6.78
Loans and other receivables	61,502	1,185	5,673	21,423	392	(291)	89,884	7.67
Bank acceptances of customers	13,773	2,303	267	—	—	—	16,343	7.84
Other assets	—	—	—	—	—	2,709	2,709	—
TOTAL ASSETS	81,932	8,419	9,468	21,552	485	3,944	125,800	7.31

LIABILITIES
Deposits and other borrowings	45,215	13,537	10,707	1,332	12	—	70,803	5.29
Payables due to other financial institutions	1,009	4	—	—	—	—	1,013	6.51
Derivative liabilities	—	—	—	—	—	3,440	3,440	—
Bank acceptances	4,844	1,367	137	—	—	—	6,348	6.85
Bonds and notes	12,769	19,851	1,178	1,173	—	—	34,971	6.91
Loan capital	77	1,076	102	514	462	—	2,231	6.59
Other liabilities	—	—	—	—	—	1,110	1,110	—
TOTAL LIABILITIES	63,914	35,835	12,124	3,019	474	4,550	119,916	5.68

NET ASSETS	18,018	(27,416)	(2,656)	18,533	11	(606)	5,884

TOTAL SHAREHOLDERS’ EQUITY						5,884	5,884
Off-balance sheet items affecting interest rate sensitivity	2,731	(2,841)	8,887	(8,994)	217	—	—
Net mismatch	20,749	(30,257)	6,231	9,539	228	(6,490)	—
Cumulative mismatch	20,749	(9,508)	(3,277)	6,262	6,490	—

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

As at 30 September 2006	Within 1 month	1 to 3 months	3 to 12 months	1 to 5 years	Over 5 years	Non- interest bearing	Total	Weighted average effective interest rate
	$M	$M	$M	$M	$M	$M	$M	%

ASSETS
Cash and liquid assets	1,081	—	—	—	—	—	1,081	4.79
Receivables due from other financial institutions	1,106	6	70	—	—	—	1,182	5.47
Assets at fair value through the income statement	3,327	1,694	1,015	60	—	96	6,192	6.04
Derivative assets	—	—	—	—	—	1,093	1,093	—
Available for sale investments	136	1,228	—	—	—	177	1,541	5.52
Loans and other receivables	59,937	767	3,297	17,582	232	(299)	81,516	7.67
Bank acceptances of customers	10,156	1,583	169	—	—	—	11,908	7.34
Other assets	—	—	—	—	—	2,489	2,489	—
TOTAL ASSETS	75,743	5,278	4,551	17,642	232	3,556	107,002	7.20

LIABILITIES
Deposits and other borrowings	37,550	8,623	6,819	1,627	14	—	54,633	4.90
Payables due to other financial institutions	400	1	—	—	—	—	401	5.98
Liabilities at fair value through the income statement	—	390	—	—	—	—	390	7.68
Derivative liabilities	—	—	—	—	—	1,190	1,190	—
Bank acceptances	5,998	1,153	136	—	—	—	7,287	6.14
Bonds and notes	14,711	18,706	707	469	—	—	34,593	6.39
Loan capital	76	717	366	327	546	—	2,032	6.58
Other liabilities	—	—	—	—	—	1,133	1,133	—
TOTAL LIABILITIES	58,735	29,590	8,028	2,423	560	2,323	101,659	5.44

NET ASSETS	17,008	(24,312)	(3,477)	15,219	(328)	1,233	5,343

TOTAL SHAREHOLDERS’ EQUITY						5,343	5,343

Off-balance sheet items affecting interest rate sensitivity	(4,852)	8,120	940	(4,704)	496	—	—
Net mismatch	12,156	(16,192)	(2,537)	10,515	168	(4,110)	—
Cumulative mismatch	12,156	(4,036)	(6,573)	3,942	4,110	—

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 46: Derivatives

Definition

A derivative is a financial instrument that provides the holder with the ability to participate in some or all of the price changes of an underlying financial asset, reference rate or index.  Derivatives are carried at fair value and shown in the balance sheet as assets and liabilities.  Derivative assets and liabilities on different transactions are only set-off if the transactions are with the same counterparty, a legal right of set-off exists and the cash flows are intended to be settled on a net basis.

Common derivatives used by the Group are swaps, options, futures, forwards and foreign exchange contracts. The major characteristics of these are summarised below.

Swaps

An interest rate swap is an agreement between two parties to exchange interest obligations periodically based on an underlying notional principal. A cross currency swap involves a principal exchange of amounts in one currency for another currency and a re-exchange of the same principal amounts at maturity. Interest payments and receipts on the principal amounts are exchanged periodically throughout the term.

Options

An option is a contract that grants the holder the right but not the obligation to buy or sell the underlying asset at a specific price on a specified date. A call option grants the holder the right but not the obligation to buy at a specified price whereas a put option grants the holder the right but not the obligation to sell at a specified price. The purchaser or holder of the option pays a premium upfront to acquire the rights in the option. The risk to the holder is limited to the premium whilst the risk to the seller of the option is unlimited.

Futures

A futures contract is a binding obligation to buy or sell a specific quantity of a specific type of goods at an agreed price.  Every contract has a buyer and a seller. Most contracts dealt on exchanges are closed out prior to delivery date.

Forwards

A forward rate agreement (FRA) is an agreement to fix an interest rate on an agreed notional amount, term and date. The parties then settle the difference between the agreed interest rate and the market rate on the FRA settlement date.

Objectives for Holding Derivative Instruments

The consolidated entity makes use of the derivatives market both for trading purposes and to manage balance sheet risk.

Trading

Derivatives held for trading include those used in proprietary trading activities and servicing selected client needs, and those instruments that are used for risk management purposes but which for various reasons do not meet the criteria for the application of hedge accounting.  Gains and losses from changes in the fair value of “trading derivatives” are reported in “trading income” and those relating to “non-qualifying” hedging derivatives are reported in “non-trading derivatives”.  Strict controls and trading limits are used to monitor the price risk resulting from interest rate and exchange rate fluctuations on net open positions. The credit risk associated with the instruments is limited to the current fair value, which represents a small portion of the notional amount.

Hedging

Derivatives provide protection to income streams in a volatile financial environment.  Derivatives enable holders of actual or anticipated assets and liabilities (those with a value that may vary with changes in foreign exchange, interest or other market rates) to modify and eliminate the risk of varying values by transferring it to another entity that is willing to assume the risk.

The Group’s objective when entering the derivative market for asset and liability management purposes is to protect future income streams in light of uncertain economic variables.  The core operations of the Group are subject to the risk of interest rate fluctuations to the degree that the interest earning assets exceed the interest bearing liabilities or vice versa, in any given maturity or repricing period.

The accounting treatment of hedging derivatives varies according to whether they are fair value or cash flow hedges.

Fair value hedges principally consist of cross currency interest rate swaps used to protect against changes in the fair value of foreign denominated debt issues.  Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the income statement, together with any changes in the fair value of the hedged item that are attributable to the hedged risk.

Cash flow hedges principally consist of interest rate swaps used to protect against the variability in future interest cash flows on non-trading assets and liabilities which bear interest at variable rates or which are expected to be refunded or invested in the future.

The amounts and timing of future cash flows, representing both principal and interest flows, are projected for each portfolio of financial asset and liability on the basis of their contractual terms and other relevant factors, including estimates of prepayments and defaults.  The aggregate principal balances and interest cash flows across all portfolios over time form the basis for identifying gains and losses on the effective portions of derivatives designated as cash flow hedges of forecast transactions.

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognised in equity.  The gain or loss relating to the ineffective portion is recognised immediately in the income statement.  This represents the amount by which the changes in the fair value of the expected cash flow of the derivative differ from the fair value of the changes (or expected changes) in the cash flow of the hedged item.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Amounts from the cash flow hedge reserve are transferred to the income statement when the cash flows on the hedged item are recognised in the income statement.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is amortised to the income statement over the remaining term of the original hedge.  Where the hedged item is derecognised, the cumulative gain or loss is recognised immediately in the income statement.

Strategies for Achieving Objectives of Holding Derivative Instruments

The primary objective in asset and liability management is to provide the maximum level of income while maintaining prudent levels of interest rate, liquidity and funding risk.  In order to achieve these objectives a variety of interest rate forwards, swaps and options as well as cross currency derivatives are employed.

For all activities, the Group monitors future interest rate risk by simulating future net interest income resulting from applying a variety of different rate scenarios to its projected balance sheet.  The Group also seeks to manage net interest income by hedging interest rate exposure arising from anticipated future transactions.

This process is controlled and managed through ALCO, which addresses risk exposures and hedging requirements on a monthly basis (or more frequently if required).  Where an on-balance sheet solution cannot be employed to position the balance sheet effectively, the derivatives market is used.

The risks associated with derivatives are identical to the risks that are encountered by the Group for normal retail and commercial banking business (credit risk, market risk and liquidity risk). These risks are managed consistently in line with the Group’s overall risk management policies.

The following table provides an overview of the Group’s exchange rate and interest rate derivatives as at 30 September.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

	Consolidated 2007				Consolidated 2006
	Notional	Fair value			Notional	Fair value
$M	amount	Assets	Liabilities	Net	amount	Assets	Liabilities	Net

Derivatives held for trading
Futures	6,950	—	—	—	15,058	2	(1)	1
Forward rate agreements	29,469	3	(1)	2	57,300	10	(2)	8
Interest rate swaps	71,827	382	(356)	26	68,055	247	(257)	(10)
Interest rate options	537	3	(10)	(7)	661	1	(1)	—
Foreign exchange	23,048	410	(687)	(277)	18,131	175	(121)	54
Cross currency swaps	2,323	102	(171)	(69)	3,509	59	(43)	16
Foreign exchange options	2,388	27	(27)	—	3,573	13	(11)	2
	136,542	927	(1,252)	(325)	166,287	507	(436)	71

Derivatives held for cash flow hedging
Interest rate swaps	29,353	236	(78)	158	15,657	62	(40)	22
	29,353	236	(78)	158	15,657	62	(40)	22

Derivatives held for fair value hedging
Interest rate swaps	1,556	5	(14)	(9)	1,397	8	(20)	(12)
Cross currency swaps	22,899	103	(2,096)	(1,993)	27,463	516	(694)	(178)
	24,455	108	(2,110)	(2,002)	28,860	524	(714)	(190)

Total derivatives	190,350	1,271	(3,440)	(2,169)	210,804	1,093	(1,190)	(97)

The notional amounts for derivatives do not represent assets or liabilities on the balance sheet, but represent the basis for calculating net amounts from underlying reference rates.  The Group’s exposure to counterparty risk is, therefore, limited to the positive value attached to the derivative arising from favourable movements in the underlying reference rates.

The credit risk associated with futures contracts is negligible as contracts are collateralised by cash with any changes in the market value of contracts being settled on a daily basis with the clearing house.

As the Group’s primary reason for holding derivatives is for balance sheet hedging purposes, the majority of derivatives have been transacted with financial institutions of investment grade quality.  The Group’s credit policy and procedures ensure that exposures to counterparty risks are constantly monitored, thereby limiting credit risk concentration to any individual counterparty through risk limits approved by the Board.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 47: Fair values of financial instruments

The following disclosures provide an analysis of the fair value of financial instruments not measured at fair value in the balance sheet.  The fair values provided are stated at a specific date and may be significantly different to amounts paid or received on maturity of the financial instruments.  As a result, the fair value shown does not reflect the value of these financial instruments to the Group on a going concern basis.

Fair value represents the amount for which an asset could be exchanged or a liability settled in an arms-length transaction between willing parties.  The value of the Group’s relationship with customers together with non-financial instruments is not included in the disclosure below.

Quoted market prices are used as the measure of net fair value.  Where quoted market prices are not available, fair values are based on valuation techniques based upon observable market data.  The fair value of short-term financial instruments is estimated to equal their carrying value as these instruments reprice or mature in 180 days or less with no significant change in credit risk.

The estimates of fair value are subjective and involve the exercise of judgement.  Changes in assumptions used could have a material impact on the amounts disclosed.  As a result, it is difficult to make reasonable comparisons of the Group to other financial institutions due to the wide range of valuation techniques and numerous estimates that must be made.

	Carrying value		Fair value
	2007	2006	2007	2006
	$M	$M	$M	$M
Financial assets
Cash and liquid assets	2,081	1,081	2,081	1,081
Receivables due from other financial institutions	1,244	1,182	1,244	1,182
Loans and other receivables	89,884	81,516	89,692	81,506
Bank acceptances of customers	16,343	11,908	16,343	11,908

Financial liabilities
Deposits and other borrowings	70,803	54,633	70,788	54,627
Payables due to other financial institutions	1,013	401	1,013	401
Bank acceptances	6,348	7,287	6,348	7,287
Bonds and notes	34,971	34,593	34,973	34,566
Loan capital	2,231	2,032	2,232	2,023

Cash and liquid assets, receivables from other financial institutions and bank acceptances of customers

The carrying value of cash and liquid assets, receivables due from other financial institutions and bank acceptances of customers approximate their fair value as they are short term in nature or are receivable on demand.

Loans and other receivables

The carrying value of loans and other receivables is net of specific and collective provisions for doubtful debts and unearned income.  For variable rate loans (excluding impaired loans), the carrying amount is a reasonable estimate of fair value.  The fair value of fixed rate loans was calculated by discounting the expected future cash flows using current market rates.

For impaired assets the fair value is calculated by discounting expected future cash flows over the time period they are expected to be recovered.

Deposits and other borrowings

The fair value of at call and variable rate deposits is the carrying value at 30 September.  For other deposits, discounted cash flow models based upon current market rates for debt with similar characteristics and maturities were used to calculate fair values.

Payables due to other financial institutions

The carrying value of balances due to other financial institutions is considered to approximate their fair value.

Bonds and notes and loan capital

The fair value of bonds and notes and loan capital was calculated based on quoted market prices at 30 September.  Where quoted prices were not available, a discounted cash flow model using a yield curve appropriate for the remaining maturity of the instrument was used.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 48: Related Parties

Key Management Personnel

The following were key management personnel of the St.George Bank Group at any time during the financial year and unless otherwise indicated were key management personnel for the entire period.

Executive Director

G P Kelly	Chief Executive Officer and Managing Director

(Resigned 24 August 2007)

Non-Executive Directors

J M Thame	Chairman

J S Curtis

T J Davis

R A F England

P J O Hawkins (appointed 24 April 2007)

R Holliday-Smith
(appointed 27 February 2007)

P D R Isherwoo AO

L B Nicholl AO

G J Reaney

Executives

P Fegan (appointed acting Chief Executive Officer on 16 August 2007)	Group Executive – Wealth Management and Retail Financial Services

G Bartlett	Group Executive - Institutional and Business Banking

M Cameron (appointed 16 July 2007)	Chief Financial Officer

R Chapman	Managing Director BankSA

P Clare	Group Executive – Technology and Operations

D Gall	Group Executive - Retail Business
(ceased to be a direct report to the Managing Director from 16 July 2007)

J Loebenstein	Group Executive - Information Technology
(retired from the Group Executive from 2 April 2007)

S McKerihan (resigned 13 July 2007)	Chief Financial Officer

B Wright	Group Executive - Human Resources

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Equity Instrument Disclosures Relating to Key Management Personnel

(i)                                  Options and Awards provided as remuneration and shares issued on exercise of such options and awards

Details of options and awards provided as remuneration and shares issued on the exercise of such options and awards, together with their terms and conditions, can be found in the Remuneration Report.

(ii)          Option holdings of key management personnel and their related parties

All options refer to options over ordinary shares of St.George Bank Limited, which are exercisable on a one-for-one basis under the Executive Option Plan.

The following tables set out the movement during the financial year in the number of options over ordinary shares in the Bank held directly, indirectly or beneficially, by each key management person, including their related parties.

For the year ended 30 September 2007

Name	Number of options held at 1 Oct 2006	Options granted as compensation in the current financial year	Options exercised during the current financial year	Other changes	Number of options held at 30 Sept 2007(e)	Number of options vested in the current financial year	Number of options vested and exercisable at 30 Sept 2007(e)
Former Executive Director
G P Kelly (a)	1,000,000	—	(625,000)	(375,000)	—	125,000	—

Executives
G Bartlett	169,523	75,046	(56,548)	—	188,021	71,111	51,837
M Cameron	—	19,949	—	—	19,949	—	—
R Chapman	177,609	26,803	(61,881)	—	142,531	53,988	66,580
P Clare	315,399	57,535	(72,105)	—	300,829	83,826	160,417
P Fegan	171,042	37,524	—	—	208,566	69,096	106,148
B Wright	191,692	43,777	(23,128)	—	212,341	66,286	101,184

Former
D Gall (b)	115,676	53,604	(15,786)	(153,494)	—	41,676	—
J Loebenstein (c)	92,460	21,443	—	(113,903)	—	34,046	—
S McKerihan (d)	174,101	37,524	(72,542)	(139,083)	—	9,362	—

(a) Mrs Kelly resigned on 24 August 2007 and forfeited 250,000 options.

(b) Mr Gall ceased to be a direct report to the Managing Director from 16 July 2007.

(c) Mr Loebenstein retired from the Group Executive from 2 April 2007 and forfeited 49,353 options.

(d) Mr McKerihan resigned on 13 July 2007 and forfeited 139,083 options.

(e) Does not include options held by executives who ceased to be a KMP during the year.

For the year ended 30 September 2006

Name	Number of options held at 1 Oct 2005	Options granted as compensation in the current financial year	Options exercised during the current financial year	Other changes	Number of options held at 30 Sept 2006	Number of options vested in the current financial year	Number of options vested and exercisable at 30 Sept 2006
Executive Director
G P Kelly	1,250,000	—	(250,000)	—	1,000,000	625,000	625,000

Executives
G Bartlett	197,111	38,428	(66,016)	—	169,523	84,016	37,274
R Chapman	185,643	32,024	(40,058)	—	177,609	81,910	74,473
P Clare	255,621	59,778	—	—	315,399	109,242	148,696
P Fegan	186,356	44,834	(60,148)	—	171,042	82,148	37,052
D Gall	47,358	68,318	—	—	115,676	15,786	15,786
J Loebenstein	91,892	25,620	(25,052)	—	92,460	43,220	24,336
S McKerihan	161,457	44,834	(32,190)	—	174,101	69,914	63,181
B Wright	179,444	52,306	(40,058)	—	191,692	86,520	58,026

No options held by key management personnel are vested but not exercisable at 30 September 2006 or 2007.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(iii)        Awards held by key management personnel and their related parties

All awards refer to rights over ordinary shares of St.George Bank Limited, which are exercisable on a one-for-one basis under the Performance Plan or Reward Plan.

The following tables set out the movement during the financial year in the number of rights over ordinary shares of the Bank, held directly, indirectly or beneficially, by each key management person, including their related parties.

For the year ended 30 September 2007

Name	Number of awards held at 1 Oct 2006	Awards granted as compensation in the current financial year	Awards exercised during the current financial year	Other changes	Number of awards held at 30 Sept 2007(e)	Number of awards vested in the current financial year	Number of awards vested and exercisable at 30 Sept 2007(e)
Former Executive Director
G P Kelly (a)	57,600	12,639	(14,400)	(55,839)	—	14,400	—

Executives
G Bartlett	25,696	11,065	(6,708)	—	30,053	9,207	8,258
M Cameron	—	118,158	—	—	118,158	—	—
R Chapman	15,017	9,884	(3,752)	—	21,149	5,235	4,605
P Clare	9,586	8,355	(2,999)	—	14,942	3,715	2,950
P Fegan	33,190	19,983	(9,293)	—	43,880	12,209	10,505
B Wright	7,542	5,352	(2,285)	—	10,609	2,911	2,330

Former
D Gall (b)	8,546	10,506	(3,923)	(15,129)	—	2,962	—
J Loebenstein (c)	22,692	9,160	(29)	(31,823)	—	8,127	—
S McKerihan (d)	33,796	15,342	(9,999)	(39,139)	—	—	—

(a) Mrs Kelly resigned on 24 August 2007 and forfeited 41,439 awards.

(b) Mr Gall ceased to be a direct report to the Managing Director from 16 July 2007.

(c) Mr Loebenstein retired from the Group Executive from 2 April 2007 and forfeited 11,230 awards.

(d) Mr McKerihan resigned on 13 July 2007 and forfeited 39,139 awards.

(e) Does not include awards held by executives who ceased to be a KMP during the year.

For the year ended 30 September 2006

Name	Number of awards held at 1 Oct 2005	Awards granted as compensation in the current financial year	Awards exercised during the current financial year	Other changes	Number of awards held at 30 Sept 2006	Number of awards vested in the current financial year	Number of awards vested and exercisable at 30 Sept 2006
Executive Director
G P Kelly	57,600	—	—	—	57,600	14,400	14,400

Executives
G Bartlett	28,260	7,534	(10,098)	—	25,696	14,938	5,760
R Chapman	11,570	6,286	(2,839)	—	15,017	5,360	3,122
P Clare	11,554	2,182	(4,150)	—	9,586	5,648	2,234
P Fegan	56,786	8,782	(32,378)	—	33,190	18,292	7,589
D Gall	9,655	3,250	(4,359)	—	8,546	3,038	1,861
J Loebenstein	24,944	5,038	(7,290)	—	22,692	12,118	6,430
S McKerihan	39,548	8,782	(14,534)	—	33,796	19,642	7,539
B Wright	8,972	1,912	(3,342)	—	7,542	4,494	1,704

No awards held by key management personnel are vested but not exercisable at 30 September 2006 or 2007.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

(iv)            Equity Holdings of key management personnel and their related parties

The following tables set out the movement during the financial year in the number of ordinary shares, SAINTS, CPS and PRYMES of St.George Bank Limited held directly, indirectly or beneficially, by each key management person, including their personally-related entities.

		Movements during the year
	Held at 1 Oct 2006	Purchases	Exercise of Options	Exercise of Rights	Sales	Other Changes	Held at 30 Sep 2007 (6)
Shares
Directors
J M Thame	150,216	—	—	—	—	—	150,216
J S Curtis (1)	22,541	—	—	—	—	—	22,541
T J Davis	11,623	5,542	—	—	—	—	17,165
R A F England	2,601	2,657	—	—	—	—	5,258
P J O Hawkins	—	8,660	—	—	—	—	8,660
R Holliday-Smith	—	2,500	—	—	—	—	2,500
P D R Isherwood AO	27,948	4,052	—	—	—	—	32,000
L B Nicholls AO	5,819	1,631	—	—	—	—	7,450
G J Reaney	47,516	1,347	—	—	—	—	48,863
	268,264	26,389	—	—	—	—	294,653
Former Directors
GP Kelly (2)	525,000	—	625,000	14,400	—	(1,164,400)	—
	793,264	26,389	625,000	14,400	—	(1,164,400)	294,653
Executives
G Bartlett	595,765	—	56,548	6,708	—	—	659,021
M Cameron	—	—	—	—	—	—	—
R Chapman	49,623	—	61,881	3,752	—	—	115,256
P Clare	20,817	—	72,105	2,999	—	—	95,921
P Fegan	225,728	—	—	9,293	(25,585)	—	209,436
B Wright	121,427	—	23,128	2,285	—	—	146,840
	1,013,360	—	213,662	25,037	(25,585)	—	1,226,474

Former Executives
D Gall (3)	36,088	—	15,786	3,923	—	(55,797)	—
J Loebenstein (4)	332,571	—	—	29	—	(332,600)	—
S McKerihan (5)	450,111	—	72,542	9,999	—	(532,652)	—
	818,770	—	88,328	13,951	—	(921,049)	—

SAINTS
Directors
J S Curtis	318	—	—	—	—	—	318
P D R Isherwood AO	263	—	—	—	—	—	263
	581	—	—	—	—	—	581
Former Directors
GP Kelly (2)	208	—	—	—	—	(208)	—
	789	—	—	—	—	(208)	581

CPS
Directors
T J Davis	—	5,000	—	—	—	—	5,000
P D R Isherwood AO	—	1,000	—	—	—	—	1,000
	—	6,000	—	—	—	—	6,000

(1) Mr J S Curtis also holds an interest in 15,000 instalment warrants in fully paid ordinary shares of the Bank.

(2) Mrs G P Kelly resigned on 24 August 2007

(3) Mr Gall ceased to be a direct report of the Managing Director from 16 July 2007.

(4) Mr Loebenstein retired from the Group Executive from 2 April 2007.

(5) Mr McKerihan resigned on 13 July 2007.

(6) Does not include shares held by Directors or Executives who ceased to be a KMP during the year.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

		Movements during the year
	Held at 1 Oct 2005	Purchases	Exercise of Options	Exercise of Rights	Sales	Other Changes	Held at 30 Sep 2006
Shares
Directors
J M Thame	150,000	—	—	—	—	216	150,216
G P Kelly	275,000	—	250,000	—	—	—	525,000
J S Curtis (1)	19,807	2,734	—	—	—	—	22,541
T J Davis	4,988	6,635	—	—	—	—	11,623
R A F England	2,551	50	—	—	—	—	2,601
P D R Isherwood AO	26,596	1,352	—	—	—	—	27,948
L B Nicholls AO	4,669	1,150	—	—	—	—	5,819
G J Reaney	44,440	3,076	—	—	—	—	47,516
	528,051	14,997	250,000	—	—	216	793,264
Former Director
L F Bleasel (2)	48,720	—	—	—	—	(48,720)	—

Executives
G Bartlett	519,651	—	66,016	10,098	—	—	595,765
R Chapman	9,797	—	40,058	2,839	(3,071)	—	49,623
P Clare	16,667	—	—	4,150	—	—	20,817
P Fegan (3)	109,122	24,080	60,148	32,378	—	—	225,728
D Gall	31,729	—	—	4,359	—	—	36,088
J Loebenstein	300,229	—	25,052	7,290	—	—	332,571
S McKerihan	403,387	—	32,190	14,534	—	—	450,111
B Wright	78,027	—	40,058	3,342	—	—	121,427
	1,468,609	24,080	263,522	78,990	(3,071)	—	1,832,130

PRYMES
Directors
J M Thame (4)	63	—	—	—	—	(63)	—

Former Director
L F Bleasel (2)	427	—	—	—	—	(427)	—

SAINTS
Directors
G P Kelly	208	—	—	—	—	—	208
J S Curtis	318	—	—	—	—	—	318
P D R Isherwood AO	263	—	—	—	—	—	263
	789	—	—	—	—	—	789

(1) Mr J S Curtis also holds an interest in 15,000 instalment warrants in fully paid ordinary shares of the Bank.

(2) During the year, Mr L F Bleasel retired as a director of the Bank.

(3) A put option has been entered into with an entity outside the Group in respect of 40,000 shares held at 30 September 2006.

(4) Mr J M Thame’s PRYMES were converted into 216 ordinary shares on 21 Feburary 2006.

Key management personnel and their related parties received dividends on these equity instruments on conditions that are no more favourable than other equity holders.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Loans to Key Management Personnel

Details regarding the aggregate of loans made, guaranteed or secured to key management personnel and their related parties, and the number of individuals are as follows:

		Opening balance	Closing balance	Interest Charged	Interest Not Charged	Number in Group at
		$’000	$’000	$’000	$’000	30 Sept
Total for key management personnel	2007	17,893	21,012	1,597	11	5
	2006	13,946	17,893	1,176	16	9

Total for other related parties	2007	805	—	31	—
	2006	—	805	14	—

Total for key management personnel and their related parties	2007	18,698	21,012	1,628	11	5
	2006	13,946	18,698	1,190	16	9

Details of loans to key management personnel and their related parties, where the individual’s loan(s) balances exceeded $100,000 at any time during the year are as follows:

For the year ended 30 September 2007

Name	Balance at 1 Oct 2006	Balance at 30 Sept 2007	Highest Balance During the Year	Interest Charged	Interest Not Charged
	$’000	$’000	$’000	$’000	$’000
Director
L B Nicholls AO	343	393	393	54	—

Executives
G Bartlett	4,517	7,485	8,826	411	11
R Chapman	1,097	5,030	5,233	226	—
P Clare	743	2,344	2,534	143	—
P Fegan	5,179	5,701	5,730	372	—

Former Executives
D Gall	823	—	1,830	96	—
J Loebenstein	3,647	—	5,646	130	—
S McKerihan	1,791	—	3,545	192	—

For the year ended 30 September 2006

Name	Balance at 1 Oct 2005	Balance at 30 Sept 2006	Highest Balance During the Year	Interest Charged	Interest Not Charged
	$’000	$’000	$’000	$’000	$’000
Director
L B Nicholls AO	205	343	343	27	—

Executives
G Bartlett	4,012	4,517	4,666	268	10
R Chapman	—	1,097	1,097	49	—
P Clare	1,069	743	1,069	49	—
P Fegan	3,033	5,179	5,509	348	—
D Gall	799	823	1,023	38	6
J Loebenstein	2,374	3,647	4,124	236	—
S McKerihan	2,007	1,791	2,320	139	—

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

No loans to specified executives or specified Directors have been guaranteed or secured against the assets of any entities in the Group.  No amounts have been written down or provided for as the loans are considered fully performing.  With the exception of an interest free loan to Mr G Bartlett of $140,785 that was advanced in 1989, all loans provided by the Bank to key management personnel are made in the ordinary course of business on an arms length basis and are entered into under normal terms and conditions consistent with those offered by the Bank to its customers.  For loans that have loan interest offset facilities, the interest charged that is disclosed above is calculated after the offset.

Other transactions with key management personnel and their related parties

All other transactions with key management personnel (including their related parties) were conducted on an arm’s length basis in the ordinary course of business and on normal terms and conditions for customers, employees or suppliers.  These transactions were trivial or domestic in nature and consisted principally of normal personal banking and deposit transactions or the provision of financial, utility or postal services.

The Bank has agreements with certain Non-Executive Directors providing for benefits to be paid on their retirement or death.  The maximum benefit payable is disclosed in the Remuneration Report.

The Bank has agreements with key management personnel providing for termination payments in certain circumstances.  Details of these service contracts are disclosed in the Remuneration Report.

Controlled entities

The Bank’s aggregate investment in amounts receivable from and amounts due to controlled entities is disclosed in the balance sheet of the Bank.

Details of amounts paid or received from controlled entities in the form of dividends or interest are set out in Notes 2 and 3.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Note 49: Events subsequent to balance date

Final dividend

On 31 October 2007, the Directors declared a final dividend of 86 cents per ordinary share, amounting to $458 million.  This dividend has not been brought to account in the Group’s financial statements for the year ended 30 September 2007.

Capital

The Dividend Reinvestment Plan on the 2007 year final ordinary dividend is being underwritten up to a level of 100%.  The Bank is planning to issue up to $400 million of non-innovative Tier 1 capital.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

DIRECTORS’ DECLARATION

FOR THE YEAR ENDED 30 SEPTEMBER 2007

In the opinion of the Directors of St.George Bank Limited (“the Bank”)

(1) (a)                                       the financial statements and notes are in accordance with the Corporations Act 2001, including:

(i)            giving a true and fair view of the financial position of the Bank and the Group as at 30 September 2007 and of their performance, as represented by the results of their operations and their cash flows, for the financial year ended on that date; and

(ii)           complying with Australian Accounting Standards and the Corporations Regulations 2001; and

(b)                               there are reasonable grounds to believe that the Bank will be able to pay its debts as and when they become due and payable.

(2)                                                        there are reasonable grounds to believe that the Bank and the controlled entities identified in Note 40 will be able to meet any obligations or liabilities to which they are or may become subject to by virtue of the Deed of Cross Guarantee between the Bank and those controlled entities pursuant to ASIC Class Order 98/1418.

(3)                                                        the Directors have been given the declarations by the Acting Chief Executive Officer and Chief Financial Officer for the financial year ended 30 September 2007 pursuant to Section 295A of the Corporations Act 2001.

For and on behalf of the Board of Directors and in accordance with a resolution of the Directors.

J M Thame

Chairman

P D R Isherwoo AO

Director

Dated at Sydney, New South Wales

31 October 2007

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF ST.GEORGE BANK LIMITED

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Report on the financial report

We have audited the accompanying financial report of St.George Bank Limited (“the Bank”), which comprises the balance sheets as at 30 September 2007 and the income statements, statements of recognised income and expense and cash flow statements for the year ended on that date, a summary of significant accounting policies and other explanatory notes 1 to 49 and the Directors’ declaration set out on pages 53 to 135 of the Group comprising the Bank and the entities it controlled at the year’s end or from time to time during the financial year.

As permitted by the Corporations Regulations 2001, the Bank has disclosed information about the remuneration of directors and executives (“remuneration disclosures”), required by Australian Accounting Standard AASB 124 Related Party Disclosures, under the heading “Remuneration Report” of the Directors’ Report and not in the financial report.  We have audited those remuneration disclosures as identified.

Directors’ responsibility for the financial report

The Directors of the Bank are responsible for the preparation and fair presentation of the financial report in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations) and the Corporations Act 2001. This responsibility includes establishing and maintaining internal control relevant to the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. In note 1(a), the Directors also state, in accordance with Australian Accounting Standard AASB 101 Presentation of Financial Statements, that the financial report of the Group, comprising the financial statements and notes, complies with International Financial Reporting Standards but that the financial report of the Bank does not comply.

Auditor’s responsibility

Our responsibility is to express an opinion on the financial report based on our audit. We conducted our audit in accordance with Australian Auditing Standards. These Auditing Standards require that we comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial report.

We performed the procedures to assess whether, in all material respects, the financial report presents fairly, in accordance with the Corporations Act 2001 and Australian Accounting Standards (including the Australian Accounting Interpretations), a view which is consistent with our understanding of the Bank’s and the Group’s financial position and of their performance.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Auditor’s opinion

In our opinion:

(a)        the financial report of St.George Bank Limited is in accordance with the Corporations Act 2001, including:

(i)	giving a true and fair view of the Bank’s and the Group’s financial position as at 30 September 2007 and of their performance for the year ended on that date; and

(ii)	complying with Australian Accounting Standards (including the Australian Accounting Interpretations) and the Corporations Regulations 2001.

(b)        the financial report of the Group also complies with International Financial Reporting Standards as disclosed in note 1(a).

KPMG

P M Reid

Partner

Sydney

31 October 2007

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

SUPPLEMENTARY INFORMATION – CAPITAL ADEQUACY

FOR THE YEAR ENDED 30 SEPTEMBER 2007

Capital adequacy has been calculated in accordance with APRA’s AIFRS regulatory requirements that applied from 1 July 2006.  In accordance with APRA’s transitional arrangements, the $261 million Tier 1 regulatory capital shortfall calculated as the difference between the Group’s previous GAAP capital base at 30 June 2006 and AIFRS capital base at 1 July 2006, is subject to transitional relief until 31 December 2007.

Under APRA’s capital adequacy rules, captive lenders mortgage insurers, funds management, life insurance and securitisation asset managers are excluded from the calculation of risk weighted assets.  Controlled entities involved in these activities are deconsolidated for the purposes of calculating capital adequacy.

In accordance with these rules, the Bank’s equity investment in its captive lenders mortgage insurer, St.George Insurance Australia Pty Limited, is deducted from Tier 1 capital.  The intangible component of the Bank’s investment in Asgard Wealth Solutions Limited is deducted from Tier 1 capital.  The tangible component of the Bank’s investment in Crusade Management Limited, St.George Life Limited, Advance Asset Management and Asgard Wealth Solutions are deducted from total Tier 1 and Tier 2 capital.  Any profits from these entities are excluded from Tier 1 capital unless they have been remitted to the Bank.

Qualifying capital

	Consolidated
	2007	2006
	$M	$M
Tier 1
Share capital	4,041	3,868
General reserve	15	15
Borrowers’ and depositors’ redemption reserve	2	2
SAINTS	345	345
Step-up preference shares	148	148
Converting preference shares	320	—
Perpetual notes	—	34
Depositary capital securities	—	335
Minority interests	6	(16)
Other reserves	1	2
Equity compensation reserve	41	29
Retained earnings	1,086	798
Less: Expected dividend (1)	—	(344)
Capitalised expenses (2)	(358)	(295)
Goodwill and other APRA deductions	(1,701)	(1,513)
Add: APRA AIFRS transition adjustments (3)	261	261
Total Tier 1 capital	4,207	3,669

Tier 2
Asset revaluations	23	28
Subordinated debt	1,890	1,835
General reserve for credit losses/collective provision	313	265
Add: APRA AIFRS transition adjustments (3)	7	7
Total Tier 2 capital	2,233	2,135

Deductions
Investment in non-consolidated entities net of goodwill and Tier 1 deductions	27	27
Other	1	1
Total deductions from capital	28	28

Total qualifying capital	6,412	5,776

Total risk weighted assets	63,226	52,982

	%	%
Risk weighted capital adequacy ratios	6.7	6.9
Tier 1
Tier 2	3.5	4.0
Deductions	—	(0.1)
Total capital ratio	10.2	10.8

(1)                                 The DRP on the final dividend is to be underwritten up to a level of 100% participation and accordingly has been netted.

(2)                                 In accordance with APRA’s AIFRS regulatory capital requirements, capitalised software costs are also required to be deducted from Tier 1 capital from 1 July 2006.

(3)                                 Transitional relief adjustment approved by APRA to apply to 31 December 2007.  In accordance with APRA’s AIFRS regulatory requirements applicable from 1 July 2006, the difference between the Group’s previous GAAP capital base at 30 June 2006 and AIFRS capital base at 1 July 2006 is subject to transitional relief.

Risk Weighted Assets

CAPITAL ADEQUACY

	Face value	Risk	Risk weighted balance
	2007	weight	2007	2006
	$M	%	$M	$M
(i) On balance sheet assets
Cash, claims on Reserve Bank, Australian Commonwealth, State and Territory Governments, Central Government and Central Banks of OECD countries	15,133	—	—	—
Longer term claims on Australian Commonwealth, State and Territory governments	—	10	—	—
Claims on local governments, public sector entities, Authorised Deposit Taking Institutions	2,488	20	498	308
Loans secured by residential property	56,027	50	28,014	24,386
All other assets	31,459	100	31,459	26,059
Total on Balance Sheet assets (1) - credit risk	105,107		59,971	50,753

	Face value	Credit equivalent	Risk weighted balance
	2007	2007	2007	2006
	$M	$M	$M	$M
(ii) Off balance sheet exposures
Direct credit substitutes	1,019	1,019	1,019	682
Trade and performance related items	149	36	36	16
Commitments	23,576	1,498	968	676
Foreign exchange, interest rate and other market related transactions	183,235	2,334	507	347
Total off balance sheet exposures - credit risk	207,979	4,887	2,530	1,721

Risk weighted assets - credit risk			62,501	52,474
Risk weighted assets - market risk			725	508

Total risk weighted assets			63,226	52,982

			%	%
Capital adequacy ratio
Risk weighted capital adequacy ratios
Tier 1			6.7	6.9
Tier 2			3.5	4.0
Deductions			—	(0.1)
Total capital ratio			10.2	10.8

(1)                                  The difference between total on balance sheet assets and the Group’s balance sheet results from the alternative treatment prescribed by APRA for items such as goodwill, provisions for bad and doubtful debts and securitisation.

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

SUPPLEMENTARY INFORMATION – INFORMATION REGARDING SHAREHOLDINGS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

CLASSES OF SHARES ON ISSUE

The Bank has six classes of shares on issue:

•                                fully paid ordinary shares,

•                                SAINTS (Subordinated Adjustable Income Non-refundable Tier 1 Securities),

•                                SPS (Step-Up Preference Shares), a non-cumulative unsecured preference share,

•                                CPS (Converting Preference Shares), a non-cumulative unsecured converting preference share,

•                                unpaid borrower shares, and

•                                unpaid depositor shares.

Further details are contained within the accompanying ‘Notes to and forming part of the accounts’ and later in this section.

The rights and restrictions attaching to all classes are contained within the Bank’s Constitution, consisting of its Memorandum and Articles of Association, a copy of which is available to any shareholder on written request to either St.George’s share registry (Computershare Investor Services Pty Limited), or its registered office.  Contact details are inside the back cover of this report.

VOTING RIGHTS

Subject to the Bank’s Constitution, at general meetings of the Bank:

(a)	each ordinary shareholder entitled to vote may either vote in person, by proxy, by attorney or, where a body corporate, by representative;

(b)	on a show of hands, each ordinary shareholder present in person, by proxy, attorney or representative has one vote;

(c)

on a poll, each ordinary shareholder present in person, by proxy, representative or attorney shall have one vote for every ordinary share held by that shareholder. In the case of joint holdings, only one joint holder may vote and if both joint holders attend the meeting only the first named in the register of shareholders may vote.

SAINTS, SPS and CPS holders will be entitled to attend general meetings of the Bank, but will not be entitled to speak or vote except in limited circumstances prescribed by the ASX Listing Rules.  Borrower and depositor shareholders will be entitled to attend general meetings, but will not be entitled to speak or vote.  Full details of voting entitlements for all classes of shareholder are contained within the Bank’s Constitution.

VOTING BY PROXY

The Board strongly encourages shareholders who are not able to attend meetings to participate in the decision making process through the completion and return of proxies.  If a shareholder appoints a proxy and still attends the meeting, they may not vote unless he or she revokes the proxy prior to the commencement of the meeting.

Corporate shareholders may:

•             appoint a representative; or

•             appoint a proxy;

to represent them at meetings.

If a representative of a corporate securityholder or proxy is to attend the meeting, the appropriate “Certificate of Appointment of Corporate Representative” should be produced prior to admission.  A form of the certificate may be obtained from the Bank’s share registry and must be returned to either the Bank’s share registry or its registered office (or by specified facsimile numbers at such places), no later than 48 hours before the meeting.

AUSTRALIAN SECURITIES EXCHANGE LISTING

The Bank’s ordinary shares, SAINTS, SPS and CPS are quoted on the Australian Securities Exchange (‘ASX’) with Sydney being the Bank’s home exchange.  The stock codes under which these shares trade are:

•                  ‘SGB’ for ordinary,

•                  ‘SGBPA’ for SAINTS,

•                  ‘SGBPC’ for SPS, and

•                  “SGBPD’ for CPS.

Trading results are published in most Australian daily newspapers.

Option contracts against the ordinary shares of the Bank are traded on the ASX Derivatives Market.  Further information can be obtained from ASX Derivatives or a stockbroker.

In the United States, the Bank’s ordinary shares may be traded in the form of American Depository Receipts issued through Deutsche Bank.  Further enquiries should be directed to Deutsche Bank.  Contract details are inside the back cover of this report.

Shareholders or other interested parties wishing to trade in St.George shares on the ASX must do so through a stockbroker.  The Corporate Relations office of the ASX can arrange a referral for persons who have had no prior dealings with a stockbroker.

INVESTOR INFORMATION ON THE INTERNET

Visit our Shareholder Centre section on the St.George website www.stgeorge.com.au for comprehensive shareholder information such as the Annual Reports, profit announcements, News and ASX releases, current share price as well as access to your shareholding on-line.

RECEIVE ONLY THE INFORMATION YOU NEED

Shareholders that no longer require a hard copy Annual Report or would instead like to receive a copy of the Shareholder Update should contact the St.George share registry on 1800 804 457.

Alternatively, if you would like to be notified by email with a link to our Annual Report online please visit www.investorcentre.com/au and provide your email address.  If you are new to the Investor Centre website, simply click “Register Now” and enter your SRN and postcode.

RANGE OF SHARES AS AT 15 OCTOBER 2007

ORDINARY SHARES

Range of Shareholdings	Number of Shareholdings	Number of Ordinary Shares	Percentage of Total
1 – 1,000	86,211	38,392,352	7.21
1,001 – 5,000	52,783	116,800,668	21.93
5,001 – 10,000	8,036	56,264,555	10.57
10,001 – 100,000	5,207	112,266,869	21.08
100,001 – and over	192	208,838,214	39.21
Total	152,429	532,562,658	100

There were 1,173 shareholders who held less than a marketable parcel of ordinary shares that equates to a market value of less than $500 based on the market price as at 15 October 2007.

SAINTS

Range of Shareholdings	Number of Shareholdings	Number of SAINTS	Percentage of Total
1 – 1,000	8,179	1,567,265	44.78
1,001 – 5,000	230	448,988	12.83
5,001 – 10,000	18	141,989	4.06
10,001 – 100,000	15	452,628	12.93
100,001 – and over	3	889,130	25.40
Total	8,445	3,500,000	100

SPS

Range of Shareholdings	Number of Shareholdings	Number of SPS	Percentage of Total
1 – 1,000	923	329,092	21.94
1,001 – 5,000	69	180,088	12.00
5,001 – 10,000	9	74,079	4.94
10,001 – 100,000	10	430,780	28.72
100,001 – and over	3	485,961	32.40
Total	1,014	1,500,000	100

CPS

Range of Shareholdings	Number of Shareholdings	Number of CPS	Percentage of Total
1 – 1,000	8,197	1,542,243	47.45
1,001 – 5,000	240	537,029	16.52
5,001 – 10,000	25	192,270	5.92
10,001 – 100,000	15	374,953	11.54
100,001 – and over	4	603,505	18.57
Total	8,481	3,250,000	100

LIMITATION OF SHARE OWNERSHIP

The Constitution of the Bank imposes a prohibition on the ownership of more than ten percent (10%) of the issued shares in the Bank. From 1 July 2002, an amendment to the Constitution relating to the ten percent (10%) shareholding limitation, may be effected by a special resolution of shareholders holding seventy-five percent (75%) or more of the Bank’s ordinary shares voting in favour of the amendment whether in person or by proxy.

The Financial Sector (Shareholdings) Act also contains shareholding limitations.

LISTINGS

The ordinary and preference shares of the Bank are traded on the Australian Securities Exchange (ASX), with Sydney being the Bank’s home exchange.  The ASX code under which the ordinary shares, SAINTS, SPS and CPS are traded is ‘SGB’, ‘SGBPA’, ‘SGBPC’ and ‘SGBPD’ respectively.  Share details of trading activity are published in most daily newspapers.  The Bank also has the following Transferable Deposits issues listed on the ASX:

•                  A$400 million Fixed Rate 6.00% Transferable Deposits due April 2011 under code SGBHA

•                  A$900 million Floating Rate Transferable Deposits due April 2011 under code SGBHB

•                  A$150 million Fixed Rate 6.25% Transferable Deposits due November 2011 under code SGBHC

•                  A$450 million Floating Rate Transferable Deposits due November 2011 under code SGBHD

St.George also has a US$15 billion Euro Note Programme listed on the London Stock Exchange Limited.  The following Notes are listed under the Programme:

•                  EUR50 million Floating Rate Notes due December 2007

•                  GBP50 million Floating Rate Notes due April 2008

•                  EUR100 million Floating Rate Notes due June 2008

•                  EUR50 million Floating Rate Notes due June 2008

•                  JPY8 billion Floating Rate Notes due October 2008

•                  JPY3 billion Floating Rate Notes due November 2008

•                  EUR500 million Floating Rate Notes due June 2008

•                  GBP70 million Floating Rate Notes due July 2008

•                  EUR50 million Floating Rate Notes due December 2008

•                  JPY1 billion 0.32% Notes due December 2008

•                  GBP45 million Floating Rate Notes due March 2009

•                  EUR750 million Floating Rate Notes due August 2009

•                  EUR500 million Floating Rate Notes due January 2010

•                  US$500 million Floating Notes due February 2010

•                  EUR750 million Floating Rate Notes due June 2010

•                  JPY1.25 billion 0.706% Notes due November 2010

•                  JPY1 billion 0.6925% Notes due December 2010

•                  GBP375 million Floating Rate Notes due January 2011

•                  EUR600 million Floating Rate Notes due June 2011

•                  EUR20 million 4.245% Notes due April 2012

•                  EUR500 million 4.875% Notes due July 2012

•                  EUR250 million Floating sub Rate Notes due November 2015

•                  CAD250 million 4.65% sub Notes due April 2017

SUBSTANTIAL SHAREHOLDERS

St.George has not been provided with a Notice of substantial shareholding during its 2006/2007 financial year.

TOP 20 SHAREHOLDERS AS AT 15 OCTOBER 2007

ORDINARY SHARES

Shareholder	Number of Ordinary Shares Held	Percentage of Shares Held
J P Morgan Nominees Australia Limited	53,202,861	9.99
HSBC Custody Nominees (Australia) Limited	27,887,393	5.24
National Nominees Limited	25,414,555	4.77
Citicorp Nominees Pty Limited	7,529,592	1.41
RBC Dexia Investor Services Australia Nominees Pty Limited	7,276,142	1.37
ANZ Nominees Limited	6,742,081	1.27
Cogent Nominees Pty Limited	6,479,388	1.22
AMP Life Limited	3,445,782	0.65
Queensland Investment Corporation	3,409,042	0.64
Australian Foundation Investment Company Limited	2,543,663	0.48
Argo Investments Limited	2,431,137	0.46
Perpetual Trustee Company Limited	2,380,233	0.45
Citicorp Nominees Pty Limited	2,304,296	0.43
Australian Reward Investment Alliance	2,264,415	0.43
Citicorp Nominees Pty Limited	2,225,515	0.42
Cogent Nominees Pty Limited	2,024,215	0.38
Milton Corporation Limited	1,964,221	0.37
UBS Wealth Management Australia Nominees Pty Ltd	1,657,003	0.31
Citicorp Nominees Pty Limited	1,549,735	0.29
UBS Nominees Pty Ltd	1,470,038	0.28

The top twenty ordinary shareholders held 30.86 per cent of all ordinary shares issued.

SAINTS

Shareholder	Number of SAINTS Held	Percentage of Shares Held
J P Morgan Nominees Australia Limited	510,212	14.58
AMP Life Limited	203,442	5.81
HSBC Custody Nominees (Australia) Limited	175,476	5.01
UBS Wealth Management Australia Nominees Pty Ltd	90,153	2.58
ANZ Nominees Limited	57,437	1.64
Cogent Nominees Pty Limited	49,471	1.41
Citicorp Nominees Pty Limited	39,936	1.14
RBC Dexia Investor Services Australia Nominees Pty Limited	39,381	1.13
Cambooya Pty Limited	24,812	0.71
Australian Executor Trustees Limited	22,074	0.63
The Australian National University	20,000	0.57
Lutovi Investments Pty Ltd	20,000	0.57
Cogent Nominees Pty Limited	18,540	0.53
Questor Financial Services Limited	16,341	0.47
National Nominees Limited	15,424	0.44
Suncorp Custodian Services Pty Limited	15,000	0.43
M F Custodians Ltd	12,059	0.34
Argo Investments Limited	12,000	0.34
Kayteal Pty Ltd	10,000	0.29
M&R Shell (Holdings) Pty Ltd	10,000	0.29

The top twenty SAINTS holders held 38.91 per cent of all SAINTS issued.

SPS

Shareholder	Number of SPS Held	Percentage of Shares Held
J P Morgan Nominees Australia Limited	242,980	16.20
HSBC Custody Nominees (Australia) Limited	139,981	9.33
National Nominees Limited	103,000	6.87
UBS Wealth Management Australia Nominees Pty Ltd	76,965	5.13
Citicorp Nominees Pty Limited	72,500	4.83
The Australian National University	60,000	4.00
Dimbulu Pty Ltd	51,000	3.40
UCA Cash Management Fund Limited	50,000	3.33
ANZ Nominees Limited	37,009	2.47
Tresco Holdings Pty Ltd	24,396	1.63
Questor Financial Services Limited	24,342	1.62
Invia Custodian Pty Limited	18,000	1.20
RBC Dexia Investor Services Australia Nominees Pty Limited	16,568	1.10
Baptist Community Services – NSW & ACT	10,000	0.67
Invia Custodian Pty Limited	10,000	0.67
Equity Trustees Limited	9,918	0.66
Avatar Finance Pty Limited	8,999	0.60
Bond Street Custodians Limited	7,860	0.52
Cogent Nominees Pty Limited	7,600	0.51
Catholic Church Insurances Limited	7,500	0.50

The top twenty SPS holders held 65.24 per cent of all SPS issued.

CPS

Shareholder	Number of CPS Held	Percentage of Shares Held
J P Morgan Nominees Australia Limited	194,866	6.00
UBS Nominees Pty Ltd	164,000	5.05
UBS Wealth Management Australia Nominees Pty Ltd	143,689	4.42
ANZ Nominees Limited	100,950	3.11
Citicorp Nominees Pty Limited	67,000	2.06
Citicorp Nominees Pty Limited	46,722	1.44
UCA Cash Management Fund Ltd	35,000	1.08
The Australian National University	30,000	0.92
RBC Dexia Investor Services Australia Nominees Pty Limited	25,259	0.78
Invia Custodian Pty Limited	20,163	0.62
Mr Woody Fattal	20,000	0.62
Perpetual Trustees Consolidated Limited	19,550	0.60
ANZ Trustees Limited	18,250	0.56
Questor Financial Services Limited	18,038	0.56
HSBC Custody Nominees (Australia) Limited	16,781	0.52
Cogent Nominees Pty Limited	15,190	0.47
Argo Investments Limited	15,000	0.46
Resthaven Incorporated	15,000	0.46
Equity Trustees Limited	13,000	0.40
Brickworks Investment Company Limited	10,000	0.31

The top twenty CPS holders held 30.44 per cent of all CPS issued.

DOMICILE OF SHAREHOLDINGS AS AT 15 OCTOBER 2007

ORDINARY SHARES

Locality	Number of Shareholders	Total Number of Shares Held
Australian Capital Territory	4,874	9,267,036
New South Wales	74,764	338,588,621
Northern Territory	332	302,226
Queensland	15,535	29,701,879
South Australia	10,895	19,802,890
Tasmania	1,548	2,477,630
Victoria	34,826	118,973,636
Western Australia	8,184	10,465,963
Domestic Total	150,958	529,579,881
Overseas Total	1,471	2,982,777
Total	152,429	532,562,658

SAINTS

Locality	Number of Shareholders	Total Number of Shares Held
Australian Capital Territory	310	102,751
New South Wales	4,198	2,066,703
Northern Territory	9	703
Queensland	794	239,622
South Australia	532	174,734
Tasmania	129	27,656
Victoria	1,959	768,810
Western Australia	501	114,578
Domestic Total	8,432	3,495,557
Overseas Total	13	4,443
Total	8,445	3,500,000

SPS

Locality	Number of Shareholders	Total Number of Shares Held
Australian Capital Territory	25	71,715
New South Wales	377	732,765
Queensland	88	48,877
South Australia	52	36,909
Tasmania	7	2,077
Victoria	411	592,314
Western Australia	52	14,693
Domestic Total	1,012	1,499,350
Overseas Total	2	650
Total	1,014	1,500,000

CPS

Locality	Number of Shareholders	Total Number of Shares Held
Australian Capital Territory	327	94,023
New South Wales	3,911	1,363,674
Northern Territory	13	1,527
Queensland	770	183,718
South Australia	403	148,234
Tasmania	92	15,694
Victoria	2,635	1,375,866
Western Australia	328	66,214
Domestic Total	8,479	3,248,950
Overseas Total	2	1,050
Total	8,481	3,250,000

FIVE YEAR HISTORY OF SHARE ISSUES AND DIVIDENDS

ORDINARY SHARES

History of shares issued

Date of Issue	Details	Shares Issued	Issue/ DRP Price ($)
	Balance at 1 October 2002	498,097,921
22/11/02	Employee Reward Share Plan	348,516	18.30
13/12/02	Dividend Reinvestment Plan	2,547,485	18.18
02/07/03	Dividend Reinvestment Plan	3,205,169	21.48
Oct 02 – Sep 03	Exercise of Employee Options	455,000	Various
Oct 02 – Sep 03	Exercise of Employee Awards	938,725	Various
21/11/03	Employee Reward Share Plan	312,571	20.07
19/12/03	Dividend Reinvestment Plan	3,250,056	19.44
02/07/04	Dividend Reinvestment Plan	3,985,496	22.02
Oct 03 – Sep 04	Exercise of Employee Options	30,000	Various
Oct 03 – Sep 04	Exercise of Employee Awards	617,111	Various
19/11/04	Employee Reward Share Plan	288,763	$24.25
17/12/04	Dividend Reinvestment Plan	2,893,267	$24.45
04/07/05	Dividend Reinvestment Plan	2,496,221	$26.02
Oct 04 – Sep 05	Exercise of Employee Options	338,270	Various
Oct 04 – Sep 05	Exercise of Employee Awards	602,893	Various
18/11/05	Employee Reward Share Plan	241,366	$29.03
14/12/05	Dividend Reinvestment Plan	4,482,131	$28.38
21/02/06	Share Buy-Back (Cancelled Shares)	(11,677,657)	$25.69
21/02/06	Conversion of PRYMES	10,309,170	$29.82
04/07/06	Dividend Reinvestment Plan	2,033,263	$28.93
Oct 05 – Sep 06	Exercise of Employee Options	513,522	Various
Oct 05 – Sep 06	Exercise of Employee Awards	269,314	Various
17/11/06	Employee Reward Share Plan	219,878	$33.89
19/12/06	Dividend Reinvestment Plan	2,330,709	$32.33
03/07/07	Dividend Reinvestment Plan	1,879,122	$35.55
06/07/07	Redemption of Perpetual Notes	407,280	$35.58
Oct 06 – Sep 07	Exercise of Employee Options	926,990	Various
Oct 06 – Sep 07	Exercise of Employee Awards	219,756	Various
	Balance at 30 September 2007	532,562,308

History of dividends

Date Paid	Type	Franking	Rate (cents)	DRP ($)
02/07/02	Interim	30%	38	19.22
13/12/02	Final	30%	42	18.18
02/07/03	Interim	30%	45	21.48
19/12/03	Final	30%	50	19.44
02/07/04	Interim	30%	60	22.02
17/12/04	Final	30%	62	24.45
04/07/05	Interim	30%	67	26.02
14/12/05	Final	30%	70	28.38
04/07/06	Interim	30%	74	28.93
19/12/06	Final	30%	77	32.33
03/07/07	Interim	30%	82	35.55

SAINTS

Date Paid	Details
13/08/03	Initial issue of 3,500,000 SAINTS. Issue price $100.00.
22/11/04	Quarterly Dividend of $1.3146, fully franked at 30%
21/02/05	Quarterly Dividend of $1.1677, fully franked at 30%
20/05/05	Quarterly Dividend of $1.2033, fully franked at 30%
22/08/05	Quarterly Dividend of $1.2412, fully franked at 30%
21/11/05	Quarterly Dividend of $1.2268, fully franked at 30%
20/02/06	Quarterly Dividend of $1.2289, fully franked at 30%
22/05/06	Quarterly Dividend of $1.1868, fully franked at 30%
21/08/06	Quarterly Dividend of $1.2774, fully franked at 30%
20/11/06	Quarterly Dividend of $1.3268, fully franked at 30%
20/02/07	Quarterly Dividend of $1.3598, fully franked at 30%
21/05/07	Quarterly Dividend of $1.3157, fully franked at 30%
20/08/07	Quarterly Dividend of $1.3586, fully franked at 30%
20/11/07	Quarterly Dividend of $1.4371, fully franked at 30%

SPS

Date Paid	Details
20/06/06	Initial issue of 1,500,000 SPS. Issue price $100.00.
21/08/06	Quarterly Dividend of $0.8277, fully franked at 30%
20/11/06	Quarterly Dividend of $1.2827, fully franked at 30%
20/02/07	Quarterly Dividend of $1.3157, fully franked at 30%
21/05/07	Quarterly Dividend of $1.2730, fully franked at 30%
20/08/07	Quarterly Dividend of $1.3145, fully franked at 30%
20/11/07	Quarterly Dividend of $1.3930, fully franked at 30%

CPS

Date Paid	Details
19/12/06	Initial issue of 3,250,000 CPS. Issue price $100.00.
21/05/07	Quarterly Dividend of $1.2901, fully franked at 30%
20/08/07	Quarterly Dividend of $1.3321, fully franked at 30%
20/11/07	Quarterly Dividend of $1.4106, fully franked at 30%

ST.GEORGE BANK LIMITED AND ITS CONTROLLED ENTITIES

CONTACT DETAILS

FOR THE YEAR ENDED 30 SEPTEMBER 2007

ABN

St.George Bank Limited

ABN 92 055 513 070

AFSL 240997

Key Dates

Annual General Meeting

(Sydney) 19 December 2007

Shareholder Information Meeting

(Melbourne) 18 June 2008*

Announcement of Results and Ordinary Dividend

•             Interim (half year ended 31 March 2008) 6 May 2008*

•             Final (year ended 30 September 2008) 30 October 2008*

Ordinary Shares

Final Dividend (2007) paid 18 December 2007

•    Ex-dividend trading 23 November 2007

•    Record date 29 November 2007

Interim Dividend (2008) paid 2 July 2008*

•    Ex-dividend trading 2 June 2008*

•    Record date 6 June 2008*

SAINTS, SPS and CPS

Payment date 20 February 2008*

•    Ex-dividend trading 31 January 2008*

•    Record date 6 February 2008*

Payment date 20 May 2008*

•    Ex-dividend trading 30 April 2008*

•    Record date 6 May 2008*

Payment date 20 August 2008*

•    Ex-dividend trading 30 July 2008*

•    Record date 6 August 2008*

Payment date 20 November 2008*

•    Ex-dividend trading 31 October 2008*

•    Record date 6 November 2008*

* Proposed dates only.

Contact Details

St.George Registered Office

St.George House

4-16 Montgomery Street

Kogarah NSW 2217, Australia

Telephone (612) 9236 1111

Facsimile (612) 9952 1000

Secretary: M H S Bowan

St.George Share Registry

Computershare Investor Services Pty Limited

Level 3, 60 Carrington Street

Sydney NSW 2000, Australia

Postal Address: GPO Box 4519

Melbourne VIC 3001, Australia

Telephone 1800 804 457

International (613) 9415 4000

Facsimile (613) 9473 2500

BankSA

97 King William Street

Adelaide SA 5000, Australia

Customer Service 13 13 76

Advance Investor Services

Level 5, 182 George Street

Sydney NSW 2000, Australia

Customer Service 1800 819 935

Asgard Capital Management Limited

Level 38, Central Park

152 St. George’s Terrace

Perth WA 6000, Australia

Customer Service 1800 998 185

Deutsche Bank

(American Depository Receipts)

Depository Receipts Department

Floor 27, 60 Wall Street

New York, NY, USA

Telephone (1 212) 250 1505

Auditor

KPMG

10 Shelley Street

Sydney NSW 2000, Australia

Customer Services

St.George Customer Service Centre	13 33 30
New Account Enquiries and Insurance	13 33 30
dragondirect	1300 301 020
Private Bank	(02) 9236 1882
Business Direct	13 38 00
St.George Financial Advice Contact Centre	1300 367 240
St.George Margin Lending	1300 304 065
Automotive Finance and Business
Equipment Finance	1300 301 315
Group Treasury and Capital Markets	(02) 9320 5555
Advance Investor Services	1800 819 935
ASGARD Investor Services	1800 998 185
Customer Relations	1800 804 728

Email/Internet

Email: stgeorge@stgeorge.com.au

Internet: www.stgeorge.com.au

Credit Ratings

	Short	Long
	Term	Term

Standard & Poor’s	A-1	A+
Moody’s	P-1	Aa2
Fitch Ratings	F1	A+

Shareholder Update NOT Required

Shareholders who do not wish to receive the Shareholder Update should contact the St.George share registry on 1800 804 457.

Alternatively, if you would like to be notified by email with a link to our Shareholder update or Annual Report online please visit www.investorcentre.com/au and provide your email address. If you are new to the Investor Centre website, simply click “Register Now” and enter your SRN and postcode.

Designed and produced by Ross Barr & Associates Pty Limited

Photography by John Marmaras